Exhibit (a)-(1)

PROXY STATEMENT OF THE COMPANY

            , 2016

Shareholders of China Ming Yang Wind Power Group Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of China Ming Yang Wind Power Group Limited (the “Company”) to be held on             ,              at          a.m. (Beijing Time). The meeting will be held at                     . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On February 2, 2016, the Company entered into an agreement and plan of merger (the “merger agreement”) with Zhongshan Ruisheng Antai Investment Co., Ltd, a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”), Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”) and Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”). If the merger is completed, at the effective time of the merger, the Surviving Company will be beneficially owned by Mr. Chuanwei Zhang (“Mr. Zhang”), Ms. Ling Wu (“Ms. Wu”), First Windy Investment Corp. and Rich Wind Energy Three Corp. (collectively, the “Chairman Parties”), Yuan Li, Eapard Investment Management Co., Ltd., Cai Stephanie Ye, SCGC Capital Holding Company Limited, Ironmont Investment Co., Ltd. Jinfa Wang, Jianren Wen, Jiawan Cheng, Guomin Chen, Xueliang Ma, Yunshan Jin, Yanhua Li, Renjing Cao, Longquan Yan and Zhongmin Shen (collectively, and together with the Chairman Parties, the “Rollover Shareholders”) and the Sponsors (as defined below). At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement and the plan of merger, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Each of Holdco, Parent and Merger Sub are formed solely for purposes of the merger. Parent is wholly owned by Holdco, which is wholly owned by Mr. Zhang and Mr. Rui Zhang, a citizen of the People’s Republic of China and the son of Mr. Zhang, and controlled by Mr. Zhang, the chairman of the board of directors of the Company (the “Board”) and chief executive officer of the Company, and at the time of the consummation of the merger will be beneficially owned by Shanghai Dajun Guancheng Capital Fund, Shanghai Dajun Asset Management Fund, Zhejiang Dajun Asset Management Company Limited, Dajun Shengshi Selection Investment Fund, Guangzhou HYAF Fund Management Ltd. Company, Guangzhou Huifu Kaile Investment (L.P.), Guangzhou Huiyin Bosen Investment (L.P.), Anhui Zhongan Xinzhao Private Equity Investment LLP (collectively, the “Sponsors”) and Mr. Zhang. The Chairman Parties, the Sponsors, Holdco, Parent and Merger Sub are collectively referred to herein as the “Consortium.” Members of the Consortium and the Rollover Shareholders are collectively referred to herein as the “Buyer Group.” As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own, in the aggregate, 70,528,755 ordinary shares in the Company (collectively, the “Rollover Shares”), which represent approximately 43.9% in number and voting rights of the Company’s issued and outstanding ordinary shares, par value US$0.001 per share (each, a “Share”). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and, as a result of the merger, the American depositary shares, each representing one Share (the “ADSs”), will no longer be listed on the New York Stock Exchange and the ADSs program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger (the “Effective Time”), each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time, other than (a) the Rollover Shares, (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Islands Companies Law”) (the “Dissenting Shares”), (c) Shares owned by any of the Company and its Subsidiaries (the “Group Companies”) (if any) and (d) Shares (Including Shares held by the ADS Depositary (as defined below) in respect of ADSs) reserved (but not yet allocated) by the Company, immediately prior to the Effective Time, for issuance and allocation upon exercise or settlement of each outstanding option award issued by the Company pursuant to the Company’s 2010 Equity Incentive Plan (as amended on September 1, 2013) that entitles the holder thereof to purchase one Share upon the vesting of such award (the “Company Share Awards”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled and cease to exist in exchange for the right to receive US$2.51 in cash per Share without interest and net of any applicable withholding taxes. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US$2.51 in cash per ADS without interest and net of any applicable withholding taxes. The holders of ADSs will bear any applicable fees, charges and expenses of Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) in connection with the distribution of the merger consideration to holders of ADSs, including applicable cancellation fees pursuant to the terms and conditions of the deposit agreement, dated as of October 6, 2010, by and among the Company, the ADS Depositary and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). If the Merger is completed, the Excluded Shares (other than the Dissenting Shares), including Excluded Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor. Each Rollover Share issued and outstanding immediately prior to the Effective Time will be converted into one ordinary share of the Surviving Company and no cash consideration will be received by the holders thereof. The Dissenting Shares issued and outstanding immediately prior to the Effective Time will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Law.

In addition, at the Effective Time, the Company will (i) cancel all options to purchase Shares (the “Company Options”) under the Company’s 2010 Equity Incentive Plan (the “Share Incentive Plan”) that are then vested, outstanding and unexercised. Each holder of such cancelled Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of US$2.51 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) convert each Company Option under the Share Incentive Plan that is then unvested, outstanding and unexercised into an option to purchase ordinary shares of Parent or an affiliate of Parent with substantially the same terms and conditions as the cancelled Company Options.

The Consortium intends to fund the merger consideration through the proceeds from (i) a committed loan facility in the aggregate principal amount of RMB 700 million to be provided by China Construction Bank Guangdong Branch (the “Debt Financing Source”) pursuant to a debt commitment letter dated as of February 2, 2016 by and between Holdco and the Debt Financing Source, and (ii) equity commitment letters in the aggregate amount of US$127 million from Mr. Zhang and the Sponsors.

The Special Committee, composed solely of independent and disinterested directors unaffiliated with any member of the management of the Company or the Buyer Group, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. On February 2, 2016, the Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders other than shareholders who are affiliates of the Company or are members of the Buyer Group (such unaffiliated shareholders are referred to herein as the “Unaffiliated Shareholders”), (b) declared it advisable to enter into the merger agreement, the plan of merger and the transactions contemplated thereby, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

On February 2, 2016, the Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Shareholders, and declared it advisable, to enter into the merger agreement, the plan of merger and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated with any member of the management of the Company or any member of the Buyer Group, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the outstanding Shares and of the total number of votes represented by the Company’s issued and outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is             ,          at          a.m. (Beijing Time). Each shareholder has one vote for each ordinary share held as of the close of business in the Cayman Islands on             ,         .

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

The ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex H to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on             ,         , the ADS record date. The ADS depositary must receive such instructions no later than          p.m. (New York City Time) on             ,         . If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company (the “Designee”), unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the Shares represented by the ADSs . Likewise, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the Shares represented by the ADSs, the Designee will receive a discretionary proxy from the ADS depositary for such uninstructed ADSs and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, and FOR any adjournment of the extraordinary general meeting.

Holders of ADSs will not be able to attend or vote at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on             ,         , the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on             ,          together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A. - Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADSs program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, and FOR the resolution to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, in the event that there are insufficient proxies received to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who elect to dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE          P. M. (NEW YORK CITY TIME) ON             ,         , AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

v

If you have any questions or need assistance voting your Shares or ADSs, please call our Investor Relations Department at +86-760-2813-8698.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Dabing Zhou	Chuanwei Zhang
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated             ,         , and is first being mailed to the Company’s shareholders and ADS holders on or about             ,         .

CHINA MING YANG WIND POWER GROUP LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

            ,

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of China Ming Yang Wind Power Group Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on             ,          at          a.m. (Beijing time) at         .

Only registered holders of ordinary shares of the Company, par value US$0.001 per share (each, a “Share”), at the close of business in the Cayman Islands on             ,          (the “Share Record Date”) or their proxy holders are entitled to attend and to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of February 2, 2016 (the “Merger Agreement”), among Zhongshan Ruisheng Antai Investment Co., Ltd, a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”), Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”), Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved; THAT each of the members of the special committee of the board of directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Mr. Chuanwei Zhang (“Mr. Zhang”), Ms. Ling Wu (“Ms. Wu”), First Windy Investment Corp., Rich Wind Energy Three Corp. (collectively, the “Chairman Parties”), Yuan Li, Eapard Investment Management Co., Ltd., Cai Stephanie Ye, SCGC Capital Holding Company Limited, Ironmont Investment Co., Ltd., Jinfa Wang, Jianren Wen, Guomin Chen, Xueliang Ma, Yunshan Jin, Yanhua Li, Renjing Cao, Jiawan Cheng, Longquan Yan and Zhongmin Shen (collectively with the Chairman Parties, the “Rollover Shareholders”) have entered into (i) a rollover agreement, dated as of February 2, 2016 (the “Rollover Agreement”) and (ii) a support agreement, dated as of February 2, 2016 (the “Support Agreement”) with Parent. Pursuant to the Rollover Agreement and the Support Agreement, the Rollover Shareholders have agreed, among other things, that: (a) each Rollover Shareholder will vote all of the Shares (including Shares represented by the Company’s American depositary shares (“ADSs”)) beneficially owned by them respectively in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) each of the 70,528,755 Shares (the “Rollover Shares”) held by them will, at the effective time of the merger (the “Effective Time”), be converted into one share of the Surviving Company and no other consideration will be paid to such Rollover Shareholders with respect to the Rollover Shares. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the total number of issued and outstanding Shares, which represents approximately 43.9% of the total voting rights of the Company’s issued and outstanding Shares. The Rollover Shareholders will, together with Shanghai Dajun Guancheng Capital Fund, Shanghai Dajun Asset Management Fund, Zhejiang Dajun Asset Management Company Limited, Dajun Shengshi Selection Investment Fund, Guangzhou HYAF Fund Management Ltd. Company, Guangzhou Huifu Kaile Investment (L.P.), Guangzhou Huiyin Bosen Investment (L.P.), Anhui Zhongan Xinzhao Private Equity Investment LLP (collectively, the “Sponsors”), beneficially own the Company immediately following the consummation of the Merger. The Chairman Parties the Sponsors, Holdco, Parent and Merger Sub are collectively referred to herein as the “Consortium.” Members of the Consortium and the Rollover Shareholders are collectively referred to herein as the “Buyer Group.”

After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company (the “Special Committee”), composed solely of independent and disinterested directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the board of directors of the Company (the “Board”) unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the shareholders and ADS holders of the Company, other than shareholders and ADS holders who are affiliates of the Company or are members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Shareholders”) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions, including the Merger; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Rollover Shareholders, as a group, beneficially own approximately 43.9% of the total voting rights of the Company’s issued and outstanding Shares. Accordingly, based on the number of Shares expected to be issued and outstanding on the Share Record Date and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, and assuming each of the Rollover Shareholders complies with the terms of the Support Agreement and the Rollover Agreement, a quorum will be present at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, telephone: +86-760-2813-8698 no later than             ,         at         a.m. (Beijing time)). The proxy card is the “instrument of proxy” and the “instrument appointing proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting . Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on             ,          (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions to Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than          p.m. (New York City time) on             ,          in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on             ,         , the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             ,          together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement, dated as of October 6, 2010, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE          P.M. (NEW YORK CITY TIME) ON             ,          , AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call the Company’s Investor Relations Department at +86-760-2813-8698, or by email at ir@mywind.com.cn.

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting in any event may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, or which is otherwise directed by the chairman to be deemed to have been duly deposited) will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company’s Investor Relations at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, telephone: +86-760-2813-8698 , before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

x

BY ORDER OF THE BOARD OF DIRECTORS,

Chuanwei Zhang

Chairman of the Board

, 2016

PROXY STATEMENT

Dated             ,

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of China Ming Yang Wind Power Group Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Company’s Investor Relations Department at +86-760-2813-8698, or by email at ir@mywind.com.cn.

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 113. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to China Ming Yang Wind Power Group Limited. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is a leading wind energy solution provider in China, focusing on designing, manufacturing, selling and servicing megawatt-class wind turbines, including SCD (Super Compact Drive) solutions, and providing post-sales value-added maintenance and technology upgrade services to wind farm owners. The Company cooperates with aerodyne Energiesysteme, a wind turbine design firms based in Germany, to co-develop wind turbines. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its principal executive office located at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The Company’s telephone number at this address is +86-760-2813-8666.

For a description of the Company’s history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission (the “SEC”) on April 30, 2015, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 113 for a description of how to obtain a copy of the Company’s Annual Report.

Holdco

Zhongshan Ruisheng Antai Investment Co., Ltd is a limited liability company incorporated under the laws of the People’s Republic of China currently 99.9% owned by Mr. Chuanwei Zhang, the Company’s chairman and chief executive officer, with the remaining 0.01% owned by Mr. Rui Zhang, the son of Mr. Zhang, and is controlled by Mr. Zhang (“Holdco”). Holdco was formed by Ms. Wu solely for the purpose of holding the equity interest in Parent (as defined below) and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. At the effective time of the Merger (the “Effective Time”), Holdco will be beneficially owned by Mr. Zhang and the Sponsors. The business address of Holdco is Room 101, Ming Yang Electrical Office Building, 25 Jiang Ling West Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8888.

Parent

Regal Concord Limited is a business company with limited liability incorporated under the laws of the British Virgin Islands wholly owned by Holdco (“Parent”). Parent was formed for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. The business address of Parent is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Merger Sub

Regal Ally Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Merger Sub was formed by Parent solely for the purpose of effecting the Merger. The business address of Merger Sub is Unit 201, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong. The telephone number at this address is +852-2527-5497.

Mr. Chuanwei Zhang

Mr. Chuanwei Zhang (“Mr. Zhang”) founded the Company in June 2006 and has served as its chairman and the chief executive officer since then. Mr. Zhang is a citizen of the People’s Republic of China. The business address of Mr. Zhang is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

First Windy Investment Corp.

First Windy Investment Corp. (“First Windy”) is a business company with limited liability incorporated under the laws of the British Virgin Islands. First Windy is an investment holding company wholly owned by Mr. Zhang. Mr. Zhang is the sole director of First Windy. The business address of First Windy is Unit 201, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong. The telephone number at this address is +852-25275497.

Ms. Ling Wu

Ms. Ling Wu (“Ms. Wu”) is Mr. Zhang’s wife and a citizen of Saint Christopher and Nevis. The business address of Ms. Wu is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Rich Wind Energy Three Corp.

Rich Wind Energy Three Corp. (“Rich Wind”) is a business company with limited liability incorporated under the laws of the British Virgin Islands. Rich Wind is an investment holding company wholly owned by Ms. Wu. Ms. Wu is the sole director of Rich Wind. The business address of Rich Wind is Unit 201, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong. The telephone number at this address is +852-25275497.

Anhui Zhongan Xinzhao Private Equity Investment LLP

Anhui Zhongan Xinzhao Private Equity Investment LLP (“Anhui Zhongan “) is a limited partnership formed under the laws of the People’s Republic of China. Anhui Zhongan is primarily engaged in the business of making equity investments and is managed by China Merchants Kunlun Capital Co., Ltd. The business address of Anhui Zhongan is 20F Tower B, East Pacific International Center, No.7888 Shennan Avenue, Futian District, Shenzhen 518040, People’s Republic of China. The telephone number is +86-755-8891-7931.

Shanghai Dajun Guancheng Capital Fund

Shanghai Dajun Guancheng Capital Fund (“Dajun Guancheng”) is a limited partnership formed under the laws of the People’s Republic of China. Dajun Guancheng is principally engaged in the business of making equity investments.. The general partner of Dajun Guancheng is Dajun Asset (defined below), which is a limited partnership, of which the general partner is Mr. Xiang Hu. The business address of Dajun Guancheng is Room 1601, Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, 100140, People’s Republic of China. The telephone number at this address is +86 (010) 5608-6973.

Shanghai Dajun Asset Management Fund

Shanghai Dajun Asset Management Fund (“Dajun Asset”) is a limited partnership formed under the laws of the People’s Republic of China. Dajun Asset is principally engaged in the business of making equity investments. The general partner of Dajun Asset is Mr. Xiang Hu. The business address of Dajun Asset is Room 1601, Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, 100140, People’s Republic of China. The telephone number at this address is +86 (010) 5608-6973.

Zhejiang Dajun Asset Management Company Limited

Zhejiang Dajun Asset Management Company Limited (“Zhejiang Dajun”) is a limited liability company formed under the laws of the People’s Republic of China, which is principally engaged in the business of making equity investments. The business address of Zhejiang Dajun is Room 1601, Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, 100140, People’s Republic of China. The telephone number at this address is +86 (010) 5608-6973.

Dajun Shengshi Selection Investment Fund

Dajun Shengshi Selection Investment Fund (“Dajun Shengshi”) is a private equity fund raised under the laws of the People’s Republic of China. Dajun Shengshi is managed by Zhejiang Dajun. The business address of Zhejiang Dajun is Room 1601, Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, 100140, People’s Republic of China. The telephone number at this address is +86 (010) 5608-6973.

Guangzhou HYAF Fund Management Ltd. Company

Guangzhou HYAF Fund Management Ltd. Company (“Guangzhou HYAF”) is a limited liability company organized under the laws of the People’s Republic of China, which principally operates as a private equity investment company. The business address of Guangzhou HYAF is J20, Section 1, 1101, Nansha Finance Building, No. 171, Haibin Road, Nansha, Guangzhou 510000, People’s Republic of China. The telephone number at this address is +86 (020) 2338-8666.

Guangzhou Huifu Kaile Investment (L.P.)

Guangzhou Huifu Kaile Investments (L.P.) (“Guangzhou Huifu”) is a limited partnership formed under the laws of the People’s Republic of China. Guangzhou Huifu is principally engaged in the business of private equity investments. The general partner of Guangzhou Huifu is Guangzhou HYAF. The business address of Guangzhou Huifu is Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China. The telephone number at this address is +86 (020) 2338-8666.

Guangzhou Huiyin Bosen Investment (L.P.)

Guangzhou Huiyin Bosen Investment (L.P.) (“Guangzhou Huiyin”) is a limited partnership formed under the laws of the People’s Republic of China. Guangzhou Huiyin is principally engaged in the business of private equity investments. The general partner of Guangzhou Huiyin is Guangzhou HYAF. The business address of Guangzhou Huiyin is Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China. The telephone number at this address is +86 (020) 2338-8666.

Mr. Zhongmin Shen

Mr. Zhongmin Shen (“Mr. Shen”) has served as the Company’s vice-chairman and has been a director of the Company since July 2015. Mr. Shen is a citizen of the Hong Kong Special Administrative Region. The business address of Mr. Shen is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Mr. Jianren Wen

Mr. Jianren Wen (“Mr. Wen”) has served as the Company’s president since February 2015 and became a director of the Company since April 2015. Mr. Wen is a citizen of the People’s Republic of China. The business address of Mr. Wen is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Mr. Jinfa Wang

Mr. Jinfa Wang (“Mr. Wang”) joined the Company in 2008 and has served as its senior vice president in charge of general administration, human resources and government resources since February 2012. Mr. Wang has served as the Company’s director since October 2014. Mr. Wang is a citizen of the People’s Republic of China. The business address of Mr. Wang is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Mr. Jiawan Cheng

Mr. Jiawan Cheng (“Mr. Cheng”) joined the Company in 2008 and has served as its chief operation officer since March 2013. Mr. Cheng is a citizen of the People’s Republic of China. The business address of Mr. Cheng is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Mr. Yunshan Jin

Mr. Yunshan Jin (“Mr. Jin”) has served as the Company’s vice president in charge of domestic sales and marketing since 2008. Mr. Jin is a citizen of the People’s Republic of China. The business address of Mr. Jin is Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

Throughout this proxy statement, Mr. Zhang, First Windy, Ms. Wu and Rich Wind are collectively referred to herein as the “Chairman Parties”, Mr. Wang, Mr. Wen, Mr. Cheng, Mr. Jin and Mr. Shen are collectively referred to herein as the “Management Filing Persons”, Guomin Chen, Xueliang Ma, Yanhua Li, Renjing Cao, Longquan Yan and the Management Filing Persons are collectively referred to herein as the “Management Shareholders”, Yuan Li, Eapard Investment Management Co. Ltd, Cai Stephanie Ye, SCGC Capital Holding Company Limited, Ironmont Investment Co., Ltd., the Chairman Parties and the Management Shareholders are collectively referred to herein as the “Rollover Shareholders,” Guangzhou Huifu, Guangzhou HYAF, Guangzhou Huiyin, Dajun Guancheng, Dajun Asset, Zhejiang Dajun, Dajun Shengshi and Anhui Zhongan are collectively referred to herein as the “Sponsors,” Mr. Zhang, Guangzhou Huifu, Dajun Guancheng and Anhui Zhongan are collectively referred to herein as the “Guarantors. “ The Chairman Parties, the Sponsors, Holdco, Parent and Merger Sub are collectively referred to herein as the “Consortium,” members of the Consortium and the Rollover Shareholders are collectively referred to herein as the “Buyer Group,” the Consortium and the Management Filing Persons are collectively referred to herein as the “Buyer Group Filing Persons.”

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex E of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 82)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of February 2, 2016 among the Company, Holdco, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). The Surviving Company will be owned by Parent (which will be beneficially owned by Mr. Zhang and the Sponsors) and the Rollover Shareholders, and will continue to do business under the name “China Ming Yang Wind Power Group Limited” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and the Company’s ADSs will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs under the Exchange Act will be terminated. After the Effective Time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and our shareholders (consisting of Parent and the Rollover Shareholders) will not enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 82)

Under the terms of the Merger Agreement, at the Effective Time, each Share, including Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time, other than (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”), (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Islands Companies Law”) (the “Dissenting Shares”), (c) Shares owned by any of the Company and its Subsidiaries (the “Group Companies”) (if any) and (d) Shares (Including Shares held by the ADS Depositary (as defined below) in respect of ADSs) reserved (but not yet allocated) by the Company, immediately prior to the Effective Time, for issuance and allocation upon exercise or settlement of each outstanding option award issued by the Company pursuant to the Company’s 2010 Equity Incentive Plan that entitles the holder thereof to purchase one Share upon the vesting of such award (the “Company Share Awards”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled and cease to exist in exchange for the right to receive US$2.51 (the “Per Share Merger Consideration”) and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) will be cancelled in exchange for the right to receive US$2.51 (the “Per ADS Merger Consideration”), in each case, in cash, without interest and net of any applicable withholding taxes. The holders of ADSs will bear any applicable fees, charges and expenses of Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of October 6, 2010, by and among the Company, the ADS Depositary and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). If the Merger is completed, each Rollover Share issued and outstanding immediately prior to the Effective Time will be converted into one ordinary share of the Surviving Company at the Effective Time and holders thereof will not be entitled to receive the consideration described in the immediately preceding sentence. The Excluded Shares (other than the Dissenting Shares), including Excluded Shares represented by ADSs (other than ADSs that represent the Dissenting Shares), issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares issued and outstanding immediately prior to the Effective Time will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Law.

Treatment of Company Options (Page 83)

At the Effective Time, the Company will (i) cancel all options to purchase Shares (the “Company Options”) under the Company’s 2010 Equity Incentive Plan (the “Share Incentive Plan”) that are then vested, outstanding and unexercised and each holder of such cancelled Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of US$2.51 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) convert each Company Option under the Share Incentive Plan that is then unvested, outstanding and unexercised into an option with substantially the same terms and conditions as the cancelled Company Options to purchase the number of ordinary shares of Parent or an affiliate of Parent that is equal to the product of (A) the number of Shares subject to such unvested Company Options immediately prior to the Effective Time, multiplied by (B) a fraction, the numerator of which shall be the Per Share Merger Consideration and the denominator of which shall be the fair market value of an ordinary share of Parent or such Affiliate of Parent at the Effective Time as determined in good faith by the board of directors of Parent or such Affiliate of Parent (such fraction, the “Option Exchange Ratio”) at an exercise price per ordinary share of Parent or such Affiliate of Parent (rounded up to the nearest whole cent) equal to (x) the exercise price for each such Ordinary Share subject to such Unvested Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio.

Record Date and Voting Information (Page 76)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on             ,         , the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is             ,          at          a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on             ,          (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions to the ADS depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than          p.m. (New York City time) on             ,          in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on             ,         , the Share Record Date. Each holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 160,534,813 Shares entitled to be voted at the extraordinary general meeting. See “Summary Term Sheet—Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 76)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of the Shares representing two-thirds or more of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”).

As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of 70,528,755 Shares, which represents approximately 43.9% of the total issued and outstanding Shares entitled to vote and approximately 43.9% of the total voting rights of the Company’s issued and outstanding Shares, in each case as of the date of this proxy statement. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108 for additional information. Pursuant to the terms of the Support Agreement and the Rollover Agreement, these Shares (including such Shares represented by ADSs) will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Based on the number of Shares expected to be issued and outstanding on the Share Record Date and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, and assuming each of the Rollover Shareholders complies with the terms of the Support Agreement and the Rollover Agreement, a quorum will be present at the extraordinary general meeting.

Voting Information (Page 75)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             ,         , at          a.m. (Beijing Time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Dissenters’ Rights of Shareholders and ADS Holders (Page 103)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE          P.M. (NEW YORK CITY TIME) ON             ,         , AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 54)

The primary purpose of the Merger is to enable Buyer Group to acquire 100% beneficial ownership and control of the Company in a transaction in which the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Shareholders”), will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Buyer Group Filing Persons’ Purposes of and Reasons for the Merger” beginning on page 54 for additional information.

The ADSs representing Shares are currently listed on the NYSE under the symbol “MY.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Mr. Zhang and the Sponsors, through Parent and the Rollover Shareholders. Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. Upon the filing of the Form 15, the Company’s obligation to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies will be suspended. Following the completion of the Merger, the Company’s shareholders (i.e., Parent and the Rollover Shareholders) will not enjoy the rights or protections that the U.S. federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate. See “Special Factors—Effects of the Merger on the Company” beginning on page 54 for additional information.

Plans for the Company after the Merger (Page 58)

Following the consummation of the Merger, Parent (who will then be beneficially owned by Mr. Zhang and the Sponsors) and the Rollover Shareholders will own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company.

Recommendations of the Special Committee and the Board (Page 35)

A special committee of the Board (the “Special Committee”), composed solely of independent and disinterested directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Shareholders, (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The board of directors of the Company (the “Board”), acting upon the unanimous recommendation of the Special Committee, unanimously, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Shareholders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions, including the Merger; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Shareholders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 55 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group Filing Persons as to Fairness (Page 41)

Each Buyer Group Filing Person believes that the Merger is fair to the Unaffiliated Shareholders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group Filing Persons as to the Fairness of the Merger” beginning on page 41.

Each Buyer Group Filing Person is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Buyer Group Filing Person as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 59)

The Company and the Consortium estimate that the total amount of funds necessary to complete the Merger and the related Transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$237 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Consortium did not consider the value of the Rollover Shares which will, in connection with and at the Effective Time, be converted into shares of the Surviving Company and holders of such Rollover Shares will, at the Effective Time, receive no consideration in the Merger.

The Consortium expects to provide this amount through the proceeds from (i) a committed loan facility of RMB 700 million in aggregate principal amount contemplated by a debt commitment letter, dated as of February 2, 2016 (the “Debt Commitment Letter”), issued by China Construction Bank Guangdong Branch (the “Debt Financing Source”) to Holdco, and (ii) equity commitments in the aggregate amount of US$127 million in cash from Mr. Zhang and the Sponsors pursuant to their respective equity commitment letters (the “Equity Commitment Letters”) for Merger Sub to consummate the Merger. See “Special Factors—Financing of the Merger” beginning on page 59 for additional information.

Limited Guarantees (Page 61)

Concurrently with the execution and delivery of the Merger Agreement, each of the Guarantors executed and delivered a Limited Guarantee in favor of the Company, pursuant to which it agreed to guarantee a percentage of the payment obligations of Parent under the Merger Agreement for the termination fee and certain cost and expense that in each case, may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. See “Special Factors—Limited Guarantees” beginning on page 61 for additional information.

Rollover Agreement (Page 62)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into a Rollover Agreement (as may be amended from time to time, the “Rollover Agreement”) with Parent. Pursuant to the Rollover Agreement, among other things, each Rollover Shares will, at the Effective Time, be converted into one ordinary share of the Surviving Company and upon the terms and subject to the conditions thereof the Rollover Shareholders will receive no consideration in the Merger. As of the date of the proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the total number of issued and outstanding Shares, which represents approximately 43.9% of the total voting rights of the Company’s issued and outstanding Shares.

Support Agreement (Page 63)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into a Support Agreement (as may be amended from time to time, the “Support Agreement”) with Parent. Pursuant to the Support Agreement, among other things, each Rollover Shareholder will vote all of the Shares (including Shares represented by ADSs) beneficially owned by such Rollover Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of the proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the total number of issued and outstanding Shares, which represents approximately 43.9% of the total voting rights of the Company’s issued and outstanding Shares.

Consortium Agreement (Page 62)

On February 2, 2016, certain members of the Consortium entered into a consortium agreement (the “Consortium Agreement”), pursuant to which, each of the parties thereto agreed, among other things, to form a consortium to (i) participate in transactions together to acquire the Company that would result in a delisting of the Company from NYSE and its equity securities to be eligible for deregistration under the Exchange Act, (ii) work exclusively with each other to consummate the transactions to acquire the Company, (iii) use their respective reasonable best efforts and cooperate in good faith to arrange debt financing to support the transactions, and (iv) form transaction vehicles to consummate the transactions to acquire the Company. On February 4, 2016, Anhui Zhongan entered into an adherence agreement to the Consortium Agreement, pursuant to which Anhui Zhongan became a party to the Consortium Agreement and agreed to join the Consortium.

Opinion of Duff & Phelps, LLC (“Duff & Phelps”), the Special Committee’s Financial Advisor (Page 45)

The special committee retained Duff & Phelps LLC (“Duff & Phelps”) to act as its financial advisor in connection with the Merger. On February 2, 2016, Duff & Phelps rendered its oral opinion, subsequently confirmed in writing, to the special committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The opinion of Duff & Phelps was addressed to the special committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of the Shares (other than the Excluded Shares) and the ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C o this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 45 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 63)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of equity interests in the Surviving Company by the Chairman Parties and the Management Shareholders after the Effective Time;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	the compensation of members of the Special Committee in exchange for their services in such capacity is US$80,000 for Mr. Dabing Zhou and US$60,000 for Mr. Stephen Markscheid (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

As of the date of this proxy statement, Mr. Zhang, the chairman and chief executive officer of the Company, beneficially owns (a) 52,428,899 Shares (including Shares represented by ADSs), which represent approximately 32.7% in number and voting rights of the Company’s issued and outstanding Shares, and (b) Company Options to purchase 173,334 Shares. Our directors and executive officers (other than Mr. Zhang) collectively beneficially own (a) 1,857,397 Shares (including Shares represented by ADSs), which represent approximately in number and voting rights of the Company’s issued and outstanding Shares, and (b) Company Options to purchase 965,107 Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108. The amount of cash payments Mr. Zhang will receive in respect of the Company Share Awards held by him if the Merger is consummated is approximately US$211,467.

The maximum amount of cash payments our directors and executive officers (excluding Mr. Zhang) may receive in respect of their Shares and Company Share Awards if the Merger is consummated is, in aggregate, approximately US$2,014,516. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for additional information.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for additional information.

No Solicitation of Transactions (Page 91)

The Merger Agreement restricts the Company’s and its Board’s ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”). See and read carefully “The Merger Agreement—No Solicitation of Transactions” and “The Merger Agreement— No Change of Recommendation” beginning on page 91 and page 92, respectively.

Conditions to the Merger (Page 96)

The obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by Company Shareholder Approval at the extraordinary general meeting;

•	no governmental entity of competent jurisdiction having issued any injunction, restraining order or judgement which is then in effect that prohibits the consummation of the Transactions; and

•	all consent, approval, authorization or permit of, compliance with the registration and filing of the documents as required by certain specified laws and regulations, including in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations shall have been obtained and be in full force and effect; and (ii) all other regulatory approvals shall have been obtained and be in full force and effect, except where the failure to obtain such other regulatory approvals would not, individually or in the aggregate, (A) have a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) or (B) prevent the consummation of any of the Transactions.

The obligations of Holdco, Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct in all aspects as of the date of the Merger Agreement and as of the closing date of the Merger in each case without giving effect to any qualification by “materiality” or Company Material Adverse Effect, except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to certain exceptions;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

•	since the date of the Merger Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect;

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions; and

•	the holders of no more than fifteen percent (15%) of the Shares shall have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Holdco, Parent and Merger Sub in the Merger Agreement being true and correct in all material aspects as of the date of the Merger Agreement and as of the closing date of the Merger (in each case interpreted without giving effect to any qualification by “materiality”), as if made on and as of such date, except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•	Holdco, Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger; and

•	Holdco, Parent and Merger Sub having each delivered to the Company a certificate, dated the closing date of the Merger, signed by a director of Holdco, Parent and Merger Sub, respectively certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement (Page 97)

The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (provided, that, in the case of the Company, any such action must be authorized by a unanimous recommendation of the Special Committee):

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, if:

•	the Merger is not consummated by February 2, 2017 (the “Termination Date”), provided that this right to terminate the Merger Agreement will not be available to any party if the circumstances described in this termination right are primarily caused by such party’s failure to comply with its obligations under the Merger Agreement;

•	any final non-appealable judgment, restraining order or permanent injunction which is in effect as of such date that prohibits the consummation of the Transactions and has been issued by any governmental authority in any jurisdiction that is material to Holdco, Parent or the Company, provided that this right to terminate the Merger Agreement shall not be available to any party if the circumstances described in this termination right were primarily caused by such party’s failure to comply with its obligations under the Merger Agreement; or

•	the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger or the Transactions at the extraordinary general meeting or any adjournment thereof;

(c)	by Parent:

•	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the corresponding conditions to closing would not be satisfied prior to the Termination Date, provided that Holdco, Parent and Merger Sub is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement; or

•	if (A) there shall have been a Change in the Company Recommendation (as defined below), (B) the Board shall have adopted, approved, endorsed or recommended, or shall have proposed publicly to adopt, approve, endorse or recommend, an Acquisition Proposal (as defined below), (C) the Company or any of its subsidiaries shall have consummated any Acquisition Proposal or entered into any Alternative Acquisition Agreement (as defined below), (D) the Company shall have failed to include the Company Recommendation (as defined below) in the proxy statement, or (E) a tender offer or exchange offer by a third party for any Shares representing ten percent (10%) or more of the outstanding Shares is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) business days after the public announcement of such tender offer or exchange offer;

(d)	by the Company:

•	upon a breach by Holdco, Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Holdco, Parent and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied prior to the Termination Date, provided that the Company is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

•	if (a) all the conditions to closing for the obligations of Holdco, Parent and Merger Sub to consummate the Merger have been satisfied or waived by Holdco, Parent and Merger Sub, (b) the Company has irrevocably confirmed by written notice to Parent that all conditions to the obligations of the Company have been satisfied or waived and the Company stands ready, willing and able to consummate the Transactions during such period, and (c) Parent and Merger Sub have not funded the Closing within fifteen business days;

•	prior to receipt of the Company Shareholder Approval, the Board, upon the unanimous recommendation of the Special Committee, has authorized the Company to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”), provided that the Superior Proposal did not result from any breach by the Company of its non-solicitation obligations under the Merger Agreement and immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under “Termination Fees and Reimbursement of Expenses”; or

•	prior to receipt of the Company Shareholder Approval, the Board, upon the unanimous recommendation of the Special Committee, has authorized the Company to terminate the Merger Agreement as a result of an Intervening Event (as defined in the Merger Agreement), provided that immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under “Termination Fees and Reimbursement of Expenses”.

Termination Fees and Reimbursement of Expenses (Page 99)

The Company is required to pay Parent a termination fee of US$6 million if the Merger Agreement is terminated (i) by Parent if (a) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement; (b) the Board changes its recommendation in favor of the Merger; (c) the Board adopts, approves, endorses or recommends an Acquisition Proposal; (d) the Company consummates any Acquisition Proposal or enters into any Alternative Acquisition Agreement; or (e) the Board fails to recommend against a tender or exchange offer for Shares that constitutes an Acquisition Proposal (within ten business days from the public announcement of the commencement of such Acquisition Proposal); (ii) by the Company (a) in order to enter into an alternative agreement with respect to a Superior Proposal, (b) in the event that the Board terminates the Merger Agreement as required by the directors’ fiduciary duties in connection with an Intervening Event, or (c) in the event that a bona fide Acquisition Proposal has been publicly made and within twelve months following the termination of the Merger Agreement by either Parent or the Company because the closing of the Merger was not consummated prior to the Termination Date or Company Shareholder Approval was not obtained, the Company consummates or enters into a definitive agreement with respect to such Acquisition Proposal. Notwithstanding anything in the foregoing to the contrary, in the event that the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal that is received by the Company or otherwise made to the Company’s shareholders within 30 days of the date of the Merger Agreement, then the Company is required to pay Parent a termination fee of US$3.75 million.

Parent is required to pay the Company a termination fee of US$12 million in the event the Merger Agreement is terminated by the Company due to (i) a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement, (ii) the failure of Parent to complete the Merger within fifteen business days following the date on which the closing should have occurred pursuant to the Merger Agreement and (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (or waived by Parent and Merger Sub) and (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing; (iii) by the Company or by Parent if (A) the closing of the Merger was not consummated prior to the Termination Date, (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that all consent, approval, authorization or permit of, compliance with the registration and filing of the documents as required by applicable laws and regulations in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations and all other regulatory approvals would not have been obtained and be in full force and effect, and (C) all conditions to Closing (other those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for all consent, approval, authorization or permit of, compliance with the registration and filing of the documents as required by applicable laws and regulations in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations and all other regulatory approvals; or (iv) by the Company or by Parent if (A) an injunction shall have been issued, (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that any Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions, and (C) all conditions to Closing (other than no Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions, and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived. In addition, Parent is required to pay the Company a termination fee of US$4 million in the event that the Merger Agreement is validly terminated by either the Company or Parent if (A) the closing of the Merger was not consummated prior to the Termination Date and (B) all conditions to Closing (other those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for the holders of no more than fifteen percent (15%) of the Shares shall have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law.

In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 68)

The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 68. The tax consequences of the Merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 71)

Provided that the Company is regarded as a non-resident enterprise from the PRC tax perspectives, there is a potential risk that any gain attributable to the shares in the Company’s subsidiaries in the PRC that is recognized on the receipt of consideration pursuant to the Merger’s concurrent transactions (whereby certain Shares and ADSs will be cancelled or converted) by the Company’s shareholders who are non-resident enterprises may be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10%, depending on the assessment of reasonable commercial purpose by the PRC tax authorities and the availability of treaty relief. See “Special Factors—Material PRC Income Tax Consequences” beginning on page 71. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger and its concurrent transactions to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences (Page 72)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 68)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws, all approvals of, and filings and registrations and other requisite formalities with governmental authorities in the People’s Republic of China, including but not limited to the State Administration of Foreign Exchange, Guangdong Provincial Development and Reform Commission and the Department of Commerce, in each case, of the Guangdong Province, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 67)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 67)

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 73)

The closing price of ADSs on the NYSE on October 30, 2015, the last trading date immediately prior to the Company’s announcement on November 2, 2015 that it had received a going-private proposal, was US$2.22 per ADS. The consideration of US$2.51 per ADS to be paid in the Merger represents a premium of approximately 13.1% over that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On February 2, 2016, we entered into the Merger Agreement with Holdco, Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , , at a.m. (Beijing time) at .

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

•	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A;

•	as a special resolution, to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A; and

•	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by the Buyer Group and, as a result of the Merger, ADSs will no longer be listed on NYSE and the ADS program for the Shares will terminate.

Q:	What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?

A:	If you own Shares immediately prior to the Effective Time (that are not Excluded Shares), at the Effective Time, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs (that are not ADSs representing Excluded Shares) immediately prior to the Effective Time, at the Effective Time, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including applicable ADS cancellation fees.

See “Special Factors—Material U.S. Federal Income Tax Consequences”, “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 68, page 71 and page 72 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Share Awards be treated in the Merger?

A:	At or immediately prior to the Effective Time, the Company will (i) cancel all Company Options under the Share Incentive Plan that are then vested, outstanding and unexercised and each holder of such cancelled Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of US$2.51 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) convert each Company Option under the Share Incentive Plan that is then unvested, outstanding and unexercised into an option of Parent or an affiliate of Parent with substantially the same terms and conditions as the cancelled Company Option, that is equal to the product of (A) the number of Shares subject to such unvested Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio with an exercise price per ordinary share of Parent or such Affiliate of Parent (rounded up to the nearest whole cent) equal to (x) the exercise price for each such Ordinary Share subject to such Unvested Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NYSE, and the ADS program for the Shares will terminate.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate during the first half of 2016, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders’ approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not consummated for any other reason, the Company’s shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Share Award receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly-traded company. The ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under certain specified circumstances under the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for its expenses in connection with enforcing the payment of such termination fee, or Parent may be required to pay the Company a termination fee and reimburse the Company for its expenses in connection with enforcing the payment of such termination fee, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 99.

Q:	After the Merger is consummated, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares (that are not Excluded Shares) immediately prior to the Effective Time, promptly after the Effective Time, a paying agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the consummation of the Merger. If you hold your Shares in book entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after the consummation of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes has been paid or are not applicable.

The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the merger consideration for my ADSs?

A:	If you are a registered holder of ADSs (that are not ADSs representing Excluded Shares) that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the consummation of the Merger. If you hold your ADSs (that are not ADSs representing Excluded Shares) in un-certificated form (that is, without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cancellation fees.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on             ,                 , the Share Record Date for the extraordinary general meeting, 160,534,813 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement and the Rollover Agreement, (a) the Rollover Shareholders will vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shares will, at the Effective Time, be converted into one ordinary share of the Surviving Company in the Merger.

Given the Rollover Shareholders’ shareholding as described above and assuming their compliance with their voting obligations under the Support Agreement and the Rollover Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, a quorum will be present at the extraordinary general meeting.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board by a unanimous vote recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A;

•	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , . Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is , . Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Shares by the close of business in New York City on , and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders holding not less than an aggregate of one third of all Shares in issue that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	As of the date of this proxy statement, our directors and executive officers beneficially own, in aggregate, 54,286,296 Shares (including Shares represented by ADSs), which represent 33.8% of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108 for additional information. Certain of our directors and executive officers have informed us that they are party to the Support Agreement and the Rollover Agreement. Pursuant to the Support Agreement and the Rollover Agreement, these directors and officers are obligated to vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than , at a.m. (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than p.m. (New York City time) on , in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             ,          together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank, N.A.- Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NYSE. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, Attention: Investor Relations Department.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than p.m. (Beijing time) on , , which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to      p.m. (New York City time) on            ,         . A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke his, her or its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is consummated without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on             ,         . If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they hold the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADS before      p.m. (New York City Time) on             ,         , and become registered holders of Shares before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NYSE. Shares are not listed and cannot be traded on any stock exchange other than NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 103 as well as “Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact the Company’s IR Department at +86-760-2813-8698, or by email at ir@mywind.com.cn.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in the PRC and in Hong Kong. As a result, China Standard Time is used for all dates and times given.

The Board and senior management of the Company periodically review the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, Mr. Chuanwei Zhang, the chairman of the Board and chief executive officer of the Company, has considered strategic alternatives that may be available to the Company. Between October 2015 and November 1, 2015, Mr. Zhang discussed on a highly preliminary basis with representatives of certain potential investors the feasibility of a potential transaction involving the Company, including the feasibility of a potential going-private transaction.

In October 2015, representatives of Mr. Zhang consulted Simpson Thacher & Bartlett (“Simpson Thacher”) about general questions with respect to a potential going-private process. On November 2, 2015, Mr. Zhang submitted a preliminary non-binding proposal letter to the Board (the “Proposal”) to acquire all of the outstanding shares of the Company not already owned by him in a going private transaction for $2.51 per Share or $2.51 per ADS in cash (the “proposed transaction”). Mr. Zhang stated in the Proposal that as a shareholder, he was interested only in the proposed transaction, and that he did not intend to sell his stakes in the Company in any alternative transaction. He indicated in his Proposal that he expects to finance the transactions contemplated under the Proposal through a combination of debt and equity capital.

Later that day, the Company issued a press release regarding its receipt of the Proposal, and furnished the press release as an exhibit to its current report on Form 6-K, and the Chairman Parties filed a Schedule 13D/A with the SEC in connection with the Proposal.

On November 7, 2015, Mr. Zhang entered into an engagement letter with Simpson Thacher pursuant to which Simpson Thacher was appointed as the legal counsel for the Consortium.

Between mid-November 2015 and early February 2016, Mr. Zhang and his representatives held several meetings with Anhui Zhongan, Dajun Guancheng and Guangzhou Huifu, each of whom expressed its interest in participating in the proposed transaction as a consortium member.

On November 18, 2015, the Board formed the Special Committee, consisting of two independent, disinterested directors of the Company, Mr. Dabing Zhou and Mr. Stephen Markscheid, to consider the Proposal. Neither Mr. Zhou nor Mr. Markscheid was at any time affiliated with Mr. Zhang or any other member of the Company’s management. Mr. Zhou was elected the chairman of the Special Committee. On the same day, by way of unanimous written resolutions of the directors, the Board granted to the Special Committee the power to (i) make such investigation of the Proposal, the proposed transaction and any matters relating thereto as the Special Committee deems appropriate; (ii) evaluate the terms of the Proposal; (iii) discuss and negotiate with Mr. Zhang and his representatives any terms of the proposed transaction and implement the proposed transaction, in either case as the Special Committee deems appropriate; (iv) explore any alternatives to the Proposal or the proposed transaction (the “Alternative Transactions”) as the Special Committee deems appropriate, including maintaining the company’s current status as a public company; (v) if and when appropriate, negotiate and execute ancillary agreements with respect to the proposed transaction or any Alternative Transaction; (vi) if and when appropriate, negotiate definitive agreements with respect to the proposed transaction or any Alternative Transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board; (vii) report to the Board the recommendations and conclusions that the Special Committee with respect to the proposed transaction and/or any Alternative Transaction and any recommendation as to whether the final terms of the proposed transaction or any Alternative Transaction are fair to and in the best interests of the Company and the Unaffiliated Shareholders and should be approved by the Board and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board; (viii) if and when appropriate, adopt defensive measures, such as rights issuance, with respect to unsolicited proposals for an Alternative Transaction; and (ix) retain, on terms and conditions acceptable to the Special Committee, such advisors, including legal counsel and financial advisors, as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities.

From the time of its formation, the Special Committee considered the credentials of several prospective U.S. legal counsels, and retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) on November 19, 2015 based on its extensive experience in advising on going-private transactions and lack of any conflict of interest with respect to representing the Special Committee. The Special Committee also considered the credentials of several prospective financial advisors, and determined to retain Duff & Phelps, LLC (“Duff & Phelps”) to advise the Special Committee in connection with the proposed transaction, based on Duff & Phelps’ substantial experience in advising special committees in going-private transactions and non-existence of exiting material relationships with the Company or Buyer Group. The Special Committee entered into an engagement letter with Duff & Phelps on November 25, 2015.

On November 30, 2015, Mr. Zhang engaged in preliminary discussions with China Construction Bank Guangdong Branch (the “Debt Financing Source”), regarding the feasibility of providing debt financing in connection with the Transaction, including the Merger. Between early-December and early-February, representatives of Mr. Zhang continued to engage in various discussions with representatives of the Debt Financing Source regarding the structure and timing of the Transaction, including the Merger, and the terms of the proposed debt financing.

On December 3, 2015, the Company issued a press release regarding the Special Committee’s appointment of Skadden as its U.S. legal counsel and Duff & Phelps as its financial advisor, and furnished the press release as an exhibit to its current report on Form 6-K with the SEC. The Special Committee also retained Maples and Calder (“Maples”) on November 19, 2015, as its Cayman Islands legal advisor after considering the relevant experience and credentials of Maples.

On December 3, 2015, the Special Committee convened a meeting at the office of Skadden with Duff & Phelps, Skadden and Maples. During the meeting, the representative of Maples first provided a summary of the directors’ fiduciary duties under the laws of the Cayman Islands and best practices in the context of a going-private transaction. Representatives of Skadden then provided a summary of going-private considerations and the purposes and roles of the Special Committee, and discussed best practices for the Special Committee as well as the Company’s management. The Special Committee raised questions and discussed a few key issues relating to its fiduciary duties and U.S. securities law disclosure requirements and also sought advice from the advisors on the communication protocol between the Special Committee and the Consortium. The Special Committee then instructed the advisors to advise the Company’s management of the communication protocol between the Company and Mr. Zhang, and the best practices and the role of management in the context of a going-private transaction. Thereafter, representatives of Duff & Phelps provided a summary of the general process of a going-private transaction from a financial point of view and an indicative timetable for the proposed transaction, as well as a summary of the financial advisor’s role in assisting the Special Committee in its work. At the same meeting, the Special Committee also discussed with Duff & Phelps and Skadden negotiation strategies and certain key issues frequently negotiated in going-private transactions, including the potential composition of the Consortium led by Mr. Zhang, the voting power held by Mr. Zhang, the potential financing sources of Mr. Zhang, and the pros and cons of conducting a market check before entering into the definitive agreements. The Special Committee then authorized Duff & Phelps to commence its due diligence investigation in connection with the proposed transaction. The Special Committee instructed Skadden, on behalf of the Company, to prepare a draft confidentiality agreement and negotiate it with Mr. Zhang and/or his financing sources in anticipation of the Consortium’s request to conduct due diligence on the Company.

On the same day following the Special Committee meeting, Skadden sent a draft confidentiality agreement between the Company and Mr. Zhang to Simpson Thacher. Between December 3, 2015 and December 15, 2015, Skadden and Simpson Thacher engaged in negotiations on the terms of the confidentiality agreement. Following such negotiations, the Special Committee, on behalf of the Company, entered into a confidentiality agreement with Mr. Zhang. Anhui Zhongan, Guangzhou Huifu and Dajun Guancheng entered into respective confidentiality agreements that contain substantially identical terms with the Company on December 4, 2015, December 15, 2015 and December 28, 2015, respectively.

Between mid-December, 2015 and early-February, 2016, representatives of each of the Sponsors and their financial, legal and accounting advisors conducted legal, business, financial and accounting due diligence on the Company. During this time period, Mr. Zhang held multiple meetings with representatives of Duff & Phelps to discuss, among other matters, the potential composition of the Consortium, the status and expected timing of the debt financing, the identity of the potential debt financing sources, and the amount of commitment by the potential debt financing sources. During the same time period, the Debt Financing Source initiated its internal approvals process with respect to delivering a debt commitment letter in connection with the proposed transaction.

Simpson Thacher prepared an initial draft of the Merger Agreement, which was delivered to Skadden on December 28, 2015.

On January 6, 2016, Skadden provided an issues list covering the key issues in the draft Merger Agreement to the Special Committee.

On January 7, 2016, the Special Committee convened a meeting by telephone with representatives of Skadden and Duff & Phelps. During the meeting, Duff & Phelps updated the Special Committee on (i) the status of their financial analyses with respect to the Company and the proposed transaction; (ii) the status and expected timing of equity financing, and the potential composition of the Consortium; and (iii) the status and expected timing of debt financing, the identity of the potential debt financing sources, and the amount of commitment by the potential debt financing sources. The Special Committee and its advisors also discussed matters relating to the fact that the Consortium’s anticipated financing may come from onshore sources within the PRC. Following a thorough discussion, the Special Committee then instructed its advisors to communicate with the Consortium and its advisors on the process relating to the proposed transaction.

At the same meeting, representatives of Skadden reported to the Special Committee that it had received a draft Merger Agreement and discussed with the Special Committee the key issues raised in the initial draft Merger Agreement received from Simpson Thacher, and offered recommendations regarding the position to be taken by the Special Committee. Among other things, the Special Committee and its advisors discussed (i) the need for clarification on the mechanism for rollover shares; (ii) who should pay the ADS cancellation fees; (iii) in addition to the statutory shareholder vote requirement, the necessity of the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the shares excluding the shares beneficially owned by the Rollover Shareholders (the so-called “majority of the minority” vote condition); (iv) the approach to be taken by the Company with respect to the “insider” knowledge qualification to representations and warranties; (v) the approach to be taken by the Company with respect to a “go-shop” right; (vi) the approach to be taken by the Company with respect to “fiduciary out” in connection with a superior proposal or a material intervening event; (vii) the approach to be taken by the Company with respect to its obligation to submit the proposed transaction to the shareholders for a vote even if the Special Committee has changed its recommendation with respect to the proposed transaction (the so-called “force-the-vote” provisions); (viii) the various closing conditions reflected in the revised draft Merger Agreement, in particular (a) the inclusion of a condition that less than 10% of the outstanding shares of the Company dissent from the proposed transaction (the so-called “appraisal condition”), and (b) PRC regulatory approval requirements; and (ix) the amount of Parent Termination Fee payable by Parent as well as the relevant triggers for the payment of such Parent Termination Fee.

After discussing with its advisors the effect and implications of the various positions taken by the Consortium in the initial draft Merger Agreement, the Special Committee instructed Skadden to revise and amend the Merger Agreement, and negotiate with Simpson Thacher pursuant to the following initial positions: (i) Parent should pay the ADS cancellation fee; (ii) in addition to the statutory shareholder vote requirement, the consummation of the proposed transaction should be conditioned upon the “majority of the minority” vote condition; (iii) the representations and warranties of the Company should be streamlined and qualified by the knowledge of the Chairman Parties; (iv) the Company should have a “go-shop” right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a 60-day period after the signing of the Merger Agreement; (v) the Company should have a “fiduciary out” right to terminate the Merger Agreement and change board recommendation in connection with a superior proposal or a material intervening event; (vi) Parent’s obligation to consummate the proposed transaction should not be subject to the appraisal condition; (vii) Parent should pay the Parent Termination Fee in the event that closing fails to occur as a result of an injunction or failure to obtain requisite PRC regulatory approvals; and (viii) the Company should have the right of specific performance and it should be a third party beneficiary to the ancillary documents.

On January 11, 2016, at the instruction of the Special Committee, Skadden sent to Simpson Thacher its comments on the draft Merger Agreement.

From January 14, 2016 to January 20, 2016, representatives of Simpson Thacher discussed with representatives of the Chairman Parties the issues raised in the revised Merger Agreement. Representatives of the Chairman Parties instructed Simpson Thacher to revise and amend the Merger Agreement as described below. On January 20, 2016, Simpson Thacher sent to Skadden a revised draft of the Merger Agreement.

Later that day, Skadden provided an updated issues list covering the key issues in the revised draft of the Merger Agreement to the Special Committee.

On January 21, 2016, the Special Committee convened a meeting by telephone with representatives of Skadden and Duff & Phelps. At this meeting, Duff & Phelps reported to the Special Committee that it has finished its preliminary financial due diligence and financial analyses with respect to the proposed transaction, including a review of the financial projections prepared by the Company’s management. The Special Committee observed that due to market fluctuation in China and the U.S., it would be in the best interest of the Company to enter into binding agreements with the Consortium if the proposed purchase price is fair. Duff & Phelps also discussed with the Special Committee the expected financial performance of the Company, the impact of current market conditions on the Company’s financial performance and growth rates and gross margins in the wind power industry and the possibility and strategy for negotiating for a purchase price increase. After discussion with its advisors, the Special Committee instructed its advisors to seek an increase in the purchase price.

Thereafter, the Special Committee and its advisors reviewed the key amendments in the revised draft of the Merger Agreement received from Simpson Thacher, including (i) the requirement that the ADS holders bear the ADS cancellation fees; (ii) the deletion of the “majority of the minority” vote condition; (iii) the deletion of the “insider” knowledge qualification to representations and warranties; (iv) the deletion of the Company’s right to conduct a “go-shop” market check; (v) the deletion of the “fiduciary out” in connection with a superior proposal or a material intervening event; (vi) the reinstatement of the “force-the-vote” provisions; (vii) the reinstatement of various closing conditions, in particular (a) the inclusion of a condition that less than 10% of the outstanding shares of the Company dissent from the proposed transaction, and (b) PRC regulatory approval requirements; and (viii) Parent should not pay the Parent Termination Fee in the event that closing fails to occur as a result of an injunction or failure to obtain requisite PRC regulatory approvals. After discussion with its advisors, the Special Committee resolved to reject the changes to the merger agreement proposed by the Consortium and instructed Skadden to convey this response to Simpson Thacher.

On January 22, 2016, at the instruction of the Special Committee, Skadden delivered its revised comments on the draft Merger Agreement to Simpson Thacher pursuant to the Special Committee’s position on the outstanding issues discussed at the January 21 Special Committee meeting.

On the same day, Duff & Phelps, on behalf of the Special Committee, delivered to the Consortium a verbal request for an increase in the purchase price.

Following discussions between representatives of Simpson Thacher and representatives of the Chairman Parties regarding the issues raised in the revised draft Merger Agreement, on January 24, 2016, Simpson Thacher sent to Skadden a further revised draft of the Merger Agreement and communicated to Skadden the Chairman Parties’ positions as described below.

On January 26, 2016, Skadden provided the Special Committee with an updated issues list covering the key issues in the revised draft of the Merger Agreement.

On January 27, 2016, the Special Committee convened a meeting by telephone with representatives of Skadden and Duff & Phelps. At this meeting, representatives of Skadden discussed with the Special Committee the major outstanding issues in the revised draft of the Merger Agreement received from Simpson Thacher, including (i) the requirement that the ADS holders bear the ADS cancellation fees; (ii) the deletion of the “majority of the minority” vote condition; (iii) the deletion of the “insider” knowledge qualification to representations and warranties; (iv) the deletion of the Company’s right to conduct a “go-shop” market check; (v) the deletion of the “fiduciary out” in connection with a superior proposal or a material intervening event; (vi) the reinstatement of the “force-the-vote” provisions; (vii) the reinstatement of various closing conditions, in particular (a) the inclusion of the appraisal condition, and (b) PRC regulatory approval requirements; and (viii) Parent’s obligation to pay the Parent Termination Fee in the event that closing fails to occur as a result of an injunction or failure to obtain requisite PRC regulatory approvals. The Special Committee resolved to reject the terms proposed by the Consortium in clauses (ii), (v) and (viii) above.

Thereafter, representatives of Duff & Phelps provided the Special Committee with an overview of the current market conditions, in particular the recent volatility in the Chinese and U.S. equity markets. Also taking into account the Rollover Shareholders’ voting power and the fact that no third party expressed any interest in an alternative transaction with the Company, the Special Committee concluded that it would be unlikely to attract any third party to make competing proposals for the Company through a “go-shop” process. Representatives of Skadden proposed and the Special Committee accepted an alternative approach: the Company should have a right to evaluate unsolicited proposals of Alternative Transactions from other potential buyers during a 60-day period after the signing of the Merger Agreement, with no obligation to pay the Company Termination Fee if the Company terminates the Merger Agreement in connection with such proposal of Alternative Transactions constituting a superior proposal. In light of the volatile market conditions, the Special Committee also instructed Skadden to accommodate certain terms proposed by the Consortium in exchange for the Consortium’s agreement to amend certain key terms in the Merger Agreement, including, among other things, (i) requiring the ADS holders to bear the ADS cancellation fee in accordance with the terms of the Deposit Agreement if the Consortium was willing to consider increasing its purchase price; (ii) requiring that the representations and warranties be qualified by the actual knowledge of Mr. Zhang, in exchange for streamlining representations and warranties; (iii) accepting the appraisal condition with a higher threshold, in exchange for the Consortium’s agreement to pay half of the Parent Termination Fee if closing fails to occur by the Termination Date as a result of this condition not being satisfied or waived; and (iv) accepting PRC regulatory approval requirements as a closing condition, if the Consortium agrees to pay the Parent Termination Fee in the event that closing fails to occur as a result of the Consortium’s failure to obtain requisite PRC regulatory approvals. The Special Committee also noted that the majority-of-the-minority voting requirement was not a statutory requirement under the law of the Cayman Islands. The Special Committee then concluded that it would reserve its right to revisit the shareholders’ approval requirement proposed by the Consortium depending on the outcomes of the other negotiating points with the Consortium.

At the end of the meeting, the Special Committee instructed Skadden and Duff & Phelps to hold a telephonic meeting to negotiate the outstanding issues with Simpson Thacher and prepare a packaged proposal, based on the Special Committee’s feedback and direction, to be delivered to the Consortium.

Later that day, at the instruction of the Special Committee, Skadden sent Simpson Thacher its revised comments to the draft Merger Agreement, which comments reflected the Special Committee’s earlier discussion.

On January 28, 2016, representatives of the Consortium, Skadden and Simpson Thacher held a telephonic meeting to discuss the open issues in the draft Merger Agreement. Simpson Thacher indicated to Skadden that the Consortium would not agree to the proposed 60-day “go-shop” right, as no other party had expressed an interest in a transaction with the Company since the announcement of the proposed transaction on November 2, 2015, almost three months ago. Skadden indicated to Simpson Thacher that given the Special Committee had not conducted a pre-signing market check, it was critical that the Company had a right to evaluate proposals of Alternative Transactions from other potential buyers during a reasonable time period after the signing of the Merger Agreement, with no obligation to pay the Company Termination Fee if the Company terminates the Merger Agreement in connection with such proposal of Alternative Transactions constituting a superior proposal. Simpson Thacher also indicated that Mr. Zhang insisted on a right to “force-the-vote” notwithstanding a change in recommendation by the Special Committee or the Board. Skadden indicated that “force-the-vote” provisions are unacceptable to the Special Committee as they seriously impair the Special Committee’s control over the sale process. Skadden and Simpson Thacher also exchanged views on other outstanding issues under the Merger Agreement, including, among others, (i) the payment of ADS cancellation fees; (ii) the “insider” knowledge qualification to representations and warranties; (iii) the streamlining of the representations and warranties; (iv) whether the Company should have a “fiduciary out” right to terminate the Merger Agreement and change board recommendation in connection with a superior proposal or a material intervening event; (v) the “majority of the minority” vote condition; (vi) whether the appraisal condition should have a threshold of 10% of the outstanding shares of the Company dissenting from the transactions or a higher threshold of 20% combined with Parent’s obligation to pay half of the Parent Termination Fee if closing fails to occur by the Termination Date as a result of the appraisal condition not being satisfied or waived; and (vii) the payment trigger of the Parent Termination Fee tied to an injunction prohibiting the consummation of the proposed transaction or the failure to obtain requisite governmental approval for the Merger.

On January 29, 2016, the day following the telephonic discussion between Skadden and Simpson Thacher, Simpson Thacher sent Skadden a revised draft of the Merger Agreement and initial drafts of the Rollover Agreement, Support Agreement and Consortium Agreement. In the revised draft of the Merger Agreement, the Consortium (i) rejected the Company’s right to evaluate unsolicited proposals of Alternative Transactions from other potential buyers during a 60-day period after the signing of the Merger Agreement, with no obligation to pay the Company Termination Fee if the Company terminates the Merger Agreement in connection with such proposal of Alternative Transactions constituting a superior proposal; (ii) reinstated the “force-the-vote” provisions; (iii) deleted the Company’s right to terminate the Merger Agreement and/or change board recommendation in connection with a material intervening event if doing so would be required in the exercise of its fiduciary duties, and insisted that the Board of the Company can only change its recommendation in connection with a superior proposal; (iv) deleted the “majority of the minority” shareholder vote condition; (v) decreased the threshold for the appraisal condition from 20% of the total and outstanding Shares of the Company to 15% and decreasing the applicable termination fee payable to 25% of the Parent Termination Fee; and (vi) agreed to the proposal that the Parent Termination Fee shall payable in the event that closing fails to occur as a result of the Consortium’s failure to obtain requisite PRC regulatory approvals.

Later that day, Skadden circulated a revised issues list highlighting the outstanding key points of the Merger Agreement to the Special Committee in preparation for the Special Committee meeting on February 1, 2016.

Between late-January 2016 and February 3, 2016, Mr. Zhang and his representatives engaged in multiple discussions with representatives of each of the Sponsors regarding, among other matters, the key terms of the Merger Agreement and ancillary documents, including responses to the Special Committee’s request for a price increase.

On January 30, 2016, Simpson Thacher sent Skadden an initial draft of the form Equity Commitment Letter.

On January 31, 2016, Skadden received an initial draft of the form Limited Guarantee from Simpson Thacher, and Skadden later sent its comments to the form Support Agreement, form Rollover Agreement, form Consortium Agreement, form Equity Commitment Letter and form Limited Guarantee to the Special Committee for its review.

On the same day, the Consortium delivered a letter to the Special Committee rejecting its request for an increase in purchase price and listing several reasons for such refusal, including (i) the Company’s high total liability to total asset ratio; (ii) the Company’s significant amount of account receivables (equivalent of $1.1 billion, of which approximately $300 million was overdue); (iii) major slide in global stock markets including both China and the U.S. had negatively affected the share price of renewable energy companies; (iv) the stagnant electricity demand, reduction in renewable energy subsidies and declining electricity price in China; and (v) a 3.8% devaluation of the Renminbi base exchange rate against the U.S. dollar since November 2, 2015, which was expected to further depreciate, resulting in a significant negative impact on the valuation of the Company.

On February 1, 2016, Simpson Thacher sent an initial draft of the Debt Commitment Letter and related term sheet with the Debt Financing Source to Skadden.

Later that day, the Special Committee held a meeting by telephone with Skadden and Duff & Phelps. During the meeting, Duff & Phelps shared with the Special Committee the reasons cited by the Consortium for its refusal to increase the purchase price. Duff & Phelps also updated the Special Committee regarding the proposed final composition of the Consortium. The Special Committee instructed Duff & Phelps to request from the Consortium evidence of creditworthiness of each entity signing the Equity Commitment Letters and the Limited Guarantees. Representatives of Skadden then updated the Special Committee on developments in the discussions with the Consortium on the outstanding key issues of the revised draft of the Merger Agreement Simpson Thacher circulated on January 28, 2016. The Special Committee discussed the outstanding issues with its advisors and resolved to insist on its position with respect to the following terms: (i) the Company should have the right to evaluate unsolicited proposals of Alternative Transactions from other potential buyers during a 60-day period after the signing of the Merger Agreement, with no obligation to pay the Company Termination Fee if the Company terminates the Merger Agreement in connection with such proposal of Alternative Transactions constituting a superior proposal; (ii) the deletion of the “force-the-vote” provisions; (iii) the Company should have a “fiduciary out” right to terminate the Merger Agreement and change board recommendation and terminate the Merger Agreement in the event of a material intervening event; and (iv) increasing the applicable termination fee payable to one-third of the Parent Termination Fee in connection with the appraisal condition. Thereafter, representatives of Skadden discussed with the Special Committee the key issues raised in the ancillary documents, and recommended that the Special Committee request (i) the Company be added as a party or third party beneficiary to the Rollover Agreement, the Support Agreement and the Equity Commitment Letters; and (ii) the deletion of the condition that each Sponsor’s funding obligation being conditioned upon all other Sponsors providing their allocation portion of the Equity Financing. The Special Committee further instructed Skadden to propose a Company Termination Fee of $7.5 million and a Parent Termination Fee of $15 million, equivalent to 1.84% and 3.68%, respectively, of the equity value of the Company implied by the merger consideration payable by the Consortium, and to prepare a packaged proposal based on the aforementioned terms to finalize the transaction documents.

At the same meeting, representatives of Skadden also described the structure and key terms of the draft Debt Commitment Letter and discussed with the Special Committee the principal funding conditions in the draft Debt Commitment Letter. The Special Committee indicated that it was comfortable with the funding certainty of the draft Debt Commitment Letter provided by the Debt Financing Source.

Following the meeting, Skadden prepared a packaged proposal based on the Special Committee’s feedback and direction and delivered it, together with a revised draft of the Merger Agreement, the Rollover Agreement, the Support Agreement, the form Equity Commitment Letter and the form Limited Guarantee, to the Consortium and requested the Consortium provide information on the proposed sources and uses of funds in the proposed transaction.

On the same day, the Consortium provided the Special Committee and its advisors with satisfactory evidence of creditworthiness of each entity signing the Equity Commitment Letters and the Limited Guarantees and the requested sources and uses of funds in the proposed transaction.

On the morning of February 2, 2016, Simpson Thacher sent Skadden further revised drafts of the Merger Agreement, Rollover Agreement, Support Agreement, form Equity Commitment Letter and form Limited Guarantee, pursuant to which the Consortium (i) accepted the Company’s right that would allow the Company to evaluate unsolicited alternative acquisition proposals from other potential buyers following the signing of the Merger Agreement, with an obligation to pay a reduced Company Termination Fee of US$3,750,000 if the Company terminates the Merger Agreement in connection with such alternative acquisition proposal constituting a superior proposal, but reduced the applicable period from 60 days to 30 days; (ii) accepted the deletion of the “force-the-vote” provisions; (iii) rejected the request for a “fiduciary out” right to terminate the Merger Agreement and change board recommendation pursuant to a material intervening event; (iv) reducing the applicable termination fee payable back to 25% of the Parent Termination Fee for the appraisal condition; (v) proposed to lower the Company Termination Fee to $6 million and the Parent Termination Fee to $12 million; (vi) proposed a long stop date of 12 months from the signing of the Merger Agreement; and (vii) rejected the deletion of the cross-conditionality on funding.

On the same day, the Debt Financing Source executed the Debt Commitment Letter (with an executed term sheet attached) in favor of Holdco, which the Consortium then provided to the Special Committee and its advisors on the morning of February 2, 2016. The Consortium also informed the Special Committee that Anhui Zhongan would require additional time to obtain internal approval required for the execution and delivery of its Equity Commitment Letter. Its portion of the equity commitment would be provided by Mr. Zhang instead and Mr. Zhang would be permitted to assign all or a portion of this equity commitment to Anhui Zhongan at a later date.

Also on the same day, King & Wood Mallesons, PRC counsel to the Consortium, provided the Special Committee and its advisors with a memorandum indicating that it did not find it likely that a filing under the PRC anti-monopoly law or any PRC governmental approval would be required for the proposed Merger, or the requisite PRC governmental filings would prohibit or substantially delay the completion of the Merger.

In the afternoon of February 2, 2016, the Special Committee held a meeting by telephone with Skadden, Duff & Phelps and Maples. Representatives of Skadden discussed the outstanding key terms in the Merger Agreement and the related transaction documents, the implications thereof and recommended that the Special Committee offer the Consortium its final packaged offer. Pursuant to the discussion, the Special Committee decided that it would accept (i) a shorter, 30-day window for the Company to entertain and evaluate unsolicited alternative proposals, (ii) a 12-month long stop period and (iii) reduced termination fees in exchange for (a) the Board’s “fiduciary out” right to terminate the Merger Agreement and change board recommendation in the event of a material intervening event, (b) the Company be named as third party beneficiaries to the Rollover Agreement, the Support Agreement, the Equity Commitment Letters and the Limited Guarantees, (c) the deletion of the cross-conditionality on funding, (d) the increase of the applicable termination fee payable in the event that the aforementioned appraisal condition is not met to one-third of the Parent Termination Fee, and (e) Holdco, Parent and Merger Sub’s statement that they have determined there would be no Chinese withholding taxes in connection with the Merger based on applicable tax laws in effect as of the date of the Merger Agreement. The Special Committee resolved to adopt Skadden’s suggested position and instructed Skadden to finalized the transaction documents with the Consortium based on the proposed final packaged offer.

Thereafter, representatives of Maples reviewed the fiduciary duties applicable to the Special Committee in connection with the proposed transaction and the key terms in the merger agreement and the related transaction documents. Duff & Phelps proceeded to provide an update to the Special Committee on the information received from the Consortium regarding the creditworthiness of the Sponsors. Duff & Phelps then presented its financial analyses to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and attached hereto as Annex C, to the effect that, as of February 2, 2016, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). Please see “Special Factors – Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 45 for additional information regarding the financial analyses performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated February 2, 2016, is attached as Annex C to this proxy statement. After considering the presentations of Skadden and Duff & Phelps, including Duff & Phelps’s fairness opinion, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board” the Special Committee then unanimously determined that the Merger Agreement and the transaction agreements contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Shareholders and declared it advisable for the Company to enter into the Merger Agreement and the transaction agreements contemplated by the Merger Agreement and recommended that the Board adopt a resolution approving the Merger Agreement, the transaction agreements contemplated by the Merger Agreement and the other contemplated transactions, including the Merger, and recommending that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the merger.

Following the meeting of the Special Committee, by way of unanimous written resolutions of the directors, the Board (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its Unaffiliated Shareholders, and declared it advisable, to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the transactions contemplated thereby, including the Merger; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the transactions contemplated thereby, including the Merger; and (iii) resolves to recommend the authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the transactions contemplated thereby including the Merger, by the shareholders of the Company at an extraordinary general meeting of the Company’s shareholders. See “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 for a full description of the resolutions of the Board at this meeting.

On the morning of February 3, 2016, the Company, Holdco, Parent, Merger Sub and certain members of the Consortium, as applicable, executed the Merger Agreement, the Support Agreement, the Voting Agreement, the Consortium Agreement, the Equity Commitment Letters and the Limited Guarantees.

Later that day, the Company issued a press release announcing the execution of the Merger Agreement and the ancillary documents, and furnished the press release as an exhibit to its current report on Form 6-K.

On February 4, 2016, Anhui Zhongan obtained its internal approvals with respect to its participation as a member of the Consortium in the proposed transaction. On the same day, in order to facilitate the assignment of $46.5 million of Mr. Zhang’s equity commitment to Anhui Zhongan, with the consent of the Special Committee, Holdco and the Company (i) amended and restated the existing Equity Commitment Letter between Mr. Zhang and Holdco and the Limited Guarantee between the Company and Mr. Zhang, and (ii) entered into an Equity Commitment Letter and a Limited Guarantee with Anhui Zhongan, in the agreed form between the Special Committee and the Company. On the same day, Anhui Zhongan also entered into an adherence agreement to the Consortium Agreement, pursuant to which Anhui Zhongan became a party to the Consortium Agreement and agreed to join the Consortium.

On February 5, 2016, the Chairman Parties filed with the SEC an amendment to Schedule 13D in connection with the execution of the Merger Agreement and the ancillary agreements.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The Special Committee and the Board also believe the limited trading volume of the Company’s ADSs on NYSE does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. See “Special Factors—Effects of the Merger on the Company—Private Ownership” for further information on the costs of the Company complying with the U.S. federal securities laws.

At a meeting on February 2, 2016, the Special Committee, after consultation with its financial advisor and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Shareholders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger.

On February 2, 2016, the Board, acting upon the unanimous recommendation of the Special Committee and on behalf of the Company, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Shareholders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their respective decisions to recommend the Merger Agreement and that the Merger is substantially fair to the Unaffiliated Shareholders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•	the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their belief that the Merger is financially more favorable to the Unaffiliated Shareholders than any other alternative reasonably available to the Company and the Unaffiliated Shareholders;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management (who are not affiliated with the Management Shareholders), together with such management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$2.51 and the Per ADS Merger Consideration of US$2.51 offered to the Unaffiliated Shareholders represents a 13.1% premium over the Company’s closing price of US$2.22 per ADS on October 30, 2015, the last full trading day prior to the Company’s announcement on November 2, 2015 that it had received a going-private proposal, a 9.1% premium over the Company’s closing price of US$2.30 per ADS on October 23, 2015, one week prior to the announcement and a 22.4% premium over the Company’s closing price of US$2.05 per ADS on October 2, 2015, one month prior to the announcement;

•	the limited trading volume of the Company’s ADSs on NYSE;

•	the increased costs of regulatory compliance for public companies;

•	the trends in the Company’s industry, including competition;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly-traded entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Shareholders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS Merger Consideration of US$2.51, as adjusted for present value, and the possibility that such value might never be obtained;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Consortium, US$2.51 per Share and US$2.51 per ADS was the highest price that the Consortium would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

•	the fact that Holdco, Parent and Merger Sub had obtained the debt financing and equity financing for the Merger, the conditions to the debt financing and equity financing and the reputation of the respective financing sources;

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing; and

•	the Company’s ability, as set out in the Merger Agreement and the Rollover Agreement, to seek specific performance to prevent breaches of the Merger Agreement and the Rollover Agreement and to enforce specifically the terms of the Merger Agreement and the Rollover Agreement, including the commitment of the Rollover Shareholders to convert the Shares held by them into shares of the Surviving Company, at the Effective Time;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$12 million and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantees (see “The Merger Agreement—Termination Fee” beginning on page 99 and “Special Factors—Limited Guarantees” beginning on page 61);

•	the special committee reviewed and discussed with Duff & Phelps its financial analyses, and Duff & Phelps rendered its oral opinion, which was subsequently confirmed by it in writing by delivery of a written opinion dated February 2, 2016, to the special committee to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs) (see “Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 45 for additional information);

•	since the announcement of the proposed transaction on November 2, 2015 and prior to the entry into the Merger Agreement, no party other than the members of the Consortium had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Shareholders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Shareholders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director unaffiliated with the Company;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Shareholders and the Company, and the Special Committee had independent control of the extensive negotiations with the Consortium and their respective advisors on behalf of the Unaffiliated Shareholders;

•	all of the members of Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Shareholders other than the members’ receipt of board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their customary indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Consortium and in its evaluation of the Merger by Duff & Phelps as its financial advisor and Skadden and Maples as its legal advisors;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Mr. Zhang in connection with the proposed transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Consortium and its advisors, on the other hand;

•	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

•	the Special Committee held telephonic and in-person meetings on multiple occasions to consider and review the terms of the Merger Agreement and the proposed transaction;

•	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal reasonably likely to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 91) until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled “Merger Agreement—No Solicitation of Transactions” beginning on page 91);

•	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 92) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	the availability of dissenters’ rights to the Unaffiliated Shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Shareholders;

•	the Unaffiliated Shareholders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

•	the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$6 million (or US$3.75 million, if a third party Superior Proposal is received within 30 days following the date of the Merger Agreement and accepted by the Company) in connection with a termination of the Merger Agreement;

•	the Company’s remedy in the event of a breach of the Merger Agreement by Holdco, Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$12 million, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the terms of the Consortium’s participation in the Merger and the fact that the Rollover Shareholders may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Shareholders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for additional information);

•	the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the Unaffiliated Shareholders who are U.S. Holders (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Shareholders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Shareholders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis and premium paid analysis. All of the material analyses as presented to the Special Committee on February 2, 2016 are summarized below under the section entitled “Special Factors—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 45. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 73. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of September 30, 2015 was RMB 28.0 based on 155,906,938 ordinary shares issued and outstanding as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the Consortium, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors— Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Zhang, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Shareholders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 27, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 45, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Shareholders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders.

Position of the Buyer Group Filing Persons as to the Fairness of the Merger

Under SEC rules governing “going-private” transactions, each Buyer Group Filing Person may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the Merger to the Unaffiliated Shareholders. Each Buyer Group Filing Person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group Filing Persons as to the fairness of the Merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Each Buyer Group Filing Person has interests in the Merger that are different from, and in addition to, those of the Unaffiliated Shareholders by virtue of its continuing interests in the Surviving Company after the consummation of the Merger. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for additional information.

The Buyer Group Filing Persons believe the interests of the Unaffiliated Shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Consortium attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the Unaffiliated Shareholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Shareholders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Company’s Unaffiliated Shareholders.

Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35, the Buyer Group Filing Persons believe the Merger is substantively and procedurally fair to the Unaffiliated Shareholders. In particular, the Buyer Group Filing Persons believe that the Merger is both procedurally and substantively fair to the Unaffiliated Shareholders based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•	the fact that the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are in the best interests of the Unaffiliated Shareholders;

•	the fact that the Special Committee, consisting entirely of directors who are unaffiliated with any member of the Buyer Group or the management of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

•	the fact that the members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Shareholders, other than (i) the directors’ receipt of Board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

•	the fact that the Special Committee retained and was advised by independent legal counsels and an independent financial advisor, each of whom are experienced in advising committees such as the Special Committee in similar transactions;

•	the fact that the Special Committee and the Board had no obligation to recommend the authorization and the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or any other transaction;

•	the current and historical market prices of the Company’s ADSs and the fact that the Per Share Merger Consideration and Per ADS Merger Consideration of US$2.51 offered to the Unaffiliated Shareholders represents (a) a premium of 13.1% over the closing price of US$2.22 per ADS on October 30, 2015, the last full trading day prior to the Company’s announcement on November 2, 2015 that it had received a going-private proposal, (b) a premium of 9.1% over the closing price of US$2.30 per ADS on October 23, 2015, one week prior to the Company’s announcement on November 2, 2015 that it had received a going-private proposal and (c) a premium of 22.4% over the closing price of US$2.05 per ADS on October 2, 2015, one month prior to the Company’s announcement on November 2, 2015 that it had received a going-private proposal;

•	the fact that the consideration to be paid to the Unaffiliated Shareholders in the Merger is all cash, allowing the Unaffiliated Shareholders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales, and not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration, and other terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions were the result of robust negotiations between the Consortium and the Special Committee and their respective legal and financial advisors;

•	the fact that Parent and Merger Sub obtained debt and equity financing commitments for the Transactions pursuant to the Debt Commitment Letter and Equity Commitment Letters, as well as the limited number and nature of the conditions to the debt and equity financing set forth in the Debt Commitment Letter and Equity Commitment Letters;

•	notwithstanding that the Buyer Group Filing Persons may not rely upon the opinion provided by the financial advisor to the Special Committee, the fact that the Special Committee received from its financial advisor an opinion, dated February 2, 2016, stating that, as of the date of the Merger Agreement, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs);

•	the fact that in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger;

•	the fact that the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is US$6 million, or approximately 1.5% of the Company’s total equity value implied by the Per Share Merger Consideration or the Per ADS Merger Consideration, while the termination fee payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is US$12 million, or approximately 3% of the Company’s total equity value implied by the Per Share Merger Consideration or the Per ADS Merger Consideration, which is twice the amount of the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances;

•	the fact that the Guarantors have agreed to guarantee the obligations of Parent under the Merger Agreement to pay the termination fee to the Company and reimburse or pay certain costs and expenses, or liabilities, of the Company if the Merger Agreement is terminated under certain circumstances;

•	the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval (a) in order to enter into an alternative agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 91) or (b) in the event that the Board changes its recommendation as required by the directors’ fiduciary duties in connection with an Intervening Event (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 91);

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the Merger Agreement;

•	the availability of dissenters’ rights to the Unaffiliated Shareholders (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	the fact that adoption of the Merger Agreement is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Companies Law and the Company’s memorandum and articles of association;

•	that fact that the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Shareholders; and

•	the fact that none of the members of the Buyer Group participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

In its consideration of the procedural fairness of the Merger, the Buyer Group Filing Persons noted that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is not subject to a majority-of-the-minority requirement. Nevertheless, the Buyer Group Filing Persons believe the Merger is procedurally fair to the Unaffiliated Shareholders because (i) the Cayman Islands laws do not require a merger to be conditioned upon a majority-of-the-minority voting requirement and this condition is not customary in going-private transactions involving Cayman Islands companies and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the formation of and the broad authorities granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the Merger Agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and an independent financial advisor, (c) the rights of the Company with regard to a unsolicited bona fide written Acquisition Proposal and Superior Proposal and (d) the availability of dissenters’ rights to the Unaffiliated Shareholders.

The Buyer Group Filing Persons did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs. The Buyer Group Filing Persons note that the Per Share Merger Consideration and Per ADS Merger Consideration of US$2.51 while the Company’s net book value per Share as of September 30, 2015 was RMB28.0 based on 155,906,938 Shares issued and outstanding as of that date.

In its consideration of the fairness of the Merger, the Buyer Group Filing Persons did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Shareholders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group Filing Persons did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

The Buyer Group Filing Persons did not seek to establish a pre-Merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Unaffiliated Shareholders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

The Buyer Group Filing Persons did not specifically consider the purchase prices paid in the transactions described under “Transactions in Shares and ADSs” beginning on page 107 but notes that the consideration to be received by the Unaffiliated Shareholders generally represents a premium over such prices.

The Buyer Group Filing Persons were not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

Other than the open-market ADS purchases by Mr. Jiawan Cheng and the Share issuance to certain Buyer Group Filing Persons as a result of the acquisition of RENergy (as defined and described under the caption “Transactions in Shares and ADSs—Transactions within the Buyer Group” beginning on page 107), no Buyer Group Filing Person purchased or acquired any Shares or ADSs during the past two years. The Buyer Group Filing Persons did not consider these share purchases by Mr. Jiawan Cheng in considering the fairness of the Merger primarily because the open-market share purchases were conducted on an arm’s-length basis and not for the purpose of acquiring control of the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group Filing Persons in connection with its evaluation of the substantive and procedural fairness of the Merger to the Unaffiliated Shareholders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group Filing Persons found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Unaffiliated Shareholders. Rather, the Buyer Group Filing Persons made the fairness determinations after considering all of the foregoing factors as a whole.

Each Buyer Group Filing Persons believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group Filing Persons to any shareholder or ADS holder of the Company to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group Filing Persons do not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

None of the Buyer Group Filing Persons performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Shareholders.

Certain Financial Projections

The following table summarizes the financial projections prepared by our management and considered by the special committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion:

Management Projections
Fiscal Year Ending December 31,
RMB in millions except percentages	2015E(1)	2016E	2017E	2018E	2019E

Net Revenues	6,932	7,759	8,635	9,464	10,232

Gross Profit(2)	1,129	1,397	1,780	1,937	2,083

% Margin	16.3%	18.0%	20.6%	20.5%	20.4%

Operating Expenses(2)	815	1,004	1,069	1,180	1,291

Income from Operations	314	393	711	758	793

% Margin	4.5%	5.1%	8.2%	8.0%	7.7%

Net Income	303	341	525	564	592

% Margin	4.4%	4.4%	6.1%	6.0%	5.8%

(1)	These financial projections were prepared by the Company’s management during the fourth quarter of 2015. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2015 had not been completed. Accordingly, these financial projections for fiscal year 2015 may vary materially from our audited financial statements.
(2)	Management projected gross profit and operating expenses include depreciation and amortization.

Opinion of Duff & Phelps, the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated November 25, 2015, the special committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on February 2, 2016, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the special committee that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated February 2, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the special committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the fiscal years ended December 31, 2013 and December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015 included in the Company’s Form 6-K filed with the SEC;

•	reviewed a detailed financial projection model for the fiscal years ending December 31, 2015 through 2019, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the special committee’s consent, in performing its analysis (the ‘‘Management Projections’’);

•	reviewed other internal documents relating to the past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•	reviewed a letter dated January 25, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);

•	reviewed documents related to the Merger, including the Merger Agreement, the latest draft of which Duff & Phelps has reviewed is dated February 1, 2016;

•	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•	discussed with Company management its plans and intentions with respect to the management and operation of the business;

•	reviewed the historical trading price and trading volume of the Company’s ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the special committee’s consent and without independent verification:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

•	relied upon the fact that the special committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such estimates, evaluations, forecasts and projections in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

•	assumed that (i) the Management Projections are the Company’s most current financial projections available and are considered by the management of the Company to be its best estimates of the Company’s future financial performance and financial results, subject to the uncertainty, assumptions and approximation inherent in any projections, (ii) the assumptions supporting the Management Projections are both reasonable and achievable as of the date thereof and have been reviewed and approved by management of the Company, and (iii) Company management does not know of any facts that have occurred since the date the Management Projections were prepared that would lead them to believe that the Management Projections, taken as a whole, are misleading or inaccurate in any material respect;

•	assumed that information, data, opinions and other materials relating to the Company and the Merger (the “Information”) provided to Duff & Phelps and representations made by the management of the Company, either orally or in writing, are substantially accurate, did not and do not contain any untrue statement of material fact in respect of the Company and the Merger, and did not and do not omit to state a material fact in respect of the Company and the Merger necessary to make the Information not misleading in light of the circumstances under which the Information was provided. Items are considered material, regardless of size, if they involve an omission or misstatement of financial, accounting or other information that would reasonably be expected to change or influence the conclusions of a reasonable person relying thereon;

•	assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in a timely manner in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws;

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Merger; and

•	assumed any adjustments to the Per Share Merger Consideration or the Per ADS Merger Consideration pursuant to the Merger Agreement will not be material to the analyses or the opinion.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps did not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps has disclaimed any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm its opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Duff & Phelps had not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the special committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps did not express any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Its opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps has expressly disclaimed any responsibility or liability in this regard.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares) and ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished solely for the use and benefit of the special committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. The opinion (i) did not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) did not address any transaction related to the Merger; (iii) was not a recommendation as to how the special committee, the board of directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) did not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely stated whether the merger consideration was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion was based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses. Where applicable, the conversion of RMB into USD in this “Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” section is based on the exchange rate of $1.00 = RMB 6.5777 on February 1, 2016 as reported by Bloomberg L.P.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2019, with ‘‘free cash flow’’ defined as cash generated by the business that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled ‘‘Special Factors—Certain Financial Projections’’ beginning on page 45. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger, and non-recurring income and expenses were also excluded.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2019 (the ‘‘Terminal Value’’) using a perpetuity growth formula assuming a 4.25% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 14.0% to 16.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB2.1 billion (US$321.8 million) to RMB2.7 billion (US$406.4 million) and a range of implied values of the Company’s ADSs of US$2.13 to US$2.72 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company.

Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the wind turbines and components industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples based on selected financial metrics, which Duff & Phelps utilized to estimate the enterprise value of the Company. The nine companies included in the selected public company analysis in the wind turbines and components industry were:

China Wind Turbines & Components	•	Xinjiang GoldWind Science & Technology Co., Ltd.
	•	China High Speed Transmission Equip. Group Co., Ltd.
	•	Dongfang Electric Corporation Limited
	•	Concord New Energy Group Limited

Global Wind Turbines & Components	•	Vestas Wind Systems A/S
	•	Gamesa Corporación Tecnológica S.A.
	•	Suzlon Energy Limited
	•	Nordex SE
	•	Taewoong Co. Ltd.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015, 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year end for which information was available. Data related to the Company’s revenue and earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) were adjusted for purposes of this analysis to eliminate public company costs and projected performance related to the Company’s wind farm business.

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM[1]	2015	2016	2017	LTM[1]	2015	2016	2017	LTM[1]	2015	2016	2017
China Wind Turbines & Components
Group Median	38.1%	15.8%	10.2%	13.2%	36.3%	46.3%	21.9%	18.3%	14.1%	17.6%	21.1%	20.1%
Global Wind Turbines & Components
Group Median	15.6%	19.7%	3.9%	7.6%	37.8%	57.2%	10.5%	11.2%	9.9%	8.7%	13.7%	14.3%
Aggregate
Mean	17.7%	13.8%	5.8%	12.7%	20.1%	40.8%	27.0%	20.5%	10.4%	12.5%	14.5%	15.7%
Median	15.6%	19.7%	6.0%	7.9%	37.8%	57.2%	16.2%	12.5%	11.1%	13.7%	14.5%	14.6%

Ming Yang (Management Projections) - External Manufacturing Business Only	50.1%	18.0%	11.9%	6.9%	184.1%	23.6%	47.0%	13.6%	6.1%	6.5%	8.5%	9.1%

[1]	Latest twelve months

Enterprise Value as a Multiple of
	LTM[1] EBITDA	2016 EBITDA	2017 EBITDA	LTM[1] EBIT	2016 EBIT	2017 EBIT	LTM[1] Revenue	2016 Revenue	2017 Revenue
China Wind Turbines & Components
Group Median	7.4x	5.4x	4.6x	9.5x	8.2x	7.7x	1.08 x	1.04 x	0.92 x
Global Wind Turbines & Components
Group Median	13.4x	7.4x	7.0x	16.2x	12.3x	12.0x	0.86 x	0.78 x	0.57 x
Aggregate
Mean	11.2x	6.4x	5.6x	12.3x	9.7x	8.2x	1.02 x	0.92 x	0.83 x
Median	11.8x	6.0x	5.5x	12.6x	10.1x	7.8x	0.97 x	0.91 x	0.75 x

[1]	Latest twelve months

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the twelve (12) target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM EBITDA multiples ranging from 3.6x to 20.1x with a median of 14.9x, and enterprise value to LTM revenue multiples ranging from 0.04x to 14.28x with a median of 1.26x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including size, business comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name
9/15/2015	Chairman; Forebright New Opportunities Fund, L.P.	Jinpan International Limited
9/11/2014	Oy Danfoss AB	Vacon Oyj
6/11/2014	Management buy out	Liaoning Creative Bellows Co., Ltd.
2/11/2014	Westinghouse Air Brake Technologies Corporation	Fandstan Electric Group Limited
9/18/2013	Poly LongMa Energy (Dalian) Ltd.	Suzlon Energy (Tianjin) Limited
6/14/2013	Management	REA Power Pte. Ltd.
3/30/2012	Hitachi Ltd.	Fuji Heavy Industries Ltd., Wind Turbine Generator System Business
7/25/2011	ZF International B.V.	Hansen Transmissions International NV (nka:ZF Wind Power Antwerpen NV)
5/30/2011	Schneider Electric India Pvt. Ltd.	Luminous Power Technologies (P) Limited
3/29/2011	GE Energy Management, Inc.	Converteam SAS (nka:GE Energy Power Conversion France SAS)
3/21/2011	Woodward, Inc.	Integral Drive Systems Ag (nka:Woodward IDS Switzerland AG)
10/18/2010	United Technologies Corporation	Clipper Windpower Ltd.

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBIDA and projected EBITDA for the fiscal year ending December 31, 2016. The LTM EBITDA and projected EBITDA for the fiscal year ending December 31, 2016 were adjusted to exclude public company costs and non-recurring income (expenses). The projected EBITDA for the fiscal year ending December 31, 2016 was also adjusted to exclude projected performance related to the Company’s wind farm project. Duff & Phelps’ selected valuation multiples were as follows: the LTM EBITDA multiple ranged from 6.0x to 7.0x, and the projected fiscal 2016 EBITDA multiple ranged from 3.5x to 4.5x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the mean or median multiple from the selected public companies analysis, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics that Duff & Phelps deemed relevant. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above. As a result of the analysis of the selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of RMB 2.4 billion (US$371.4 million) to RMB 3.0 billion (US$453.2 million) and a range of implied values of the Company’s ADSs of US$2.43 to US$3.00 per ADS.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the wind turbines and components industry. The transactions analyzed by Duff & Phelps included transactions announced between January 2012 and January 2016. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.5%, 25.9%, and 27.8%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the electrical equipment industry were 27.8%, 19.6%, and 16.8%, respectively. Duff & Phelps noted that the proposed Per ADS Merger Consideration implies an 13.1% premium over the Company’s closing price of US$2.22 per ADS on October 30, 2015, the last full trading day prior to the public announcement of the terms of the offer, a 9.1% premium over the Company’s closing price of US$2.30 per ADS on October 25, 2015, one week prior to the public announcement of the terms of the offer and a 22.4% premium over to the Company’s closing price of US$2.05 per ADS on October 2, 2015, one month prior to the public announcement of the terms of the offer.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$321.8 million to US$406.4 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies analysis was US$371.4 million to US$453.2 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of US$346.6 million to US$429.8 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$378.5 million to US$474.2 million by:

•	subtracting net working capital deficit of RMB 966.0 million (US$146.9 million);

•	subtracting debt of RMB 782.9 million (US$119.0 million) as of September 30, 2015;

•	subtracting noncontrolling interest of RMB 19.0 million (US$2.9 million) to RMB 24.4 million (US$3.7 million) based on the concluded enterprise value of RMB 2.3 billion (US$346.6 million) to RMB 2.8 billion (US$429.8 million);

•	adding investments in JVs, associates and other investments of RMB 1.0 billion (US$156.1 million);

•	adding estimated value of wind farm business of RMB 59.7 million (US$9.1 million) to RMB 147.7 million (US$22.5 million), based on Management Projections;

•	adding excess cash of RMB 846.5 million (US$128.7 million) as of September 30, 2015; and

•	adding the estimated cash proceeds from the exercise of in-the-money options of RMB 44.6 million (US$6.8 million).

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$2.28 to US$2.86. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the Merger was within the range of the per Share and per ADS value, respectively, indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the Merger and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps a fee of US$600,000, consisting of a nonrefundable retainer of US$300,000 payable upon engagement, and US$300,000 payable upon Duff & Phelps’s rendering of its opinion.

The special committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as financial advisor to the special committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Merger, including assisting the special committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. No such advice and assistance were requested by the special committee and no fees became payable to DPS as compensation for such services.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed US$50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps’ engagement to render its opinion to the special committee, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group Filing Persons’ Purposes of and Reasons for the Merger

Under the SEC rules governing “going-private” transactions, each Buyer Group Filing Person may be deemed to be engaged in a going-private transaction and, therefore, required to express his or its reasons for the Merger to the Company’s Unaffiliated Shareholders. Each Buyer Group Filing Person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Group Filing Persons, the primary purpose of the Merger is to enable the Buyer Group to acquire 100% beneficial ownership and control of the Company in a transaction in which the Unaffiliated Shareholders will be cashed out in exchange for the Per Share Consideration and Per ADS Merger Consideration, as applicable, so that the Buyer Group will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow certain members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective ownership in the Surviving Company as described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” below and at the same time enable certain members of the Buyer Group to maintain their leadership role with the Company.

The Buyer Group Filing Persons also believe that the Merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the Unaffiliated Shareholders’ concerns and to engage in an ongoing dialogue with the Unaffiliated Shareholders can at times distract management’s time and attention from the effective operation and improvement of the business. The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately-held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on NYSE under the symbol “MY”. It is expected that, following the consummation of the Merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by the Buyer Group. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated. The Company will cease filing periodic reports with the SEC and its obligation to comply with the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies upon the filing of the Form 15. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.5 million and US$2.7 million for the years ended December 31, 2013 and December 31, 2014, respectively. After the consummation of the Merger, the Company’s shareholders (consisting of Parent and the Rollover Shareholders) will not enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate.

Upon the consummation of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares and the ADSs representing the Excluded Shares) will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including ordinary shares represented by ADSs) will be cancelled and cease to exist for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon the consummation of the Merger. As a result, the Company’s shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, the Company will (i) cancel all Company Options under the Share Incentive Plan that are then vested, outstanding and unexercised. Each holder of such cancelled Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of US$2.51 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options and (ii) convert each Company Option under the Share Incentive Plan that is then unvested, outstanding and unexercised into an option to purchase ordinary shares of Parent or an affiliate of Parent with substantially the same terms and conditions as the cancelled Company Options.

Directors and Management of the Surviving Company

If the Merger is consummated, the current memorandum and articles of association of the Surviving Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the consummation of the Merger (except that, at the Effective Time, all references to the name “Regal Ally Limited” in the memorandum and articles of association of the Surviving Company shall be amended to “China Ming Yang Wind Power Group Limited”) and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the consummation of the Merger (identified below in “Annex E—Directors and Executive Officers of Each Filing Person”) will become the directors of the Surviving Company and the officers of the Company will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Shareholders include the following:

•	The receipt by the Unaffiliated Shareholders of US$2.51 per Share or US$2.51 per ADS in cash, representing a premium of 13.1%, 9.1% and 22.4% to the closing price on October 30, 2015, the last full trading day prior to the Company’s announcement that it had received a going-private proposal, October 23, 2015, one week prior to the announcement, and October 2, 2015, one month prior to the announcement, respectively.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Shareholders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 68.

The primary benefits of the Merger to the Buyer Group include the following:

•	If the Surviving Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, possible increases in the underlying value of the Surviving Company or the possible payment of dividends that will accrue to Parent.

•	The Surviving Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The Surviving Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Surviving Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The Surviving Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with regulatory filings and compliance requirements. For example, the costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.5 million and US$2.7 million for the years ended December 31, 2013 and December 31, 2014, respectively. Such cost savings will directly benefit the Consortium following the closing of the merger, and will be recurring in nature if and for so long as the Surviving Company remains private.

•	The Buyer Group will become the beneficiary of the Surviving Company’s future use of operating loss carryforwards. As of December 31, 2014, the Company has tax loss carryforwards of RMB 149.7 million (US$24.1 million), among which, for U.S. federal income tax purposes, the Company had tax loss carryforwards of RMB34.3 million (US$5.5 million); for PRC income tax purposes, the Company had tax loss carryforwards of RMB81.4 million (US$13.1 million).

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in the revenues, free cash flow or value of the Surviving Company following the Merger will be solely borne by the Buyer Group.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group.

•	The borrowings of up to RMB 700 million as part of the financing by the Consortium of the funds necessary to consummate the Merger and the related transactions will increase the debt of the Surviving Company.

•	The equity investment of the Buyer Group in the Surviving Company following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

The primary benefits of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;

•	Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	The compensation of members of the Special Committee in exchange for their services in such capacity at US$80,000 for Mr. Dabing Zhou and US$60,000 for Mr. Stephen Markscheid, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger; and

•	The cash-out of certain in-the-money Company Share Award held by certain of the Company’s directors and executive officers.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	Certain directors and officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The Company’s Net Book Value and Net Earnings

Following the consummation of the Merger, the Buyer Group will beneficially own 100% of the equity interests in the Surviving Company.

The Company’s profit attributable to its shareholders for the fiscal year ended December 31, 2014 was approximately RMB 358.5 million (US$57.8 million) and its net book value as of December 31, 2014 was approximately RMB 3,478.2 million (US$560.6 million).

The table below sets out the direct and indirect interest in the Company’s net book value and net earnings for the Buyer Group before and immediately after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2014.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	RMB’000	%(1)	RMB’000	%(1)	RMB’000%		RMB’000%
Rollover
Shareholders	1,527,953	43.9	157,495	43.9	2,243,757	64.5	231,277	64.5
Sponsors	—	—	—	—	1,234,396	35.5	127,236	35.5

Total	1,527,953	43.9	157,495	43.9	3,478,153	100.0	358,513	100.0

(1)	Ownership percentages are based on 160,534,813 Shares outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

Following the consummation of the Merger, the Buyer Group will beneficially own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. Following the Effective Time, Parent expects that it or an affiliate of Parent will adopt one or more share-based compensation plans for certain employees and officers of the Company, including the Chairman and the Management Shareholders. At this time, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon.

Following the completion of the merger, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and accordingly will no longer incur such costs and expenses.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on November 17, 2015 in response to the receipt of the proposal letter from Mr. Zhang on November 2, 2015. In light of (i) the express intention of the Chairman Parties not to sell the Shares or ADSs they own to any third party and the beneficial ownership of the Chairman Parties of approximately 32.7% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Consortium has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Consortium.

The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval, in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$6 million (or US$3.75 million, if such third party proposal is received within 30 days following the date of the Merger Agreement), as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the restrictions and obligations set forth therein) to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered, as an alternative available to the Company to enhance shareholder value, that the Company remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the merger consideration, the costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Except as set forth above, no other alternatives were considered by the Special Committee.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs in connection with the Merger nor will the holders of any Company Share Awards receive any payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly-traded company, the ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not consummated, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be consummated.

Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee of US$6 million and reimburse Parent for certain expenses in the event that the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, or Parent may be required to pay the Company a termination fee of US$12 million and reimburse the Company for certain expenses and liabilities in the event that the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, in each case as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 99.

If the Merger is not consummated, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Consortium estimate that the total amount of funds necessary to complete the Merger and the related Transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$237 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Consortium did not consider the value of the Rollover Shares, which will, in connection with and at the Effective Time, be converted into ordinary shares of the Surviving Company and holders of such Rollover Shares will, at the Effective Time, receive no consideration in the Merger. The Consortium expects to provide this amount through the proceeds from (i) a committed loan facility of RMB 700 million in aggregate principal amount contemplated by the Debt Commitment Letter from the Debt Financing Source and (ii) equity commitments in the aggregate amount of US$127 million in cash from Mr. Zhang and the Sponsors pursuant to their respective Equity Commitment Letters.

The funds necessary to complete the Merger and the related Transactions, including for the payment of the Per Share Merger Consideration and the Per ADS Merger Consideration to the Unaffiliated Shareholders, as applicable, will be paid by the Consortium from their accounts inside China to Holdco which will subsequently remit such amounts to accounts of Parent outside of China. Payments made in China by the Consortium and the transfer from Holdco to Parent are subject to the applicable PRC laws, rules and regulations. Payments made by Parent to Merger Sub which will be used as the Per Share Merger Consideration and the Per ADS Merger Consideration will occur outside China and will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the Merger and the related Transactions.

Equity Financing

Concurrently with the execution of the Merger Agreement, each of Mr. Zhang and the Sponsors entered into an Equity Commitment Letter with Holdco, pursuant to which Mr. Zhang and each Sponsor has committed to contribute, or cause to be contributed, through one or more direct or indirect capital contributions to Holdco (for further direct or indirect capital contributions to Parent) or Parent, as applicable, up to the aggregate amount set forth therein, the proceeds of which shall be used by Parent to fund (or cause to be funded through Parent or Merger Sub) the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, and any other amounts required to be paid pursuant to the Merger Agreement, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement.

The equity commitment of each of Mr. Zhang and the Sponsors is subject to (i) the satisfaction in full (or waiver, if legally permissible) of each of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement other than conditions that by their nature are to be satisfied on the closing date of the Merger (but subject to the satisfaction or waiver of those conditions) and (ii) the Debt Financing (as described below) or, if applicable, the Alternative Financing (as defined in the Merger Agreement) having been contemporaneously funded in accordance with the terms of the Debt Commitment Letter or the proceeds of the Debt Financing or, if applicable, the Alternative Financing, in an amount sufficient to enable the closing of the Merger to occur being available to be drawn down by Holdco and funded at the closing of the Merger.

The Equity Commitment Letters delivered by Mr. Zhang and the Sponsors will terminate upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger (at which time the equity commitments shall have been funded), (iii) the funding of the equity commitments by Mr. Zhang or such Sponsor’s equity commitment or its permitted assigns and (iv) the Company or any of its affiliates asserting a claim that would make the Limited Guarantee provided by Mr. Zhang or such Sponsor become terminable in accordance with the terms thereof;

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to (i) seek specific performance of each of Mr. Zhang and the Sponsors’ obligations to fund their respective equity commitments at the closing of the Merger pursuant to the terms and conditions thereunder or of Holdco’s right to cause the Sponsors’ equity contributions to be funded at the closing of the Merger pursuant to the terms and conditions thereunder (ii) consent to any assignment or delegation of Mr. Zhang and the Sponsors’ obligations to fund their respective equity commitments and (iii) consent to any amendment or waiver of the Equity Commitment Letters.

Debt Financing

On February 2, 2016, Holdco received the Debt Commitment Letter from the Debt Financing Source, pursuant to which and subject to the conditions set forth therein, the Debt Financing Source committed to provide a loan facility of RMB 700 million in aggregate principal amount (the “Debt Financing” or the “Credit Facility”) for Holdco to complete the Merger (including payment of the Per Share Merger Consideration and Per ADS Merger Consideration to the Unaffiliated Holders).

The Debt Financing commitment will remain valid for a period of one (1) year from the date of the Debt Commitment Letter. The Debt Commitment Letter provides a summary of major terms and conditions of the Debt Financing. The definitive loan agreement relating to the Credit Facility has not been executed as of the date of the proxy statement and, accordingly, the actual terms of the Credit Facility may differ from those described in this proxy statement.

The Debt Financing Source’s commitment to provide the Debt Financing to Holdco are subject to, among other things, (i) execution and delivery by the Debt Financing Source and Holdco of a definitive loan agreement, (ii) execution and delivery of other transaction documents with respect to the Merger and the conditions therein having been satisfied (or waiver), (iii) designated bank accounts for the Debt Financing having been set up with the Debt Financing Source, (iv) the relevant approvals and consents having been obtained from, and the requisite registrations having been made with relevant governmental authorities, (v) constitutional documents and evidence of authorization and approval of the Merger from each of Holdco, Zhongshan Ruiyue Investment Co., Ltd. (“Zhongshan Midco”), Regal Ally Limited (“BVI Midco”), Parent and Merger Sub (collectively the “Initial Debtors”) having been delivered to the Debt Financing Source, (vi) certain other written covenants from Mr. Zhang as required therein having been made, and (vii) payments of fees and expenses incurred or to be incurred by the Initial Debtors pursuant to the relevant financing documents having been made.

The funding of the Debt Financing is also subject to (i) the conditions set forth in the Debt Commitment Letter having been satisfied, (ii) the Debt Financing not being in violation of any applicable laws or regulations, (iii) there being no events of default as set forth in the Debt Commitment Letter, and (iv) the delivery of the relevant drawdown request pursuant to the definitive loan agreement.

In addition, the Debt Commitment Letter also provides certain conditions subsequent to be complied by Holdco, any breach of which may cause the Debt Financing to be accelerated and declared due and payable prior to its maturity, unless such breach is cured within ninety (90) days. These conditions subsequent include, but are not limited to the following, that during the term of the Debt Financing, (i) the proceeds thereof shall not be applied to any usage that is in the violation of applicable laws and regulations, (ii) the credit rating, debt-to-asset ratio and liquidity of Holdco shall meet certain requirements of the Debt Financing Source, (iii) Holdco or its subsidiaries, including the Surviving Company upon the completion of the Merger, shall not provide guarantees without the consent of the Debt Financing Source, (iv) Holdco, the Surviving Company and certain of their subsidiaries shall not incur indebtedness that are senior to the Debt Financing, and (v) shareholders of Holdco shall not withdraw their equity investments and cease to be the shareholders of Holdco.

The Credit Facility will mature on the date that is five (5) years after the initial drawdown date and the then outstanding aggregate principal amount will be payable on the maturity date.

The Credit Facility shall bear an interest rate at 110% of the benchmark rate issued by the People’s Bank of China, subject to the adjustment in every 12 months for the duration from the loan value date until the date that the principal and interest are fully repaid. Interest on the Credit Facility shall be payable quarterly.

The principal amount of the Credit Facility shall be repaid twice every year since the first drawdown date with a minimum repayment amount no less than RMB 500,000. All outstanding principal amount shall be repaid at the maturity of the Credit Facility. The Credit Facility may be prepaid in full or in part subject to the consent of the Debt Financing Source and payment of a prepayment fee to the Debt Financing Source.

Prior to the completion of the Merger, the obligations with respect to the Credit Facility shall be secured by (i) the pledge of all equity interest in Holdco held by its shareholders, (ii) the pledge of all equity interest in Zhongshan Midco held by Holdco, (iii) the pledge of all equity interest in BVI Midco held by Zhongshan Midco, (iv) the pledge of all equity interest in Parent held by BVI Midco, and (v) the pledge of all equity interest in Merger Sub held by Parent. After the completion of the Merger, the obligations with respect to the Credit Facility shall be secured by (i) the pledge of all equity interest in the Surviving Company held by its shareholders, (ii) the pledge of all equity interests in all subsidiaries of the Surviving Company, and (iii) other guarantees to be agreed by the Debt Financing Source and the relevant members of the Buyer Group and their affiliates from time to time. Prior to the funding of the Debt Financing, Mr. Zhang will provide a guarantee for the Credit Facility. After the Merger, the Surviving Company will provide a guarantee for the Credit Facility.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement, each of the Guarantors executed and delivered a limited guarantee in favor of the Company, pursuant to which it agreed to guarantee, a percentage of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee (as defined below) and certain cost and expenses that in each case may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. Under the terms of the Limited Guarantees, in no event will the aggregate liability of any Guarantor thereunder exceed its pro rata share of the termination fee.

Each Limited Guarantee will terminate as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the Merger Agreement, (iii) the first anniversary of the date of each Limited Guarantee, and (iv) 60 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and/or Merger Sub would be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the Merger Agreement if the Company has not presented a claim for payment of any obligation to the Guarantor by such 60th day.

Consortium Agreement

On February 2, 2016, the Chairman Parties, Guangzhou Huifu Kaile Investment (L.P.) and Shanghai Dajun Guancheng Capital Fund entered into a consortium agreement (the “Consortium Agreement”), pursuant to which, each of the parties agreed, among other things, to form a consortium to (i) participate in transactions together to acquire the Company that would result in a delisting of the Company from NYSE and its equity securities to be eligible for deregistration under the Exchange Act, (ii) work exclusively with each other to consummate the transactions to acquire the Company, including to (a) evaluate the Company and its business, (b) engage in discussions with respect to the transactions, (c) conduct negotiations, prepare and finalize the definitive documentation in connection with the transactions, and (d) vote, or cause to be voted, at every shareholder meeting, all securities beneficially owned by such party against any competing proposal or matter that would facilitate a competing proposal and in favor of the transaction, (iii) use respective reasonable best efforts and cooperate in good faith to arrange debt financing to support the transactions, and (iv) form transaction vehicles to consummate the transactions to acquire the Company.

In addition, the parties to the Consortium Agreement also agreed, among other things, without the written consent of the other parties, not to (i) make a competing proposal or join with, or invite, any other person to be involved in the making of any competing proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a competing proposal, (iii) finance or offer to finance any competing proposal, (iv) enter into any written or oral agreement, arrangement or understanding regarding, or do, anything which is directly inconsistent with the transaction, (v) acquire or dispose of any Shares or other securities of the Company, (vi) take any action that would make have the effect of preventing, disabling or delaying such party from performing its obligations under the Consortium Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described above.

On February 4, 2016, Anhui Zhongan Xinzhao Private Equity Investment LLP, the Chairman Parties, Guangzhou Huifu Kaile Investment (L.P.) and Shanghai Dajun Guancheng Capital Fund entered into an adherence agreement (the “Adherence Agreement”) to the Consortium Agreement, pursuant to which Anhui Zhongan Xinzhao Private Equity Investment LLP became a party to the Consortium Agreement and agreed to join the Consortium. Pursuant to the Adherence Agreement, Anhui Zhongan Xinzhao Private Equity Investment LLP agreed to be bound by, and subject to, certain covenants, terms and conditions of the Consortium Agreement as a Sponsor as though an original party thereto.

Rollover Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Rollover Agreement with Parent. Pursuant to the Rollover Agreement, among other things, the Rollover Shares will, at the Effective Time, be converted into newly issued ordinary shares of the Surviving Company upon the terms and subject to the conditions thereof and the Rollover Shareholders will receive no consideration in the Merger. As of the date of the proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the total number of issued and outstanding Shares, which represents approximately 43.9% of the total voting rights in the Company.

Under the terms of the Rollover Agreement, the Company is an express third-party beneficiary of the Rollover Agreement, and will be entitled to specific performance of the terms thereof (in addition to any other available remedy at law or in equity). The Rollover Agreement will terminate immediately upon the valid termination of the Merger Agreement pursuant to its terms.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, among other things, each Rollover Shareholder has agreed to (i) when a meeting of the shareholders of the Company is held, appear at such meeting or otherwise cause their Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, all of its Shares (a) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Transactions, including the Merger, (b) in favor of any other matter necessary to the consummation of the Merger or otherwise reasonably requested by Parent in order to consummate the Merger, (c) against any Acquisition Proposal (as defined in the Merger Agreement) or any other transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Merger, and (d) against any other action, agreement or transaction that is intended, that could, or the effect of which could, facilitate an Acquisition Proposal or impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the performance by such shareholder of its obligations under the Support Agreement. As of the date of the proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the total number of issued and outstanding Shares, which represents approximately 43.9% of the total voting rights in the Company.

Remedies

The Company, Holdco, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

Until such time as the Company pays the Company Termination Fee to Parent or Parent pays the Parent Termination Fee to the Company, as the case may be, pursuant to the terms of the Merger Agreement, the remedies available to each party will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee from the Company or the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Parent Termination Fee from Parent.

The maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent Termination fee of US$12 million and the Company Termination Fee of US$6 million, respectively, and reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. If (a) the Company pays, and Parent receives, the Company Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives, the Parent Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and their respective affiliates (and other related persons) under the Merger Agreement and the Limited Guarantees.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Rollover Agreement with Parent. Pursuant to the Rollover Agreement, among other things, the Rollover Shares will, at the Effective Time, be converted into newly issued ordinary shares of the Surviving Company upon the terms and subject to the conditions thereof and the Rollover Shareholders will receive no consideration in the Merger. As of the date of the proxy statement, the Rollover Shareholders beneficially own approximately 43.9% of the total number of issued and outstanding Shares, which represents approximately 43.9% of the total voting rights in the Company.

Given the Company will become a privately-held company following the completion of the Merger, the interests of such members of the Buyer Group in the Surviving Company will be illiquid, with no public trading market for the shares to be held by such members in the Surviving Company and no certainty of an opportunity to sell such shares at an attractive price, or that any dividends paid by the Surviving Company will be sufficient to recover their investment. Each of such members of the Buyer Group may also enjoy benefits from future earnings and growth of the Surviving Company.

Treatment of Company Share Awards

At the Effective Time, the Company will (i) cancel all Company Options under the Share Incentive Plan that are then vested, outstanding and unexercised and each holder of such cancelled Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of US$2.51 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) convert each Company Option under the Share Incentive Plan that is then unvested, outstanding and unexercised into options with substantially the same terms and conditions as the cancelled Company Option, that is equal to the product of (A) the number of Shares subject to such unvested Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio with an exercise price per ordinary share of Parent or such Affiliate of Parent (rounded up to the nearest whole cent) equal to (x) the exercise price for each such Ordinary Share subject to such Unvested Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio.

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108), as a group and excluding Mr. Zhang, beneficially own: Company Options, whether or not vested or exercisable, to purchase 965,107 Shares issued pursuant to the Share Incentive Plan. In addition to Mr. Zhang’s beneficial ownership of the Rollover Shares to be contributed to Parent in accordance with the terms of the Rollover Agreement, Mr. Zhang also beneficially owns Company Options, whether or not vested or exercisable, to purchase 173,334 ordinary shares issued pursuant to the Share Incentive Plan (these Company Options have a weighted average exercise price of US$1.29 per Share). Such Company Share Awards of Mr. Zhang will also be treated in the same manner as other Company Share Awards as set forth in this section if the Merger is consummated.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Company Share Awards granted under the Share Incentive Plans, whether vested or unvested, and (d) the cash payment that will be made in respect of the Share Incentive Plan granted under the Company Share Awards at the Effective Time (in all cases before applicable withholding taxes).

	Shares		Company Options
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment Thereof in US$	Shares Underlying		Cash Payment Therefor in US$
Chuanwei Zhang	52,428,899	—	173,334		211,467
Jianren Wen	320,000	—		*		*
Zhongmin Shen	150,000	—		*		*
Jinfa Wang	833,897	351,400		*		*
Longgen Zhang	—	—	—		—
Dabing Zhou	—	—	—		—
Stephen Markscheid	—	—	—		—
Ng Kwok Yin, Ricky	—	—		*		*
Qiying Zhang	30,000	75,300		*		*
Jiawan Cheng	131,000	178,210		*		*
Yunshan Jin	300,000	—		*		*
Pu Yang	90,000	225,900		*		*
Yuanfeng Fan	2,500	6,275		*		*
Limin Wang	—	—		*		*
Ronghua Zhu	—	—		*		*
All Directors and Executive Officers as a Group	54,286,296	837,085	1,138,441		1,388,898

*	Less than 1.0% of issued and outstanding Shares as of the date of this proxy statement

After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers (excluding Mr. Zhang) may receive in respect of their Shares is approximately US$2,014,516, including US$837,085 in respect of Shares, and approximately US$1,177,431 in respect of Company Share Awards.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Holdco, Parent and Merger Sub have agreed that:

•	The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by law.

•	The Surviving Company shall maintain in effect for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this sub-section shall terminate.

•	From and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of any Group Company or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under such Group Company’s respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the Merger Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this sub-section is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable law and any Group Company’s respective organizational and governing documents in effect as of the date hereof.

•	In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or at Parent’s option, Parent, shall assume the obligations set forth hereunder.

•	The provisions related to the Directors’ and Officers’ Indemnification and Insurance shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of such provisions.

•	Nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in the provisions related to the Directors’ and Officers’ Indemnification and Insurance is not prior to or in substitution for any such claims under any such policies.

The Special Committee

On November 17, 2015, the Board established a Special Committee of directors to consider the proposal from Mr. Zhang and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Mr. Dabing Zhou and Mr. Stephen Markscheid. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Shareholders and none of them is related to any member of the Buyer Group or otherwise related to management of the Company. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity in the amount of US$80,000 for Mr. Zhou and US$60,000 for Mr. Markscheid (the payment of which is not contingent upon the consummation of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

After the consummation of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions, and that Mr. Zhang will remain in his position as the chairman of the Board and chief executive officer of the Surviving Company.

Related-Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of significant related-party transactions for the years ended December 31, 2013 and 2014, see “Item 7. Major Shareholders and Related-Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 113 for a description of how to obtain a copy of our Annual Report.

The Company entered into share purchase agreements in May and October 2015 to acquire the entire stake in China Smart Electric Group Limited (“China Smart”), a Cayman Islands company. China Smart owns all of the equity interest in Wise Renergy Holdings Limited, a Hong Kong company, which in turn owns all of the equity interests in mainland China-based subsidiaries, Tianjin REnergy Electrical Co., Ltd. and Tianjin Ruiyuan Electrical Co., Ltd. (all such Renergy entities are collectively referred to as “RENergy”). Pursuant to the share purchase agreements, then shareholders of RENergy exchanged their equity interests in RENergy for a total cash consideration of approximately RMB925.4 million, comprising a combination of cash and newly issued Shares of the Company. Mr. Ling Wu, the spouse Mr. Zhang, was one of the beneficial owners of RENergy who sold certain of her entities holding the shares in China Smart. Upon full payment of the purchase consideration by the Company, Ling Wu received 20,539,306 Shares in the Company and approximately RMB213.5 million in cash. Please also refer to the transactions described under “Transactions in Shares and ADSs—Transactions within the Buyer Group” beginning on page 107.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Consortium in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	2,150,000
Legal fees and expenses	1,233,000
Special Committee fees	140,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	250,000
Total	3,773,000

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement—Termination Fee.”

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting of the Company. As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 70,528,755 Shares (including the Shares represented by ADSs), which represents approximately 43.9% of the entire issued and outstanding Shares entitled to vote as of the date of this proxy statement.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws, all approvals of, and filings and registrations and other requisite formalities with governmental authorities in the People’s Republic of China, including but not limited to the State Administration of Foreign Exchange, Guangdong Provincial Development and Reform Commission and the Department of Commerce, in each case, of the Guangdong Province, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 103).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement or as a result of the exercise of Dissenters’ Rights. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, cooperatives, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations (including private foundations), (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The exchange of Shares for cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 103), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset ordinary income is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors—Material PRC Income Tax Consequences” beginning on page 71), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to claim as a credit any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless you have other income treated as derived from non-U.S. sources that can support the credit under applicable limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the U.S.-PRC income tax treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

If we were treated as a passive foreign investment company, or “PFIC,” any gain recognized by a U.S. Holder on his receipt of cash in exchange for Shares in the Merger or as a result of exercising Dissenters’ Rights would be taxed as ordinary income, and not a capital gain. An interest charge also would apply to reflect the deferral of income recognition from the time the U.S. Holder acquired his Shares until the Effective Time.

A non-U.S. corporation is a passive foreign investment company, or a “PFIC,” for any taxable year if either (i) at least 75% of our gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). In applying these tests, the foreign corporation is treated as owning its proportionate share of the assets and receiving our proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

If a foreign corporation is treated as a PFIC for any taxable year during a shareholder’s holding period in his shares, the corporation generally will continue to be treated as a PFIC with respect to that shareholder for all succeeding years during which he holds his shares.

We disclosed in our Annual Report on Form 20-F for the year ended December 31, 2014 that we did not believe we were a PFIC for our taxable year ended December 31, 2014. This determination was made based on our significant cash balances, the market price of the ADSs, and the composition of our income and assets. Based on our unaudited financial statements for the first three quarters of 2015, we also believe we were not a PFIC for the year ended December 31, 2015. We are unable at this time to provide any guidance as to our PFIC status for the current, 2016 taxable year, since the determination of whether we are a PFIC for any taxable year depends on the market price of our ADSs and Shares, which may fluctuate significantly, as well as the composition of our income and assets during the year. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to our PFIC status for any year. In the event that we determine that we were not a PFIC for 2015, there can be no assurance that the IRS or a court will agree with our determination. There also can be no assurance that the IRS or a court will agree with our determination as to our PFIC status for 2014 or any prior taxable year.

The PFIC rules provide for certain elections that can, in certain circumstances, alter the tax consequences of PFIC status as generally described above. One such election, the “qualified electing fund” or “QEF” election, requires (among other things) that the PFIC shareholder include with his U.S. federal income tax return a “PFIC Annual Information Statement” provided by the foreign corporation and disclosing to the shareholders his pro rata shares of the corporation’s “ordinary earnings” and “net capital gain” which must be determined under U.S. tax principles. We do not intend to calculate our “ordinary earnings” or “net capital gain” as determined under U.S. tax principles, nor do we intend to supply U.S. shareholders with the required “PFIC Annual Information Statement.” A different election, the “market to market” election, could be available if out Shares are considered “marketable stock” as defined for purposes of the election rules.

U.S. Holders are urged to consult their own advisors regarding the details of the PFIC rules and any elections that may be available to them.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax) will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “PRC resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council of the PRC adopted the Regulation on the Implementation of EIT Tax Law, which defines the “de facto management body” as an establishment that has substantial and overall management and control over the production and business operations, personnel, financial functions, properties, etc. of an enterprise. Additionally, the State Administration of Taxation of the PRC (the “SAT”) issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, which is explicitly applicable to Chinese-controlled offshore enterprises. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, to the extent such gain is derived from sources within the PRC, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business. Under the Individual Income Tax Law of the PRC, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20% if the gain is from sources within the PRC. Relief from these taxes may be sought under applicable Income Tax Treaties/Arrangements with China.

In the absence of explicit rules addressing the determination of “de facto management body” of non-Chinese controlled offshore enterprises as well as a definitive determination of the Company’s residency status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax by holders of such Shares that are non-resident enterprises or individuals.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the SAT, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the SAT, which became effective as of April 1, 2011, if any non–resident enterprise indirectly transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. On February 3, 2015, the SAT further promulgated the Public Notice of State Administration of Taxation on Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-resident Enterprises (“Circular 7”), effective from February 3, 2015, to replace certain provisions under Circular 698 and Bulletin 24 and to further strengthen the regulation over enterprise income tax applicable to indirect transfer of properties by non-resident enterprises. According to Circular 7, where a non-resident enterprise indirectly transfers equity interests in a PRC resident enterprise, properties of an establishment or place in the PRC or immovable properties in the PRC (collectively, the “PRC Taxable Properties”), through the implementation of a scheme, including transfer of equity interests and other similar rights of an overseas enterprise (an “Overseas Enterprise”), without a reasonable commercial purpose and resulting in the avoidance of the enterprise income tax liability, upon review and examination of the documents submitted, such indirect transfer may be re-characterized as a direct transfer of the PRC Taxable Properties by the in-charge tax authorities in accordance with the EIT Law and thus be subject to EIT in the PRC. As such, in accordance with Circular 7, if the Merger and its concurrent transactions (whereby certain Shares and ADSs will be cancelled in exchange for cash and the Rollover Shares will be converted into ordinary shares of the Surviving Company, the “Concurrent Transactions”) where non-PRC resident corporate shareholders or ADS holders were involved are determined by the PRC tax authorities to lack reasonable commercial purpose and result in the avoidance of PRC income tax, the Concurrent Transactions would be re-characterized as direct disposal of shares in the Company’s subsidiaries in the PRC (the “Chinese Shares”) and as a result, any gain recognized on the receipt of consideration for such Shares or ADSs attributable to the Chinese Shares pursuant to the Concurrent Transactions by the Company’s shareholders who are non-resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief)..

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing one ordinary share, on NYSE under the symbol “MY” for (i) each quarter since the Company became publicly listed on NYSE in October 2010 and (ii) each of the past three months (through March 1, 2016):

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2010
Fourth quarter (since October 4, 2010)	14.70	9.52
2011
First quarter	11.67	8.90
Second quarter	10.73	5.10
Third quarter	6.69	2.43
Fourth quarter	3.36	1.18
2012
First quarter	3.14	1.90
Second quarter	2.47	1.10
Third quarter	1.55	1.06
Fourth quarter	1.60	1.11
2013
First quarter	2.13	1.13
Second quarter	2.26	1.15
Third quarter	2.66	1.48
Fourth quarter	3.52	1.84
2014
First quarter	4.34	2.22
Second quarter	3.88	2.16
Third quarter	3.61	2.61
Fourth quarter	3.09	1.97
2015
First quarter	2.44	2.00
Second quarter	3.82	2.31
Third quarter	2.94	1.86
Fourth quarter	2.42	1.93
2016
January	2.32	2.00
February	2.40	1.99
March (through March 1, 2016)	2.39	2.38

The Per ADS Merger Consideration implies a 13.1% premium over the Company’s closing price of US$2.22 per ADS on October 30, 2015, the last full trading day prior to the Company’s public announcement that it had received a going-private proposal, a 9.1% premium over the Company’s closing price of US$2.30 per ADS on October 23, 2015, one week prior to the public announcement and a 22.4% premium over the Company’s closing price of US$2.05 per ADS on October 2, 2015, one month prior to the public announcement. On March 1, 2016 the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$2.39 and US$2.38, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have never declared or paid any dividends, nor do we have any present intention to pay any cash dividends on our ordinary shares for the foreseeable future. We currently intend to retain all of our available funds and any future earnings to operate and expand our business. As of the date of this proxy statement, we do not have any declared and unpaid dividend.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board and applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. Our ability to pay dividends depends on the ability of our subsidiaries to pay dividends to us. In particular, each of our PRC subsidiaries may pay dividends only out of any accumulated distributable profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Moreover, pursuant to relevant PRC laws and regulations applicable to our PRC subsidiaries, a certain percentage of each of our PRC subsidiaries’ after-tax profits are required to be set aside in a statutory common reserve fund. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires: (i) an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the cumulative amount of such reserves reaches 50% of its registered capital for our PRC subsidiaries, except for Guangdong Mingyang Wind Power Industry Group Co., Ltd., or Guangdong Mingyang; or (ii) an appropriation of after-tax profit as decided by the board of directors of Guangdong Mingyang, a Sino-foreign joint venture; and the other fund appropriations are at our PRC subsidiaries’ discretion. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances or cash dividends. Furthermore, if any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2016, at          a.m. (Beijing time) at         .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A, be authorized and approved;

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If the Merger is completed, at the Effective Time, each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled and cease to exist in exchange for the right to receive US$2.51 in cash per Share without interest and net of any applicable withholding taxes. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$2.51 in cash per ADS without interest and net of any applicable withholding taxes. The holders of ADS will bear any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees pursuant to the terms of the Deposit Agreement. If the Merger is completed, each of the Rollover Shares will be converted into one ordinary share of the Surviving Company and no cash consideration will be received by the holders thereof. The Excluded Shares (other than the Dissenting Shares), including Excluded Shares represented by ADSs (other than ADSs that represent the Dissenting Shares), issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares issued and outstanding immediately prior to the Effective Time will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously:

•	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Shareholders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger; and

•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than             ,              at          p.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than          p.m. (New York City time) on             ,              in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 160,534,813 Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. Shareholders holding not less than an aggregate of one-third of all Shares in issue on the Share Record Date present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote, will constitute a quorum for the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

As of the date of this proxy statement, there are 160,534,813 Shares issued and outstanding (including the Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting— Procedures for Voting.” We expect that, as of the Share Record Date, there will be 160,534,813 Shares issued and outstanding (including the Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 70,528,755 Shares (including the Shares represented by ADSs), which represents approximately 43.9% of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108 for additional information. Pursuant to the terms of the Support Agreement and the Rollover Agreement, these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Shareholders’ shareholding as described above and assuming their compliance with their voting undertaking under the Support Agreement and the Rollover Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, a quorum will be present at the extraordinary general meeting. As of the date of this proxy statement, our directors and executive officers beneficially own, in aggregate, (a) 54,286,296 Shares (including Shares represented by ADSs), which represent 33.8% in number and voting right of the Company’s issued and outstanding Shares, and (b) Company Options to purchase 1,138,441 Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108 for additional information. These directors and executive officers have informed us that they intend, as of the date hereof, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Share.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than         p.m. on             ,             (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86-760-2813-8698.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on             ,             (New York City time) (who do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than         p.m. (New York City time) on             ,             . The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that pursuant to the terms of the Depositary Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted by the ADS Depositary but a discretionary proxy will be granted by the ADS Depositary to the Company, as designee, with respect to such Shares. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on             ,              together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank, N.A. - Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NYSE. Shares are not listed and cannot be traded on any stock exchange other than NYSE, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders’ ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, Attention: Investor Relations Department.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than p.m. (Beijing time) on , , which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to         p.m. (New York City time) on             ,             . A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Wish to Dissent from the Merger

Shareholders who continue to hold their Shares in their own name until the vote to authorize the Merger is taken at the extraordinary general meeting will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE          P.M. (NEW YORK CITY TIME) ON             ,             , AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +86-760-2813-8698.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it, together with the Plan of Merger, are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Holdco, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 113.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly-traded company. The closing of the Merger will occur on the fifteenth business day after all of the conditions to the Merger have been satisfied or waived. On the closing date of the Merger, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective on the date specified in the Plan of Merger.

We expect that the Merger will be consummated in the first half of 2016, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association of the Surviving Company will be amended to read in their entirety the same as the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such memorandum and articles of association, except that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to refer to “China Ming Yang Wind Power Group Limited” and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company as set out in the Plan of Merger, and (b) the officers (other than the directors) of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

At the Effective Time, each issued and outstanding Share (other than the Excluded Shares) will be cancelled and cease to exist in exchange for the right to receive US$2.51 in cash without interest. At the Effective Time, each issued and outstanding ADS (representing one Share (other than any ADSs representing the Excluded Shares)) will be cancelled in exchange for the right to receive US$2.51 in cash without interest, and net of any applicable withholding taxes. The holders of ADSs will bear any applicable fees, charges and expense of the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees pursuant to the terms of the Deposit Agreement. If the Merger is completed, the Excluded Shares (other than the Dissenting Shares), including Excluded Shares represented by ADSs (other than ADSs that represent the Dissenting Shares), will be cancelled and cease to exist and no payment or distribution will be made with respect thereto. Each Dissenting Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law, and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Law.

At the Effective Time, each ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. Each Rollover Share will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time.

Treatment of Company Share Awards

At the Effective Time, the Company will, (i) cancel all Company Options under the Share Incentive Plan that are then vested, outstanding and unexercised and each holder of such cancelled Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of US$2.51 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) convert each Company Option under the Share Incentive Plan that is then unvested, outstanding and unexercised into an option of Parent or an affiliate of Parent with substantially the same terms and conditions as the cancelled Company Option, that is equal to the product of (A) the number of Shares subject to such unvested Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio with an exercise price per ordinary share of Parent or such Affiliate of Parent (rounded up to the nearest whole cent) equal to (x) the exercise price for each such Ordinary Share subject to such Unvested Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio.

Exchange Procedures

Prior to the Effective Time, Holdco or Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for all payments required to be made in respect of the Per Share Merger Consideration and Per ADS Merger Consideration (collectively, the “Merger Consideration”). Prior to the Effective Time, Holdco or Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Ordinary Shares and ADSs (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

As promptly as practicable after the Effective Time, the Surviving Company will cause the Paying Agent to mail to each registered holder of the Shares entitled to receive the merger consideration (a) a letter of transmittal specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) will be effected and (b) instructions for effecting the surrender of share certificates, if any (or affidavits and indemnities of loss in lieu of the share certificates). Upon surrender of any share certificate (or affidavit and indemnity of loss in lieu of the share certificate) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such share certificate and each registered holder of Shares which are not represented by a share certificate shall be entitled to receive a check in the amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) multiplied by (y) the Per Share Merger Consideration.

As promptly as reasonably practicable following the Effective Time, the Paying Agent will transmit to the ADS Depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), multiplied by (b) the Per ADS Merger Consideration. The ADS Depositary will distribute the Per ADS Merger Consideration to the ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs, after deducting any fees, including ADS cancellation fees, charges and expenses due to or incurred by the Depositary, and any necessary tax withholding or deductions. The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the ADS Depositary will be treated for all purposes as having been paid to the holders of ADSs.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Holdco, Parent and Merger Sub and representations and warranties made by Holdco, Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC prior to the date of the Merger Agreement. Furthermore, the representation and warranties made by the Company were qualified by the actual knowledge of the Chairman Parties as of the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Holdco, Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of agreements, arrangements or commitments relating to the issued or unissued share capital of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any share capital of the Company or any of its subsidiaries, the absence of any securities or encumbrances on Company securities that would give their holders the right to vote with the Company’s shareholders; and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations and to consummate the enforceability of the Merger Agreement against the Company;

•	the required vote of the Company’s shareholders to authorize, approve and adopt the Merger Agreement;

•	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the Merger Agreement, Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) and the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Board;

•	the absence of (i) any conflict with or violation of the memorandum and articles of association or other equivalent organizational documents of the Company or any of its subsidiaries; (ii) any conflict with or violation of any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected; or ((iii) any violation, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default)) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance (other than permitted encumbrances) on any property or asset of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, deed of trust, contract, agreement or Company permit or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective asset or property is bound or affected, except, with respect to clause (ii) to (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect;

•	the absence of material notices, reports or other filings that are required to be made by the Company with, or any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	compliance with applicable laws, licenses and permits;

•	Compliance with all approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China;

•	the Company’s SEC filings since January 1, 2013 and the financial statements included or incorporated by reference in such SEC filings;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated thereunder applicable to the Company’s SEC reports;

•	the accuracy of the information provided in the Company’s SEC filings;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities or obligations of the Company or its subsidiaries;

•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from September 30, 2015 to the date of the Merger Agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans and labor and employment matters;

•	real property;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•	insurance matters;

•	personal property and inventory;

•	interested party transactions;

•	accounts receivable;

•	the receipt of a fairness opinion from Duff and Phelps, LLC, as the financial advisor to the Special Committee;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, is or is reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, or would prevent or materially delay consummation of the Transactions by the Company or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i)	changes in general business, economic, political or financial market conditions in the People’s Republic of China or the United States;

(ii)	changes in International Financial Reporting Standards (“IFRS”) or applicable Laws after the date of the Merger Agreement;

(iii)	changes that are the result of factors generally affecting the principal industries in which the Company and its subsidiaries operate;

(iv)	any change after the date of the Merger Agreement affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates (it being understood that the underlying cause of such change may, except as otherwise provided in the definition of the “Company Material Adverse Effect”, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(x)	the public announcement of the Merger Agreement or the consummation of the Transactions, including any initiation of shareholder litigation or other legal proceeding relating to the Merger Agreement or the Transactions.

provided, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i), (ii), (iii) and (iv) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Holdco, Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	their memorandum and articles of association being in full force and effect;

•	their capitalization, ownership and structure;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the enforceability of the Merger Agreement against them;

•	the approval and corporate authorization by Holdco, Parent and Merger Sub of the Merger Agreement and the consummation of the Transactions;

•	the absence of any breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of Holdco, Parent or Merger Sub, (ii) any breach or violation of any Law applicable to Holdco, Parent or Merger Sub or by which any property or asset of Holdco, Parent or Merger Sub is bound or affected, or (iii) any default under any of the terms, conditions or provisions of any contract to which Holdco, Parent or Merger Sub is a party, or an acceleration of Holdco’s, Parent’s or Merger Sub’s obligations under any such Contract, except, in the case of clause (ii) or clause (iii), for any such default, acceleration or creation as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Holdco, Parent or Merger Sub to consummate the Merger and the other Transactions;

•	the absence of material notices, reports or other filings that are required to be made by Holdco, Parent or Merger Sub with, or any material consents, registrations, approvals, permits or authorizations required to be obtained by Holdco, Parent or Merger Sub from, any governmental authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions;

•	the absence of legal proceedings against Holdco, Parent or Merger Sub;

•	the debt commitment letter, equity commitment letters and the absence of any default thereunder;

•	sufficiency of funds in the financing contemplated by the debt commitment letter and equity commitment letters;

•	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	the absence of undisclosed Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Holdco, Parent, Merger Sub or any of their respective affiliates;

•	independent investigation conducted by Holdco, Parent and Merger Sub;

•	the absence of (a) any side letters or other contracts relating to Transactions between two or more of the following persons: Rollover Shareholders, Holdco, Parent, Merger Sub, the Guarantor or any of their respective affiliates (other than any side letter or other contract among any one or more of the foregoing solely relating to Parent or the Surviving Company taking effect following the Effective Time), or (b) any contracts (i) between Parent, Merger Sub or any of their affiliates (excluding the Company and its subsidiaries), on the one hand, and any of the Company’s or its subsidiaries’ directors, officers or shareholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any shareholder of the Company (other than the Rollover Shareholders) would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries; and

•	the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

The Company has agreed that, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as required by applicable Law or (ii) with the prior written consent of Parent, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its subsidiaries shall use their reasonable best efforts to (a) preserve substantially intact their existing assets, (b) preserve substantially intact their business organization, (c) keep available the services of their current officers, employees and consultants, (d) maintain and preserve intact their current material relationships with key customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations and (e) comply in all material respects with applicable Law.

By way of amplification and not limitation, except as required by applicable law, as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of Parent, the Company will not and will not permit its subsidiaries, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement, to:

•	amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (A) any shares of any class of the Company, or any options, warrants, convertible securities or other rights of any kind (including any Company Share Award) to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company (other than (x) in connection with the exercise or settlement of any Company Share Awards outstanding on the date hereof in accordance with the Share Incentive Plan and applicable award agreement or (y) in transactions solely among the Company’s wholly-owned subsidiaries or between the Company and any of its wholly-owned subsidiaries), or (B) any property or assets (whether real, personal or mixed, and including leasehold interests, intangible property and intellectual property) with a value in excess of RMB30 million of the Company or any subsidiary (other than (x) sale of such property or assets (including inventory) in the ordinary course of business and consistent with past practice or (y) in transactions solely among the Company’s wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its shares other than dividends or other distributions from any Group Company to the Company or another Group Company which is wholly owned by the Company;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its share capital, in each case other than in connection with the settlement of any Company Share Awards in accordance with the Share Incentive Plan and the Merger Agreement;

•	(A) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, recapitalization, restructuring, reorganization or similar transaction involving any Group Company (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), or (B) create any new subsidiaries;

•	(A) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than a wholly-owned subsidiary of the Company), or (B) acquire any assets (other than (x) in the ordinary course of business consistent with past practice or (y) assets of a wholly-owned subsidiary of the Company);

•	(A) incur, assume, alter, amend or modify any indebtedness, guarantee any indebtedness, or issue any debt securities, in each case, in excess of RMB30 million individually or RMB30 million in the aggregate, or (B) make (x) any loans or advances to any director or executive officer of the Company or (y) any loans or advances in excess of RMB2 million individually or RMB10 million in the aggregate to any other person;

•	create or grant any Lien on any assets (including Company intellectual property) of any subsidiaries of the Company other than in the ordinary course of business consistent with past practice;

•	(A) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of RMB10 million, unless specifically included in the Company’s current budget and operating plan approved by the Board, or (B) authorize or make any commitment with respect to capital expenditures which are, in the aggregate (including capital expenditures included in the Company’s budget and operating plan), in excess of RMB30 million for the Group Companies taken as a whole, in each case other than ordinary course expenditures necessary to maintain existing assets in good repair;

•	guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness as permitted by the foregoing clause (vii));

•	except as otherwise required by law or pursuant to any Company employee plan in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment or service (including the renewal of any such agreements), or terminate or amend any such agreements, with any director or officer of any Group Company or any other employee or individual service provider of any Group Company who has an annual base salary in excess of RMB400,000, (B) grant or provide any material severance or termination payments or benefits to any director, officer, employee or individual service provider of any Group Company, (C) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or grant, issue or make any new equity awards to any director, officer, employee or individual service provider of any Group Company, except annual base salary increases to non-officer employees of any Group Company made in the ordinary course consistent with past practice, (D) establish, adopt, amend or terminate any Company employee plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company employee plan if it were in existence as of the date of this Agreement or, except as otherwise expressly set forth in this Agreement, amend the terms of any outstanding Company Share Awards, (E) except as otherwise expressly set forth in this Agreement, with respect to Company Share Awards, take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company employee plan, to the extent not already required in any such plan, or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company employee plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS;

•	make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of any Group Companies except as required by changes in IFRS or applicable Law;

•	enter into, or materially amend or modify, or consent to the termination of any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any subsidiary’s material rights thereunder, or fail to comply with or breach in any material respect any material contract;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

•	commence any material action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any action other than any settlement involving only the payment of monetary damages not in excess of RMB5 million not relating to this Agreement or the Transactions;

•	engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

•	permit any item of material business intellectual property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to material business intellectual property, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material business intellectual property;

•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	take any action which would be reasonably likely to result in a Company Material Adverse Effect;

•	make or change any material tax election, amend any material tax return, enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, consent to any extension or waiver of the statute of limitations applicable to any tax claim or assessment relating to the Group Companies, or change any method of tax accounting;

•	do any other act which would reasonably cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at any time as of which it is given;

•	take any action which would be reasonably likely to result in a Company Material Adverse Effect; or

•	agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Shareholders’ Meeting

As promptly as practicable, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company will take all actions reasonably necessary to call, give notice of, set a record date for, and convene a general meeting of the shareholders for the purpose of obtaining the Company Shareholder Approval. As soon as reasonably practicable, the Company will hold such general meeting in accordance with its memorandum and articles of association. The Company may postpone or adjourn the general meeting for up to 30 calendar days (but in any event no later than five business days prior to the Termination Date) (i) if at the time the general meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the general meeting; or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the general meeting.

Unless there has been a Change in the Company Recommendation (as defined below in the section titled “No Change of Recommendation”), which change was made in accordance with the Merger Agreement, the Board will make the recommendation that the shareholders of the Company approve and adopt the Merger Agreement (the “Company Recommendation”) and will take all lawful actions to solicit the Company Shareholder Approval. In the event that subsequent to the date of the Merger Agreement, the Board authorizes the Company to terminate this Agreement pursuant to the Merger Agreement, the Company will not be required to convene a general meeting and submit the Merger Agreement to the shareholders for approval.

No Solicitation of Transactions

Until the earlier of the Effective Time or the termination of the Merger Agreement, the Company agrees that neither it nor any of its subsidiaries nor any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage (including by way of furnishing information in a manner designed to encourage), or take any other action to facilitate, any inquiries or the making of any Acquisition Proposal (including without limitation any proposal or offer to the Company’s shareholders) that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal,

•	enter into, maintain or continue discussions or negotiations with, or provide any nonpublic in-formation relating to any Group Company or the Transactions to, any person or entity in connection with, or in order to obtain, an Acquisition Proposal, or

•	agree to, approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Acquisition Proposal, or enter into any Alternative Acquisition Agreement, or consummate, any Acquisition Proposal.

The Company will, and will cause its subsidiaries and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement by the Company, any of its subsidiaries or any of their representatives with respect to an Acquisition Proposal.

As used herein and for purposes of the Merger Agreement, an “Acquisition Proposal” means any proposal or offer relating to any of the following (other than the Transactions): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company or to which ten percent (10%) or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring as-sets, individually or in the aggregate, constituting ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries or to which ten percent (10%) or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of ten percent (10%) or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning ten percent (10%) or more of any class of equity securities of the Company, (v) any public solicitation of proxies in opposition to approval and adoption of this Agreement and approval of the Merger by the Company’s shareholders or (vi) any other transaction proposed in writing to the Special Committee by any Third Party the consummation of which may prevent, impede or materially delay the Transactions.

The Company will notify Parent as promptly as practicable (and in any event within 24 hours after the Company attains knowledge thereof) of any proposal or offer, or any request for information or other inquiry or request, that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall indicate the identity of the person making such proposal or offer and the material terms and conditions of such proposal or offer, accompanied by, if applicable, copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it will keep Parent informed, on a reasonably current basis (at least within 24 hours of occurrence of any material changes, developments, discussions or negotiations) of the status and material details of (including discussions with respect to or amendments or proposed amendments to) any such proposal or offer. Without limiting the foregoing, the Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or Special Committee, as applicable, may consider any Acquisition Proposal.

Notwithstanding anything to the contrary in the foregoing, at any time prior to the receipt of the Company Shareholder Approval, the Company may, subject to compliance with the Merger Agreement and acting under the direction of the Special Committee, furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to an Acquisition Proposal that did not arise or result from any breach of the Merger Agreement, if, prior to furnishing such information and entering into such discussions, the Board has (i) determined, in its good faith judgment (after consultation with a financial advisor who shall be an independent internationally recognized investment banking firm and outside legal counsel) that (a) such proposal or offer constitutes, or is reasonably likely to result in a Superior Proposal and (b) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Board’s fiduciary duties under applicable law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two business days prior to taking any such action, and (iii) obtained from such person an acceptable confidentiality agreement (it being understood that an acceptable confidentiality agreement and any related agreements shall not include any provision granting such person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Parent a copy of such acceptable confidentiality agreement; provided, that the Company will promptly make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (each reference to “ten percent (10%) or more” in the definition of “Acquisition Proposal” shall be replaced with “more than fifty percent (50%)”) on terms that the Special Committee shall have determined in good faith (after receiving the advice of its financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including conditionality) and the person making the proposal and (ii) if consummated, would result in a transaction more favorable to the holders of the Ordinary Shares and holders of ADSs (other than holders of the Rollover Shares) from a financial point of view than the Merger, after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to the terms of the Merger Agreement; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer, (B) the consummation of the transactions contemplated by such offer is conditioned upon receipt of financing or (C) the consummation of the transactions contemplated by such offer is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger (after giving effect to all modifications or adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to the terms of the Merger Agreement)).

No Change of Recommendation

Neither the Board nor any committee thereof will:

•	(a) withhold, withdraw, qualify, amend or modify in a manner adverse to Holdco, Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify, amend or modify in a manner adverse to Holdco, Parent or Merger Sub, the Company Recommendation, or (b) take any action or make any other public statement in connection with the Shareholders’ Meeting inconsistent with the Company Recommendation, (c) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement (any of such actions described in the foregoing clauses (a), (b) or (c), a “Change in the Company Recommendation”), or(d) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any Acquisition Proposal, provided that a “stop, look and listen” communication by the Board or the Special Committee pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 6.04 shall not be deemed to be a Change in the Company Recommendation,

•	cause or permit any Group Company to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing, if at any time prior to the receipt of the Company Shareholder Approval, the Company has received an unsolicited, written, bona fide proposal or offer with respect to an Acquisition Proposal that did not arise or result from any breach of the Merger Agreement, that is not withdrawn and that the Board (upon recommendation of the Special Committee) determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Board (upon the unanimous recommendation of the Special Committee) may, (x) in response to an Intervening Event, effect a Change in the Company Recommendation and authorize the Company to terminate this Agreement or (y) if the Company has received an unsolicited, bona fide written Acquisition Proposal and the Special Committee determines, in its good faith judgment, upon advice by a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, effect a Change in the Company Recommendation with respect to such Superior Proposal and authorize the Company to terminate this Agreement to enter into any Alternative Acquisition Agreement with respect to such Superior Proposal, but only if:

•	the Company shall have complied with its obligations under this Section 6.04

•	(A) with respect to a Change in the Company Recommendation in response to an Intervening Event, the Board (upon the unanimous recommendation of the Special Committee, after consultation with its financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel) determines in good faith that failure to do so would be inconsistent with its fiduciary duties under applicable Laws, or (B) with respect to a Change in the Company Recommendation or a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a bona fide written Acquisition Proposal that did not result from a breach of the terms of the Merger Agreement, the Board (upon the unanimous recommendation of the Special Committee, after consultation with its internationally recognized investment banking firm and outside legal counsel) determines in good faith that (x) failure to take such action would be inconsistent with its fiduciary duties under applicable Laws, (y) such Acquisition Proposal constitutes a Superior Proposal;

•	prior to effecting a Change in the Company Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement, the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board has received a Superior Proposal promptly after the Board determines it has received a Superior Proposal, stating that the Board intends to make a Change in the Company Recommendation and the manner in which it intends to do so, specifying the information required to be included in any notice required to be delivered to Parent under the Merger Agreement and including written evidence of the determination of the Board that the Company has received a Superior Proposal; and

•	Parent does not, within five business days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of the Merger Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Board determines in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, to be at least as favorable to the Company’s shareholders (other than the holders of the Excluded Shares) as such Superior Proposal; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period will require a new written notice of the terms of such amended Superior Proposal from the Company and an additional Notice Period that satisfies this requirement under the Merger Agreement.

Following the end of the Notice Period (and any renewed period thereof), the Special Committee shall have unanimously determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) after considering the terms of any modifications or adjustments to this Agreement proposed by Parent, that (x) with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Laws, and shall have communicated its unanimous recommendation to the Board to effect a Change in the Company Recommendation with respect to such Intervening Event or such Superior Proposal and (y) with respect to a Change in the Company Recommendation in connection with, or a termination of this Agreement to enter into an Alternative Acquisition with respect to a bona fide written Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the Merger Agreement, Holdco, Parent and Merger Sub have agreed that:

•	The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by law.

•	The Surviving Company shall maintain in effect for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this sub-section shall terminate.

•	From and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of any Group Company or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under such Group Company’s respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the Merger Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this sub-section is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable law and any Group Company’s respective organizational and governing documents in effect as of the date hereof.

In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or at Parent’s option, Parent, shall assume the obligations set forth hereunder.

•	The provisions related to the Directors’ and Officers’ Indemnification and Insurance shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of such provisions.

•	Nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in the provisions related to the Directors’ and Officers’ Indemnification and Insurance is not prior to or in substitution for any such claims under any such policies.

Agreement to Use Reasonable Best Efforts

The parties to the Merger Agreement will use their reasonable best efforts to:

•	take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Transactions, including using their reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities and officials and parties to contracts with the Company and the subsidiaries that may be or become necessary for the performance of the obligations of such parties thereto pursuant to the Merger Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and orders.

Financing

As of the date of the Merger Agreement, Parent has delivered to the Company copies of (i) an executed Debt Commitment Letter from China Construction Bank Guangdong Branch subject to the terms and conditions therein, to provide or cause to be provided the aggregate debt amounts set forth therein for the purpose of financing the Transactions, and (ii) executed Equity Commitment Letters from Mr. Zhang and the Sponsors, pursuant to which each of Mr. Zhang and the Sponsor has committed to contribute, or cause to be contributed, through one or more direct or indirect capital contributions (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities) to Holdco (for further direct or indirect capital contributions to Parent (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities)) or Parent, as applicable, up to the aggregate amount set forth therein, the proceeds of which shall be used by Parent to pay (or to cause to be paid) the Merger Consideration and any other amounts required to be paid pursuant to this Agreement. The Debt Commitment Letter and the Equity Commitment Letters (collectively the “Financing Commitments”) provide, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein.

Each of Holdco, Parent and Merger Sub shall use its reasonable best efforts to (a) obtain the financing on the terms and conditions described in the Financing Commitments, (b) maintain in effect the Financing Commitments, (c) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Commitments applicable to Holdco, Parent, and/or Merger Sub that are within its control, (d) seek to enforce its rights under the Equity Commitment Letter, and (e) consummate the financing at or prior to the Effective Time.

if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (x) Holdco, Parent and Merger Sub shall promptly notify the Company and (y) use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not less favorable in any material respect (as determined by Parent) than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the “Alternative Financing”). If any Parent Party becomes aware of the existence of any fact or event that would reasonably be expected to cause the Debt Financing to become unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Holdco, Parent and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain the Alternative Financing.

Certain additional Covenants

The Merger Agreement contains additional agreements between the Company and Holdco, Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	notification of certain events;

•	elimination or minimization of the effects of certain takeover statutes.

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request; or

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions.

Conditions to the Merger

The obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver of the following conditions:

•	the Company Shareholder Approval having been obtained;

•	no governmental entity of competent jurisdiction having issued any injunction, restraining order or judgement which is then in effect that prohibits the consummation of the Transactions; and

•	all consent, approval, authorization or permit of, compliance with the registration and filing of the documents as required by certain specified laws and regulations, including in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations shall have been obtained and be in full force and effect; and (ii) all other regulatory approvals shall have been obtained and be in full force and effect, except where the failure to obtain such other regulatory approvals would not, individually or in the aggregate, (A) have a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) or (B) prevent the consummation of any of the Transactions.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or written waiver of the following conditions:

•	(i) the representations and warranties of the Company regarding the capitalization of the Company and its Key Subsidiaries, authority relative to Merger Agreement and the vote required to be taken by the Company’s shareholders and the brokerage, finder’s or other fees or commission in connection with the Transactions (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) being true and correct in all respects and (ii) each of the other representations and warranties of the Company contained in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) being true and correct except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date);

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect;

•	the holders of no more than fifteen percent (15%) of the Shares shall have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law;

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the Merger are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of Holdco, Parent and Merger Sub contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of the Merger Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Holdco, Parent and Merger Sub to consummate the Merger.

•	Holdco, Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	Holdco, Parent and Merger Sub having each delivered to the Company a certificate, dated the closing date of the Merger, signed by a director of Parent and Merger Sub, respectively certifying as to the fulfillment of the above conditions.

Prior to the Termination Date, none of the Company, Holdco, Parent or Merger Sub may rely on the non-satisfaction of any condition set forth in the Merger Agreement to be satisfied if such non-satisfaction was caused by such party’s failure to comply with the Merger Agreement and consummate the Transactions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company (provided that this termination right is not available to either Parent or the Company, as applicable, whose failure to fulfill any obligation under the Merger Agreement or other intentional breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied), if:

•	the Merger is not consummated by February 2, 2017 (the “Termination Date”);

•	any final non-appealable judgment, restraining order or permanent injunction which is in effect as of such date that prohibits the consummation of the Transactions and has been issued by any governmental authority in any jurisdiction that is material to Holdco, Parent or the Company, provided that this right to terminate the Merger Agreement shall not be available to any party; or

•	the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger or the Transactions at the extraordinary general meeting or any adjournment thereof ;

(c)	by the Company:

•	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied prior to the Termination Date, provided that the Company is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

•	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, (b) the Company has irrevocably confirmed by written notice to Parent that all conditions to the obligations of the Company have been satisfied or waived and the Company stands ready, willing and able to consummate the Transactions during such period, and (c) Parent and Merger Sub have not funded the Closing within fifteen business days;

•	prior to receipt of the Company Shareholder Approval, in order to enter into an agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”), provided that the Superior Proposal did not result from any breach by the Company of its non-solicitation obligations under the Merger Agreement and immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under “Termination Fee”; or

•	prior to receipt of the Company Shareholder Approval, the Board, upon the unanimous recommendation of the Special Committee, has authorized the Company to terminate the Merger Agreement as a result of an Intervening Event, provided that immediately prior to or concurrently with such termination, the Company pays to Parent the termination fee as described below under “Termination Fee”.

(d)	by Parent:

•	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the corresponding conditions to closing would not be satisfied prior to the Termination Date, provided that Parent is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

•	if the Board (or the Special Committee) has changed, withheld, amended or modified its recommendation to the shareholders of the Company in a manner adverse to Parent or publicly announced its intention do so; or

•	a tender offer or exchange offer for Shares that constitutes an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”) is commenced by a person unaffiliated with Parent, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days.

Termination Fee

The Company is required to pay Parent a termination fee of US$6 million (the “Termination Fee”) if the Merger Agreement is terminated:

•	by Parent if (a) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement; (b) the Board changes its recommendation in favor of the Merger; (c) the Board adopts, approves, endorses or recommends an Acquisition Proposal; (d) the Company consummates any Acquisition Proposal or enters into any Alternative Acquisition Agreement; or (e) the Board fails to recommend against a tender or exchange offer for Shares that constitutes an Acquisition Proposal (within ten business days from the public announcement of the commencement of such Acquisition Proposal); or

•	by the Company (a) in order to enter into an alternative agreement with respect to a Superior Proposal, (b) in the event that the Board changes its recommendation as required by the directors’ fiduciary duties in connection with an Intervening Event, or, (c) in the event that a bona fide acquisition proposal has been publicly made and within twelve months following the termination of the Merger Agreement by either Parent or the Company because the closing of the Merger was not consummated prior to the Termination Date or Company Requisite Vote was not obtained, the Company consummates or enters into a definitive agreement with respect to such Acquisition Proposal.

•	Notwithstanding anything herein to the contrary, in the event that the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal that is received by the Company or otherwise made to the Company’s shareholders within 30 days of the date of this Agreement, then the Company Termination Fee shall mean a fee in the amount of US$3.75 million.

Parent is required to pay the Company a termination fee of US$12 million (the “Parent Termination Fee”) if the Merger Agreement is terminated:

•	by the Company due to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement (and such breach remains uncured);

•	the failure of Parent to complete the Merger within fifteen business days following the date on which the closing should have occurred pursuant to the Merger Agreement and (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (or waived by Parent and Merger Sub) and (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing;

•	by the Company or by Parent if (A) the closing of the Merger was not consummated prior to the Termination Date, (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that all consent, approval, authorization or permit of, compliance with the registration and filing of the documents as required by applicable laws and regulations in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations and all other regulatory approvals would not have been obtained and be in full force and effect, and (C) all conditions to Closing (other those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for all consent, approval, authorization or permit of, compliance with the registration and filing of the documents as required by applicable laws and regulations in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations and all other regulatory approvals; or

•	by the Company or by Parent if (A) an injunction shall have been issued, (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that any Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions, and (C) all conditions to Closing (other than no Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions, and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived.

•	In addition, Parent is required to pay the Company a termination fee of US$4 million in the event that the Merger Agreement is validly terminated by either the Company or Parent if (A) the closing of the Merger was not consummated prior to the Termination Date and (B) all conditions to Closing (other those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for the holders of no more than fifteen percent (15%) of the Shares shall have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law.

In the event that the Company or Parent fails to pay the Termination Fee or the Parent Termination Fee, as the case may be, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Remedies and Limitations on Liability

Company, Holdco, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

Until such time as the Company pays the Company Termination Fee to Parent or Parent pays the Parent Termination Fee to the Company, as the case may be, pursuant to the terms of the Merger Agreement, the remedies available to each party will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee from the Company or the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Parent Termination Fee from Parent.

The maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent Termination fee of US$12 million and the Company Termination Fee of US$6 million, respectively, and reimbursement of certain expenses in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. If (a) the Company pays, and Parent receives, the Company Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives, the Parent Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and their respective affiliates (and other related persons) under the Merger Agreement and the Limited Guarantees.

Amendment

The Merger Agreement may be amended by the parties hereto by action taken by Parent and the Company in writing (provided that, in the case of the Company, such action must be taken or authorized by the unanimous approval of the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Ordinary Share (including Ordinary Shares represented by ADSs) shall be converted upon consummation of the Merger.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant the Unaffiliated Shareholders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by you and to institute proceedings to obtain relief on the ground that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to the fair value of their shares, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at Citibank, N.A., 388 Greenwich Street, New York, New York 10013 (Attention: Depositary Receipts Group).

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, Attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$2.51 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The Company uses Renminbi as its reporting currency in its consolidated financial statements. The Company’s business is primarily conducted in China. A significant portion of its sales, costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this section were made at a rate of RMB6.2046 to US$1.00, the exchange rate on December 31, 2014 as set forth in the H.10 statistical release published by the Federal Reserve Board. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currency and through restrictions on foreign exchange activities.

Selected Historical Financial Information

The following table presents our selected consolidated financial information. The selected consolidated statements of income and comprehensive income data for the three years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from our audited consolidated financial statements of the Company, which are included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1. The Company’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review Prospects” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	Year ended December 31,
	2012	2013	2014
	RMB	RMB	RMB	US$
	(in thousands, except share, per share and per ADS data)
Consolidated Statement of Operations Data
Revenue	2,893,100	2,844,830	5,872,439	946,465
Cost of sales	(2,523,337)	(2,582,551)	(5,059,375)	(815,423)
Gross profit	369,763	262,279	813,064	131,042
Selling and distribution expenses	(174,807)	(219,890)	(237,178)	(38,226)
Administrative expenses	(384,102)	(445,883)	(243,068)	(39,175)
Research and development expenses	(85,821)	(102,568)	(89,504)	(14,425)

Impairment loss on goodwill and other intangible assets	—	(179,661)	—	—
(Loss)/profit from operations	(189,137)	(640,770)	276,399	44,548
Net finance expenses	(104,094)	(81,522)	(4,957)	(799)
Gain on loss of control of subsidiaries	—	—	124,460	20,059
(Loss)/profit before income tax	(300,627)	(725,850)	399,016	64,310
Income tax (expense)/benefit	(213)	78,417	(44,524)	(7,176)
(Loss)/profit for the year	(300,840)	(647,433)	354,492	57,134
(Loss)/profit attributable to:
Shareholders of the Company	(281,874)	(504,179)	358,513	57,782
Non-controlling interests	(18,966)	(143,254)	(4,021)	(648)
Basic (loss)/earnings per share	(2.31)	(4.12)	2.90	0.47
Diluted (loss)/earnings per share	(2.31)	(4.12)	2.86	0.46
Weighted average number of shares used in computation—basic (1)	121,869,607	122,408,098	123,606,539	123,606,539
Weighted average number of shares used in computation—diluted (1)	121,869,607	122,408,098	125,320,868	125,320,868

(1)	The calculation of the weighted average number of ordinary shares for the purpose of basic and diluted earnings/ (loss) per share has been retroactively adjusted to reflect: (i) the 1:1000 share subdivision effected in February 2010, and (ii) our reorganization which was completed in May 2010, as if these events had occurred at the beginning of the earliest period presented and such shares had been outstanding for all periods.

	As of December 31,
	2012	2013	2014
	RMB	RMB	RMB	US$
	(in thousands)
Consolidated Statement of Financial Position Data
Cash and cash equivalents	1,319,694	811,848	2,169,810	349,710
Total current assets	8,224,775	7,655,488	9,065,758	1,461,135
Total non-current assets	3,716,539	3,680,772	3,589,222	578,478
Total assets	11,941,314	11,336,260	12,654,980	2,039,613
Total equity attributable to shareholders of the Company	3,526,763	3,043,383	3,429,984	552,813
Non-controlling interests	110,787	(28,063)	48,169	7,764
Total equity	3,637,550	3,015,320	3,478,153	560,577
Total non-current liabilities	2,003,253	1,689,510	820,718	132,276
Total current liabilities	6,300,511	6,631,430	8,356,109	1,346,760
Total liabilities	8,303,764	8,320,940	9,176,827	1,479,036
Total equity and liabilities	11,941,314	11,336,260	12,654,980	2,039,613

Ratio of Earnings to Fixed Charges

	As of December 31,
	2013	2014
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	1.67	3.55

1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of loss/profit before income tax expenses from continuing operations before adjustment for equity losses of affiliated companies adding fixed charges. Fixed charges consist of interest expensed. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2014 was RMB27.8 (US$4.5) based on 125,075,339 issued and outstanding Shares as of that date.

TRANSACTIONS IN SHARES AND ADSS

Purchases by the Company

On August 15, 2011, the Company announced a share repurchase program approved by the Board to purchase up to US$50.0 million worth of issued and outstanding ADSs. As of December 31, 2012, an aggregate of 3,153,897 ADSs had been repurchased by the Company on the open market at prevailing market prices for an aggregate purchase price of approximately US$8.6 million. The Company did not repurchase any Shares or ADSs within the past two years.

Transactions within the Buyer Group

The Company entered into share purchase agreements on May 18, 2015 to acquire a 99% stake in China Smart Electric Group Limited (“China Smart”), a Cayman Islands company. China Smart owns all of the equity interest in Wise Renergy Holdings Limited, a Hong Kong company, which in turn owns all of the equity interests in mainland China-based subsidiaries, Tianjin REnergy Electrical Co., Ltd. and Tianjin Ruiyuan Electrical Co., Ltd. (all such Renergy entities are collectively referred to as “RENergy”). Pursuant to the share purchase agreements, then shareholders of RENergy exchanged their equity interests in RENergy for a total cash consideration of approximately RMB925.4 million, comprising a combination of cash and newly issued Shares of the Company. Among the Buyer Group, Ling Wu, Yuan Li and Cai Stephanie Ye were then beneficial owners of RENergy and upon full payment of the purchase consideration by the Company, Ling Wu, Yuan Li and Cai Stephanie Ye, through their wholly-owned vehicles as applicable, received 20,539,306 Shares, 7,605,163 Shares and 286,896 Shares in the Company, respectively, and approximately RMB213.5 million, RMB79 million and RMB3 million in cash, respectively.

In the past two years, Mr. Jiawan Cheng, the chief operation officer of the Company, purchased an aggregate of 80,000 ADSs of the Company on the open market in June 2015 at a price ranging from $3.15 to $3.23 per ADS. He subsequently sold 9,000 ADSs of the Company on the open market in December 2015 at a price ranging from $2.12 to $2.15 per ADS.

Except as disclosed above, none of the members of the Buyer Group or any of their respective affiliates have purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

Our ADSs, each representing one of our Shares, have been listed on the New York Stock Exchange since October 1, 2010 under the symbol “MY.” We completed our initial public offering of 25,000,000 ordinary shares, in the form of ADSs, at US$14.00 per ADS on October 6, 2010. We have not made any underwritten public offering of our securities since then.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Equity Commitment Letters, the Debt Commitment Letter, the Rollover Agreement and the Support Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 160,534,813 ordinary shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person. Except as otherwise noted, the business address of each person listed in the table is c/o China Ming Yang Wind Power Group Limited, Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China.

Share Beneficially Owned
	Number(1)		%(2)
Directors and Executive Officers:
Chuanwei Zhang(3)	52,602,233		32.7
Jianren Wen(4)		*		*
Zhongmin Shen(5)		*		*
Jinfa Wang(6)		*		*
Longgen Zhang	—		—
Dabing Zhou	—		—
Stephen Markscheid	—		—
Ng Kwok Yin, Ricky(7)		*		*
Qiying Zhang(8)		*		*
Jiawan Cheng(9)		*		*
Yunshan Jin(10)		*		*
Pu Yang(11)		*		*
Yuanfeng Fan(12)		*		*
Limin Wang(13)		*		*
Ronghua Zhu(14)		*		*
All Directors and Executive Officers as a Group(15)	55,424,737		34.3
Principal Shareholders:
Ling Wu(16)	52,428,899		32.7
Rich Wind Energy Three(17)	19,755,000		12.3
First Windy(18)	8,976,300		5.6

*	Beneficially owns less than 1.0% of our outstanding Shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of outstanding ordinary shares as of the date of this proxy statement and the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this proxy statement.
(3)	Includes (i) 19,755,000 Shares held by Rich Wind Energy Three and 8,976,300 Shares held by First Windy, (ii) 3,158,293 Shares in the form of ADSs held by Mr. Zhang purchased in a series of open market purchases, (iii)20,539,306 Shares directly held by Ms. Wu, and (iv) 173,334 Shares issuable upon the exercise of Company Options held by Mr. Zhang exercisable within 60 days from the date of this proxy statement. Each of Rich Wind Energy Three and First Windy is a British Virgin Islands Company. Rich Wind Energy Three is wholly owned by Ms. Ling Wu, Mr. Zhang’s spouse. Ms. Wu is the sole director of Rich Wind Energy Three. First Windy is wholly owned by Mr. Zhang and Mr. Zhang is the sole director of First Windy.

(4)	Represents Shares and Shares issuable upon the exercise of Company Options held by Mr. Wen exercisable within 60 days from the date of this proxy statement.
(5)	Represents Shares and Shares issuable upon the exercise of Company Options held by Mr. Shen exercisable within 60 days from the date of this proxy statement.
(6)	Represents Shares (including Shares represented by ADSs) and Shares issuable upon the exercise of Company Options held by Mr. Wang exercisable within 60 days from the date of this proxy statement.
(7)	Represents Shares issuable upon the exercise of Company Options held by Mr. Wu exercisable within 60 days from the date of this proxy statement.
(8)	Represents Shares and Shares issuable upon the exercise of Company Options held by Mr. Zhang exercisable within 60 days from the date of this proxy statement.
(9)	Represents Shares (including Shares represented by ADSs) and Shares issuable upon the exercise of Company Options held by Mr. Cheng exercisable within 60 days from the date of this proxy statement.
(10)	Represents Shares and Shares issuable upon the exercise of Company Options held by Mr. Jin exercisable within 60 days from the date of this proxy statement.
(11)	Represents Shares represented by ADSs and Shares issuable upon the exercise of Company Options held by Mr. Yang exercisable within 60 days from the date of this proxy statement.
(12)	Represents Shares represented by ADSs and Shares issuable upon the exercise of Company Options held by Mr. Fan exercisable within 60 days from the date of this proxy statement.
(13)	Represents Shares issuable upon the exercise of Company Options held by Mr. Wang exercisable within 60 days from the date of this proxy statement.
(14)	Represents Shares represented by ADSs and Shares issuable upon the exercise of Company Options held by Mr. Zhu exercisable within 60 days from the date of this proxy statement.
(15)	Represents Shares (including Shares represented by ADSs) and Shares issuable upon the exercise of Company Options held by all of our directors and executive officers as a group exercisable within 60 days from the date of this proxy statement.
(16)	Includes (i) 19,755,000 Shares held by Rich Wind Energy Three and 8,976,300 Shares held by First Windy, (ii) 3,158,293 Shares in the form of ADSs held by Mr. Zhang purchased in a series of open market purchases, and (iii) 20,539,306 Shares directly held by Ms. Wu. Each of Rich Wind Energy Three and First Windy is a British Virgin Islands Company. Rich Wind Energy Three is wholly owned by Ms. Ling Wu, Mr. Zhang’s spouse. Ms. Wu is the sole director of Rich Wind Energy Three. First Windy is wholly owned by Mr. Zhang and Mr. Zhang is the sole director of First Windy.
(17)	Rich Wind Energy Three, a British Virgin Islands company, is wholly owned by Ms. Ling Wu, Mr. Chuanwei Zhang’s spouse. Ms. Wu is the sole director of Rich Wind Energy Three and has the voting and investment power with respect to our ordinary shares held by Rich Wind Energy Three. The registered address of Rich Wind Energy Three is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(18)	First Windy, a British Virgin Islands Company, is wholly-owned by Mr. Zhang. Mr. Zhang is the sole director of First Windy and has the voting and investment power with respect to our ordinary shares held by First Windy. The registered address of First Windy is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 113 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.gomo.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 30, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 30, 2015, including the reports on Form 6-K furnished to the SEC on November 2, 2015, November 17, 2015, December 3, 2015 and February 3, 2016 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

ZHONGSHAN RUISHENG ANTAI INVESTMENT CO., LTD

REGAL CONCORD LIMITED,

REGAL ALLY LIMITED

and

CHINA MING YANG WIND POWER GROUP LIMITED

Dated as of February 2, 2016

ANNEX A	Form of Plan of Merger

AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2016 (this “Agreement”), among Zhongshan Ruisheng Antai Investment Co., Ltd , a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”), Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”, together with Holdco, the “Parent Parties”), Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and China Ming Yang Wind Power Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2013 Revision, as amended from time to time) of the Cayman Islands (the “CICL”), Holdco, Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company in the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of independent directors of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than holders of the Rollover Securities), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting;

WHEREAS, the board of directors of each of Holdco, Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, Parent, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions;

WHEREAS, the Chairman Parties and Sponsors entered into a Consortium Agreement, dated as of February 2, 2016, providing that, among other things, the Chairman Parties will, subject to the terms and conditions thereof, vote their Ordinary Shares and ADSs in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, at the Shareholders’ Meeting;

WHEREAS, as an inducement to the Company, Holdco, Parent and Merger Sub to enter into this Agreement and to consummate the Transactions, simultaneously with the execution and delivery of this Agreement, the Rollover Securityholders have each executed and delivered to Holdco and Parent (i) a Rollover Agreement, pursuant to which, subject to the terms and conditions set forth therein, the Rollover Securityholders agree to receive no cash consideration for the number of Ordinary Shares held by each of them as set forth in the respective Rollover Agreement in the Merger (the “Rollover Securities”) and that all Rollover Securities will be converted into ordinary shares of the Surviving Company at the Effective Time, and (ii) a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Rollover Securityholders will vote their Ordinary Shares in favor of the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, at the Shareholders’ Meeting; and

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Chairman and each Sponsor (or an Affiliate thereof) (each, a “Guarantor”, and collectively, the “Guarantors”) have executed and delivered to the Company limited guarantees, dated the date hereof, in favor of the Company pursuant to which each such Guarantor is guaranteeing certain obligations of Holdco, Parent and Merger Sub under this Agreement (each, a “Limited Guarantee”, and collectively, the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Holdco, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) under the Laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

SECTION 1.02 Closing; Closing Date. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) no later than the fifteenth (15th) Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or another date or time agreed in writing by the Company and Parent (the “Closing Date”) at the offices of Simpson Thacher & Bartlett, 35/F ICBC Tower, 3 Garden Road, Central, Hong Kong, or at another place agreed in writing by the Company and Parent.

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date specified in the Plan of Merger (the “Effective Time”).

SECTION 1.04 Memorandum and Articles of Association of Surviving Company. At the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended to read in their entirety the same as the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time (which shall include the provisions required by Section 6.5(a) hereof), until thereafter amended as provided by Law and such memorandum and articles of association (but subject to Section 6.5(a) hereof); provided, however, that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to refer to “CHINA MING YANG WIND POWER GROUP LIMITED” and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger.

SECTION 1.05 Directors and Officers. The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company as set out in the Plan of Merger, and (b) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) (i) Each ordinary share, par value US$0.001 per share, of the Company (an “Ordinary Share” or, collectively, the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares, each representing one (1) Ordinary Share (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than (A) any Rollover Securities, (B) any Dissenting Shares, (C) any Ordinary Shares owned by any Group Company (if any), and (D) any Ordinary Shares (including Ordinary Shares held by the Depositary in respect of ADSs) reserved (but not yet allocated) by the Company, immediately prior to the Effective Time, for issuance and allocation upon exercise of any Company Share Awards (collectively, the “Excluded Shares”), shall be cancelled and shall thereafter represent the right to receive US$2.51 in cash per Ordinary Share without interest (the “Per Share Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement, and as each ADS represents one (1) Ordinary Share, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for US$2.51 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; and (ii) all of the Ordinary Shares, including Ordinary Shares represented by ADSs (other than the Excluded Shares), shall be cancelled and cease to exist, and the register of members of the Company will be amended accordingly.

(b) Each Excluded Share (other than the Dissenting Shares), including Excluded Shares represented by ADSs (other than ADSs that represent the Dissenting Shares), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and cease to exist, without payment of any consideration or distribution therefor, and the register of members of the Company shall be amended accordingly.

(c) Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company. Such ordinary shares, together with the share capital described in subsection (d) below, shall be the only issued and outstanding share capital of the Surviving Company, and the Surviving Company shall make entries in its register of members to reflect the holder of ordinary shares of Merger Sub immediately prior to the Effective Time as the holder of the ordinary shares of the Surviving Company immediately after the Effective Time.

(d) Each Rollover Security issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company.

SECTION 2.02 Share Incentive Plan and Outstanding Company Share Awards. (a) As soon as practicable following the date hereof, the Company shall approve resolutions to effectuate the provisions of this Section 2.02 with respect to the Company Share Awards. Except as otherwise expressly agreed among the Company, Parent and any holder thereof, subject to the terms of the Share Incentive Plan: (i) each Company Option that is unvested and outstanding immediately prior to the Effective Time (an “Unvested Company Option”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to purchase shares Ordinary Shares and shall be converted into an option (a “Parent Option”) to purchase, on substantially the same terms and conditions applicable to each such Unvested Company Option, immediately prior to the Effective Time (including the same vesting conditions and transfer restrictions), the number of whole ordinary shares of Parent or an Affiliate of Parent, rounded down to the nearest whole share, that is equal to the product of (A) the number of Ordinary Shares subject to such Unvested Company Option immediately prior to the Effective Time, multiplied by (B) a fraction, the numerator of which shall be the Per Share Merger Consideration and the denominator of which shall be the fair market value of an ordinary share of Parent or such Affiliate of Parent at the Effective Time as determined in good faith by the board of directors of Parent or such Affiliate of Parent (such fraction, the “Option Exchange Ratio”), at an exercise price per ordinary share of Parent or such Affiliate of Parent (rounded up to the nearest whole cent) equal to (x) the exercise price for each such Ordinary Share subject to such Unvested Company Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; and (ii) each Company Restricted Share Award that is outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a restricted stock unit award with respect to Ordinary Shares and shall be converted into and thereafter evidence a restricted stock unit with respect to ordinary shares of Parent or an Affiliate of Parent (each, a “Rollover RSU”) with respect to the number of whole ordinary shares of Parent or such Affiliate of Parent (rounded down to the nearest whole share) that is equal to the product of (i) the number of Ordinary Shares underlying the Company Restricted Share Award immediately prior to the Effective Time and (ii) a fraction, the numerator of which shall be the Per Share Merger Consideration, and the denominator of which shall be the fair market value of an ordinary share of Parent or such Affiliate of Parent as of the Effective Time. Each Rollover RSU shall be subject to the same terms and conditions as applied to the corresponding Company Restricted Share Award immediately prior to the Effective Time, including the terms and conditions set forth in the Share Incentive Plan.

(b) Vested Company Options. Each Vested Company Option that is outstanding immediately prior to the Effective Time shall be cancelled upon the Effective Time and each former holder of a Vested Company Option shall, in exchange therefor, be paid as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option and (ii) the number of Ordinary Shares underlying such Vested Company Option, net of any applicable withholding taxes; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

SECTION 2.03 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger (“dissenter’s rights”) in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICL, except that all Ordinary Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter’s rights in respect of such Ordinary Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b) The Company shall give the Parent Parties (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter’s rights or demands, and any other instruments or proceedings served pursuant to the CICL and received by the Company relating to the Transactions or its shareholders’ dissenter’s rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter’s rights or any demands for appraisal under the CICL or applicable Law. The Company shall not, except with the prior written consent of the Parent Parties, make any payment with respect to any exercise of dissenter’s rights or any demands for appraisal or offer to settle or settle any such dissenter’s rights or any demands or approve any withdrawal of any such dissenter’s rights or demands.

(c) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

SECTION 2.04 Exchange of Share Certificates, etc. (a) Paying Agent. Prior to the Effective Time, Holdco or Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a) and the exception set forth in Section 2.03(a) (collectively, the “Merger Consideration”). Prior to the Effective Time, Holdco or Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Ordinary Shares and ADSs (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Ordinary Shares (other than Excluded Shares) shall be effected and contain such other provisions as the Parent Parties and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Ordinary Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Ordinary Shares represented by such Share Certificate and each registered holder of Ordinary Shares which are not represented by a Share Certificate (the “Uncertificated Shares”) shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Ordinary Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The holders of ADSs shall bear any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the Depositary. In the event that the Parent Parties determines that any deduction or withholding is required to be made from any Merger Consideration payable pursuant to this Agreement, they shall promptly inform the Company in writing of such determination and consult with the Company in good faith regarding such determination. To the extent that any such amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the holders of ADSs. No interest shall be paid or will accrue on any amount payable in respect of the Ordinary Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Ordinary Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of such Ordinary Shares may be paid to such transferee upon delivery of evidence to the satisfaction of the Parent Parties (or any agent designated by the Parent Parties) of such transferee’s entitlement to the relevant Ordinary Shares and to receive the Per Share Merger Consideration, to the exclusion of the applicable transferor and evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay (and Parent will cause it to pay) in respect of the Ordinary Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Ordinary Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Ordinary Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Ordinary Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Ordinary Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment in the ratio of Ordinary Shares represented by each ADS or other like change with respect to Ordinary Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Ordinary Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks acceptable to the Parent Parties; provided, that no such investment or losses in respect thereto shall affect the amounts payable to each holder of Ordinary Shares and ADSs and the Parent Parties shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as provided herein or in Sections 2.01 or 2.03(a), the Exchange Fund shall not be used for any other purposes.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Ordinary Shares or ADSs for six (6) months after the Effective Time shall automatically and promptly be delivered to the Surviving Company, and any holders of Ordinary Shares or ADSs (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time who have not theretofore complied with this Article II, shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Sections 2.01(a). Any portion of the Exchange Fund remaining unclaimed by holders of Ordinary Shares or ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Paying Agent, Holdco, Parent or the Surviving Company shall be liable to any holder of Ordinary Shares in respect of any such Ordinary Shares (including Ordinary Shares represented by ADSs) or Company Share Awards (or dividends or distributions with respect thereto) for which payment was delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Holdco, Parent, the Surviving Company, the Paying Agent and the Depositary (and any other Person that has a payment obligation pursuant to this Agreement), as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable Law. To the extent that any such amounts are deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made. The Parent Parties and Merger Sub have determined that no deduction or withholding is required under any provision of applicable Tax Laws as in effect and as generally interpreted as of the date of this Agreement with respect to the payment of the Per ADS Merger Consideration or the Per Share Merger Consideration pursuant to this Article II.

SECTION 2.05 No Transfers. From and after the Effective Time, (a) no transfers of Ordinary Shares shall be effected in the register of members of the Company, and (b) the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.06 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement, dated as of October 6, 2010 between the Company, the Depositary and the Holders and Beneficial Owners of American Depositary Shares issued thereunder (the “Deposit Agreement”) in accordance with its terms.

SECTION 2.07 Agreement of Fair Value. Holdco, Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Ordinary Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Reports filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” or “Forward Looking Statements” sections or any other forward-looking statements or other disclosures to the extent they are general, non-specific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein) or (b) for any matters with respect to which any Chairman Party has actual knowledge, the Company hereby represents and warrants to the Parent Parties and Merger Sub that:

SECTION 3.01 Organization and Qualification. (a) The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except to the extent the failure of any such Subsidiary to be so organized, existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Subsidiary of the Company is duly qualified or licensed to do business, and is in good standing, where such concept is recognized, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except to the extent such failures to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for the Company’s Subsidiaries disclosed in the Company SEC Reports, as of the date hereof, there are no other entities in which any Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and neither the Company nor any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

SECTION 3.03 Capitalization. (a) (i) The authorized share capital of the Company consists of 1,000,000,000 Ordinary Shares of a par value of US$0.001 per share. As of the date of this Agreement, 160,534,813 Ordinary Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, which number includes 5,308,437 Ordinary Shares underlying Company Options outstanding as of the date of this Agreement. As of the date of this Agreement, (w) no Ordinary Shares are held by the Depositary in the name of the Company which have been reserved for future grant of Company Share Awards under the Share Incentive Plan, (x) no Ordinary Shares are held in the treasury of the Company, (y) no Ordinary Shares are held by any Group Company and (z) no Ordinary Shares are held in brokerage accounts in a Group Company’s name.

(ii) The outstanding share capital or registered capital, as the case may be, of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, and all of the outstanding share capital or registered capital, as the case may be, of each such Subsidiary is owned by a Group Company free and clear of all Liens (other than Permitted Encumbrances). Subject to limitations imposed by applicable Law, each Group Company has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of its Subsidiaries.

(iii) Except as set forth in this Section 3.03(a), there is no share capital or other equity interest in the Company or any options, warrants, convertible debt, other convertible instruments, share appreciation rights, performance units, restricted share units, contingent value rights, “phantom” share units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of or other equity interest in, the Company or any of its Subsidiaries, or any preemptive, conversion, redemption or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital, or other equity interests in, the Company or any of its Subsidiaries. All Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Ordinary Shares or other equity interests in, the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries or any other Person. Each grant of Company Share Awards was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and issued in compliance with all applicable Laws, and all requirements set forth in the Share Incentive Plan. Except as required pursuant to the Share Incentive Plans or award agreements evidencing Company Share Awards, there are no commitments or agreements of any character to which any Group Company is bound obligating any Group Company to accelerate or otherwise alter the vesting of any Company Share Award as a result of the Transactions.

(iv) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plan pursuant to which the Company has granted the Company Share Awards that are currently outstanding, and (y) the form of all award agreements evidencing such Company Share Awards.

SECTION 3.04 Authority Relative to this Agreement; Fairness. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the Ordinary Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Holdco, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than holders of the Rollover Securities), (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, and (iii) subject to Section 6.04(c), resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Ordinary Shares (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Ordinary Shares for approval.

(c) The Special Committee has received the written opinion of Duff & Phelps, LLC (the “Financial Advisor”), dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein and as of the date of such opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent for its information purposes only promptly after the date of this Agreement. The Financial Advisor has consented to the inclusion of a copy of its opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by the Parent Parties or any of their respective affiliates.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (other than Permitted Encumbrances), on any property or asset of any Group Company pursuant to, any Contract or obligation to which any Group Company is a party or by which any properties or assets of any Group Company are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay the consummation of the Transactions or (y) have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Act (as defined below) and Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL (collectively, the “Company Requisite Regulatory Approvals”), and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance with Laws. (a) Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted other than those the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). No suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except, in each case, where the suspension or cancellation of any Material Company Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No Group Company is in default, breach or violation of any Material Company Permit, in each case except for any such default, breach or violation that individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each Group Company is in compliance in all material respects with applicable Law (including, without limitation, (i) any Laws applicable to its business and (ii) any Laws related to the protection of personal data). To the knowledge of the Company, no Group Company has received any written notice or communication from any applicable Governmental Authority of any material non-compliance with any applicable Laws or Material Company Permits that has not been cured, except for any non-compliance that would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) that are material to the Group Companies taken as a whole and required to be made by the Company or its Subsidiaries in respect of the Company and its Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws in all material respects. Each Onshore Subsidiary has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital.

(e) Neither the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries, nor, the knowledge of the Company, any agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, have offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another person, to:

(i) any Governmental Official in order to improperly (A) influence any act or decision of any Governmental Official, (B) induce such Governmental Official to use his or its influence with a Governmental Authority or (C) otherwise secure any improper advantage.

(ii) any other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate any Applicable Anti-Bribery Law.

(f) No Governmental Official or Governmental Entity presently owns an interest, whether direct or indirect, in any Group Company or has any legal or beneficial interest in the Company or to payments made to the Company pursuant to this Agreement.

(g) The Company has maintained complete and accurate books and records and effective internal controls in accordance with the Applicable Anti-Bribery Laws and generally accepted accounting principles.

(h) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries, or any person or company acting on behalf of the Company (i) is currently subject to or the target of any U.S. sanctions administered by the office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority; or pursuant to the Comprehensive Iran Sanctions and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act for Fiscal Year 2012, the Iran Freedom and Counter-Proliferation Act of 2012, each as amended, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued pursuant to such authority (collectively, “Sanctions”); or (ii) has violated or is operated not in compliance with, any applicable Sanctions or anti-money laundering Law, anti-terrorism Law, export restrictions, anti-boycott regulations or embargo regulation.

(i) No action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to anti-money laundering Law is pending or, to the knowledge of the Company, threatened.

SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed or otherwise furnished (as applicable), all forms, reports and documents required to be filed with or furnished to the SEC by the Company since January 1, 2013 (the “Applicable Date”) (the forms, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof as have been supplemented, modified or amended since the time of filing or furnishing, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Group Companies, as applicable, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case, in accordance with IFRS.

(c) No Group Company has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed, contingent or otherwise), in each case that would be required by IFRS to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except liabilities (i) reflected or reserved against in the consolidated balance sheet for the quarter ended September 30, 2015 (including any notes thereto) included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred since September 30, 2015 in the ordinary course of business and in a manner consistent with past practice since the Company’s initial public offering in 2010, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company has been and is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company’s Chief Executive Officer and Chief Financial Officer (the “Certifying Officers”) have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the Certifying Officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date, including any change in the Company’s internal control over financial reporting that occurred during the period ending on the Evaluation Date that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Since the Evaluation Date, to the knowledge of the Company, there has been no change in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that the matters certified by the Certifying Officers are not true and correct in all material respects.

(e) Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

(f) The Group Companies maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(h) There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Reports nor any obligations to enter into any such arrangements.

SECTION 3.08 Absence of Certain Changes or Events. Since September 30, 2015 to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, or (b) there has not been any change in the financial condition, business or result of their operations or any circumstance, occurrence or development which has had a Company Material Adverse Effect.

SECTION 3.09 Absence of Litigation. (a) There is no material litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority.

(b) Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.10 Labor and Employment Matters; Employee Plans. (a) No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by any Group Company as of the date hereof, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of any Group Company. There are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against any Group Company before any Governmental Authority, except for any such pending or threatened complaints that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any employee of any Group Company.

(b) Each Group Company (i) is in material compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, (ii) has withheld and paid in full to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to each Group Company’s employees (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and (iii) is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company. There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to any Group Company.

(c) None of the Company Employee Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended. Each Company Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. No Action or administrative proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan or against the assets thereof (other than claims for benefits in the ordinary course), and no fact or event exists that could give rise to any such lawsuit, action, proceeding or claim. All employer and employee contributions to each Company Employee Plan required by applicable Law or by the terms of such Company Employee Plan have been made, or, if applicable, accrued in accordance with normal accounting practices. The fair market value of the assets of each funded Company Employee Plan, the liability of each insurer for any Company Employee Plan funded through insurance or the book reserve established for any Company Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Employee Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Company Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and any Group Company has obtained all necessary approvals in connection therewith. Each Company Employee Plan may be amended, terminated or otherwise discontinued at any time without material liability to the Parent Parties or any Group Company, other than ordinary administration expenses.

(d) Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans, (ii) increase any benefits otherwise payable under any of the Company Employee Plans or (iii) result in any acceleration of the time of payment or vesting of any such benefits or result in the payment of any amount under any Company Employee Plan that would be, individually or in combination with any other such payment, an “excess parachute payment” within the meaning of Section 280G of the Code. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Ordinary Shares to any employees, consultants or directors of the Company after the date hereof.

SECTION 3.11 Real Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the applicable Group Company has good and marketable title, and validly granted long term land use rights and building ownership rights, to the real property owned by any Group Company (the “Owned Real Property”), free and clear of any Lien, other than Permitted Property Liens, (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, (iii) the land use rights relating to the Owned Real Property have been duly obtained from a competent Governmental Authority in accordance with applicable Law and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full and on time, (iv) the applicable Group Company has duly complied with the terms and conditions of, and all of its obligations under, the relevant land use rights grant contract, as applicable, and real property purchase contract in relation to any Owned Real Property and (v) none of the Group Companies has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b) All current leases and subleases of real property entered into by any Group Company (the “Leased Real Property”) are in full force and effect, are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by such Group Company or, to the knowledge of the Company, by the other party to such lease or sublease, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The applicable Group Company has good and valid leasehold or sublease-hold interests in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.12 Intellectual Property. (a) The Group Companies exclusively own, free and clear of all Liens (other than Permitted Encumbrances), or have the right to use, all Intellectual Property material to the conduct of the business of the Group Companies, which, as currently conducted, does not infringe upon or misappropriate the Intellectual Property rights or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party (“Company Intellectual Property”).

(b) To the knowledge of the Company, (a) each of the licenses, sublicenses, consents and other Contracts (i) by which the Company or a Subsidiary of the Company is authorized to use any of the Intellectual Property that is used in or necessary for the conduct of the Group Companies’ businesses as presently conducted or as presently planned to be conducted and (ii) by which the Company or a Subsidiary of the Company licenses or otherwise authorizes a third party to use any Intellectual Property owned by the Company or such Subsidiary of the Company (the “IP Contracts”) is valid and is in full force and effect in accordance with the terms of such IP Contract subject to proper authorization and execution of such IP Contract by the counterparties thereto and to the Bankruptcy and Equity Exception and (b) there is no breach or default under any IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by the Company, any Subsidiary of the Company or any other party thereto under any IP Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the knowledge of the Company, (i) the Company Intellectual Property constitutes all of the Intellectual Property that is used in or necessary for the conduct of the Group Companies’ businesses as presently conducted or as presently planned to be conducted, including all Intellectual Property necessary to make, have made, use, copy, prepare derivative works of, import, offer to sell, sell and otherwise distribute all products and services of the Group Companies in the manner so done or to use the Software as they are currently used in the Group Companies’ businesses, (ii) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or threatened against the Group Companies, in which the scope, validity, or enforceability of any Company Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged, (iii)all registered Company Intellectual Property is valid and subsisting, all prosecution, maintenance, renewal and other similar fees therefor have been paid and are current, and all registrations and applications therefor remain in full force and effect, (iv) all Company Intellectual Property disclosed as owned by a Group Company belongs to such Group Company and is not the property of a third party, (v) there are no (A) Actions pending or threatened against a Group Company (including cease-and-desist letters or offers to license any Intellectual Property), by any person alleging infringement, dilution, unauthorized disclosure, or misappropriation by any Group Company of the Intellectual Property rights of such person, or (B) challenges to the validity, enforceability or ownership of, or the right to use, any Company Intellectual Property, (ix) the conduct of the business of the Group Companies does not infringe, dilute, or misappropriate and has not infringed, diluted, or misappropriated any Intellectual Property rights of any person, (x) no Group Company has interfered with, infringed upon, disclosed without authorization, misused, misappropriated or otherwise violated any Intellectual Property rights, any rights of privacy (including personal data privacy and related Laws), name, portrait, reputation, or personality under applicable Law or any personal or sensitive information (including personally identifiable information) owned by any other person, and (xi) no person is infringing, diluting or misappropriating, or has infringed, diluted or misappropriated, any Company Intellectual Property.

(d) Neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Company or any Subsidiary of the Company in or to any Company Intellectual Property.

(e) The Group Companies have taken commercially reasonable measures to protect the confidentiality, integrity, and security of (i) the material confidential or proprietary information of the Group Companies (or third parties for which the Group Companies have a legal or contractual obligation of protection), (ii) personally identifiable information, material confidential or proprietary information, and Trade Secrets entrusted to any Group Company by its customers, clients, or other persons to whom the such Group Company owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof, and (C) Trade Secrets of the Group Companies.

(f) No Group Company is in breach of any requirements for or restrictions regarding subcontracting, sublicensing, or disclosure of Company Intellectual Property, Trade Secrets, or personally identifiable information of the Company, its Subsidiaries, or of their clients or customers to any person (including the Company’s Subsidiaries), contained in any applicable Contracts with any of the Company’s or its Subsidiaries’ customers or clients or under applicable Law. No proceedings are pending, or, to the knowledge of the Company, threatened against a Group Company by any person alleging a violation of such person’s, or any other person’s, privacy, publicity, personal or confidentiality rights by such Group Company under applicable Laws, or a breach or other violation of any of the Group Companies’ internal rules, policies and procedures with respect to privacy, publicity, data protection, collection, storage, transfer, use or disclosure of personally identifiable information by such Group Company.

SECTION 3.13 Taxes. (a) Each Group Company has timely filed all material Tax Returns required to be filed by or with respect to such Group Company and all such Tax Returns are true, accurate and complete in all material respects.

(b) Each Group Company has paid and discharged all material Taxes due and payable (whether or not shown to be due on any Tax Return), and where payment is not yet due, the Company has made adequate provision for such accrued Taxes in its financial statements included in the most recent Company SEC Reports in accordance with IFRS.

(c) There are no material Liens with respect to Taxes upon any of the assets or properties of any Group Company, other than with respect to Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings.

(d) As of the date hereof, no Governmental Authority has asserted or, to the knowledge of the Company, is threatening to assert against any Group Company any deficiency or claim for any material Taxes.

(e) Each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law, and to the extent required, such Taxes have been paid to the relevant taxing authority.

(f) There is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of any Group Company, nor is one pending to the knowledge of any Group Company.

(g) No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, nor has any Group Company entered into a closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law).

(h) There are no unresolved claims by any Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to Taxes in such jurisdiction.

(i) No Group Company has engaged in a trade or business, has a permanent establishment, or otherwise is Tax resident in a country other than the country of its formation.

(j) Neither the Company nor any Subsidiary that is not an Onshore Subsidiary takes the position for tax purposes that it is a “resident enterprise” of the PRC.

(k) To the knowledge of the Company, no Group Company is or has been treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l) No Group Company (A) is or has ever been a member of a combined, consolidated, unitary, affiliated or similar Tax group (other than a group the common parent of which is or was one of the Group Companies) or (B) has any liability for Taxes of any person as a result of being a member of such a Tax group or arising from the application of any provision of Tax Law, or as a transferee or successor, by contract, or otherwise.

(m) No Group Company is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(n) No Group Company has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(o) No Group Company will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date or (D) deferred gains arising prior to the Closing Date.

(p) The Onshore Subsidiaries have, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Authorities.

(q) The prices and terms for the provision of any property or services by or to the Group Companies are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained. Each Group Company has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Governmental Authority. Any submissions made on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax incentives or other Tax reduction agreement or order of a Government Authority are accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Governmental Authority is pending or, to the knowledge of the Company, threatened. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

SECTION 3.14 Indebtedness and Security. No Group Company has any Indebtedness nor any secured creditors holding fixed or floating security interests. No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. On the date hereof, and on the Closing Date after giving effect to (a) the Transactions contemplated by this Agreement, (b) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and (c) payment of all related fees and expenses, none of the Group Companies is Insolvent.

SECTION 3.15 Material Contracts. (a) Except for this Agreement and the Contracts filed as exhibits to the Company SEC Reports filed with the SEC prior to the date of this Agreement, no Group Company is a party to, and no Group Company’s properties or assets are bound by, any of the types of Contracts listed in clauses (i) through (xi) of this Section 3.15(a) (such types of Contracts being the “Material Contracts”):

(i) each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F;

(ii) each Contract relating to any Indebtedness or Lien in excess of RMB30 million;

(iii) each Contract in respect of any (A) joint venture, strategic cooperation or collaboration arrangement, joint sales or marketing agreement, or partnership arrangement, in each case, that is material to the business of the Group Companies taken as a whole, or (B) other agreement involving a sharing of profits, losses, costs or liabilities by any Group Company that is material to the business of the Group Companies taken as a whole;

(iv) each Contract that involves the acquisition or disposition, directly or indirectly (by merger, license or otherwise), of any securities of any person (other than a Company Share Award) or any assets that have a fair market value or purchase price of more than RMB30 million;

(v) each Contract with a Governmental Authority in excess of RMB30 million;

(vi) each Contract with a Major Customer or Major Supplier in excess of RMB30 million;

(vii) each Contract with a sales representative or distributor with expected aggregate annual payments by or to the Company or any of its Subsidiaries in excess of RMB30 million;

(viii) each Contract (including any distribution agreements) that limits, or purports to limit, the ability of any Group Company to compete in any line of business in any geographic area or during any period of time in a manner that is material to the Group Companies, taken as a whole, or any Contract that grants any exclusive rights to any third party (including any exclusive license or exclusive distribution or usage arrangements) if such Contract, exclusive rights or restrictions resulting therefrom are material to the Group Companies, taken as a whole;

(ix) each Contract in excess of RMB1,000,000 between any Group Company, on the one hand, and any directors or officers of any Group Company or their immediate family members or shareholders (other than the Chairman Parties) of any Group Company holding more than 5% of the voting securities of any Group Company, on the other hand, under which there are material rights or obligations outstanding;

(x) each Contract providing for any earn-out or similar payment payable by any Group Company to any person (other than to another Group Company) in excess of RMB4 million;

(xi) each Contract involving payments by the Company or any of its Subsidiaries in excess of RMB30 million in the aggregate under each Contract;

(xii) each Contract relating to any capital expenditure or any disbursement Contract with a contract value exceeding RMB30 million;

(xiii) each share or stock redemption or purchase or other Contract affecting or relating to the share capital of the Company or any of its Subsidiaries, including each Contract with any shareholder of the Company or any of its Subsidiaries which includes anti-dilution rights, voting arrangements or operating covenants;

(xiv) each Contract under which the Company or any of its Subsidiaries has granted any Person any registration rights, or any right of first refusal, first offer or first negotiation with respect to any Ordinary Shares or securities of any Subsidiaries of the Company; and

(xv) each Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Company’s knowledge, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) no Group Company and, to the Company’s knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract, (iv) to the Company’s knowledge, no person intends to terminate any Material Contract and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (ii) to the knowledge of the Company, no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (iii) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved, and (iv) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any person concerning liability under any Environmental Law or relating to Hazardous Substances.

SECTION 3.17 Interested Party Transactions. None of the officers or directors of any Group Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of a Group Company), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Share Awards, in each case, in the ordinary course of business and consistent with past practice.

SECTION 3.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Group Companies are in full force and effect, (ii) the Company has no reason to believe that any Group Company will not be able to (A) renew its existing insurance policies as and when such policies expire or (B) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost, (iii) no Group Company has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies, and (iv) no Group Company has been denied any insurance coverage which it has sought or for which it has applied.

SECTION 3.19 Personal Property and Inventory. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good and valid title to, or holds pursuant to a valid and enforceable right to use under a Contract, all of their respectively owned tangible personal properties as necessary to conduct their respective businesses as currently conducted as of the date of this Agreement, free and clear of all Liens (except for Permitted Property Liens). All material inventory of raw materials, components, and final finished products are in good and usable condition, has been manufactured and stored in accordance with all applicable Laws in all material respects and can reasonably be anticipated to be used and consumed in the ordinary course of business. The Company and each of its Subsidiaries have accurate records of the location of all such material inventory and the expiration dates for all such material inventory, if applicable.

SECTION 3.20 Accounts Receivable. The accounts receivable and other receivables of the Company and each of its Subsidiaries are not subject to any material claim of offset, recoupment, set-off or counter-claim other than in the ordinary course of business consistent with past practice. No person has any Lien on any material accounts receivable or other receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable or other receivable.

SECTION 3.21 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions other than the CICL.

SECTION 3.22 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.23 No Other Representations and Warranties. Except for the representations and warranties made by the Company in Article III and Section 6.01(c), neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, condition (financial or otherwise) or any information provided to Holdco, Parent and Merger Sub or any of their respective affiliates or Representatives, notwithstanding the delivery or disclosure to Holdco, Parent and Merger Sub or any of their respective affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Holdco, Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to Holdco, Parent, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Holdco, Parent, Merger Sub or any of its affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III or Section 6.01(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDCO, PARENT AND MERGER SUB

Holdco, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Holdco, Parent and Merger Sub is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted. Each of Holdco, Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary.

SECTION 4.02 Memorandum and Articles of Association. Each of the Parent Parties has heretofore furnished to the Company a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of each of Holdco, Parent and Merger Sub. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. None of the Parent Party or Merger Sub is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents that has materially affected, or is reasonably likely to materially affect, each of the Parent Party’s or Merger Sub’s ability to consummate the Transactions.

SECTION 4.03 Capitalization. (a) The authorized share capital of Parent consists of 50,000 ordinary shares of a par value US$1.00 per share. As of the date of this Agreement, 1 ordinary share is issued and outstanding, which has been duly authorized and is validly issued, fully paid and non-assessable. Except as set forth in the Rollover Agreements, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub. All ordinary shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized share capital of Merger Sub consists of 50,000 ordinary shares of a par value US$1.00 per share. As of the date of this Agreement, 1 ordinary share is issued and outstanding, which has been duly authorized and is validly issued, fully paid and non-assessable, and free of any preemptive rights in respect thereof and which is owned by Parent. The outstanding ordinary share of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of all Liens.

SECTION 4.04 Authority Relative to This Agreement. Each of Holdco, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Holdco, Parent and Merger Sub of this Agreement and the consummation by Holdco, Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of Holdco, Parent or Merger Sub and no vote of the Parent or Holdco are necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub and the Plan of Merger by Merger Sub and the consummation by them of the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.05(b)). This Agreement has been duly and validly executed and delivered by Holdco, Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Holdco, Parent and Merger Sub, enforceable against each of Holdco, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Holdco, Parent and Merger Sub do not, and the performance of this Agreement by Holdco, Parent and Merger Sub and consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of any of Holdco, Parent or Merger Sub, (ii) assuming (solely with respect to performance of this Agreement and the consummation of the Transactions) that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained prior to the Effective Time and all filings and obligations described in Section 4.05(b) have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Holdco, Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien or other encumbrance on any property or asset of Holdco, Parent or Merger Sub pursuant to, any Contract or obligation to which Holdco, Parent or Merger Sub is a party or by which any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions by Holdco, Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Holdco, Parent and Merger Sub do not, and the performance of this Agreement by Holdco, Parent and Merger Sub and the consummation by Holdco, Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other person, except (i) for compliance with the applicable requirements of any federal or state securities Laws, including Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of a Schedule 13E-3 and furnishing of the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) for compliance with the registration and filing of the documents as required by applicable laws and regulations in connection with overseas investment with the Guangdong Provincial Development and Reform Commission and the Department of Commerce of Guangdong Province and for compliance with the foreign exchange registration with competent local commercial banks as required by applicable foreign exchange rules and regulations (the “Parent Requisite Regulatory Approvals” and, together with the Company Requisite Regulatory Approvals, the “Requisite Regulatory Approvals”), and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, be expected to, prevent or materially delay consummation of any of the Transactions by Holdco, Parent or Merger Sub.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no material Action pending or, to the knowledge of the Parent Parties, threatened against any of Holdco, Parent or Merger Sub, or any share, security, equity interest, property or asset of any of Holdco, Parent or Merger Sub, before any Governmental Authority, except as would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction by Holdco, Parent or Merger Sub. As of the date of this Agreement, none of Holdco, Parent or Merger Sub or any property or asset of any of Holdco, Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Parent Parties, any continuing investigation by, any Governmental Authority, or any order, writ, judgement, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction by Holdco, Parent or Merger Sub.

SECTION 4.07 Financing; Equity Rollover.

(a) Parent has delivered to the Company true and correct copies of (i) an executed debt commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.14, the “Debt Commitment Letter”) confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the aggregate debt amounts set forth therein for the purpose of financing the Transactions (the “Debt Financing”), (ii) executed equity commitment letters from the Chairman and certain affiliates of the Sponsors (the “Equity Commitment Letters”) pursuant to which each such Person has committed to contribute, or cause to be contributed, through one or more direct or indirect capital contributions (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities) to Holdco (for further direct or indirect capital contributions to Parent (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities)) or Parent, as applicable, up to the aggregate amount set forth therein (the “Equity Financing”), the proceeds of which shall be used by Parent to pay (or to cause to be paid) the Merger Consideration and any other amounts required to be paid pursuant to this Agreement and (iii) the Rollover Agreements (together with the Debt Commitment Letter and the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, subject to the terms and conditions therein, the Rollover Securityholders have agreed to receive no cash consideration for their Rollover Securities, which will be converted into ordinary shares of the Surviving Company at the Effective Time and to consummate the Transactions (together with the Debt Financing and the Equity Financing, the “Financing”). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein.

(b) As of the date hereof, (i) the Financing Commitments, in the form so delivered, are in full force and effect and are the legal, valid and binding obligations of Holdco and, to the knowledge of the Parent Parties, of the parties thereto, enforceable in accordance with the terms and conditions thereof, (ii) none of the Financing Commitments have been amended or modified and no such amendment or modification is contemplated, (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and to the knowledge of the Parent Parties, no such withdrawal termination or restriction is contemplated and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by any of Holdco, Parent or Merger Sub and, to the knowledge of the Parent Parties, by the other parties thereto. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Commitments, the proceeds contemplated by the Financing Commitments will be sufficient for Merger Sub, to (1) consummate the Transactions on the terms contemplated by this Agreement, and (2) pay any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The obligations of the financing sources to fund the commitments under the Financing Commitments are not subject to any contractual conditions other than as set forth in the Financing Commitments. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Holdco, Parent or Merger Sub on the terms and conditions therein. As of the date hereof, assuming the satisfaction of the conditions precedent set forth in Article VII, Holdco, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Holdco, Parent and Merger Sub at the time required to consummate the Transactions. As of the date hereof, none of Holdco, Parent and Merger Sub has any outstanding obligation to pay any commitment fees or other fees in connection with the Financing Commitments in connection with the execution of this Agreement, and Holdco, Parent and Merger Sub will after the date hereof pay when due all other fees arising under the Financing Commitments as and when they become due and payable thereunder. Except as set forth in the Commitment Letters and the related fee letter, there are no side letters or other oral or written Contracts to which Holdco, Parent, Merger Sub or any of their respective affiliates is a party that impose conditions to the funding or investing, as applicable, of the full amount of the Financing.

SECTION 4.08 Limited Guarantees. Concurrently with the execution of this Agreement, the Parent Parties have caused each of the Guarantors to deliver to the Company a duly executed Limited Guarantee. Assuming the due authorization, execution and delivery by the Company, each of the Limited Guarantees is in full force and effect and constitutes a legal, valid and binding obligation of the corresponding Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under the relevant Limited Guarantee.

SECTION 4.09 Brokers. No broker, finder or investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco, Parent or Merger Sub.

SECTION 4.10 Ownership of Company Shares. Other than the Rollover Securities (and as a result of this Agreement and the Rollover Agreements) and any Company Share Awards, none of Holdco, Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Ordinary Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Ordinary Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

SECTION 4.11 Independent Investigation. Holdco, Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and Subsidiaries of the Company, which investigation, review, and analysis was performed by Holdco, Parent and Merger Sub, their respective affiliates and Representatives. Each of Holdco, Parent and Merger Sub acknowledge that as the date of this Agreement, it, its affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and the Subsidiaries of the Company for such purpose. In entering into this Agreement, each of Holdco, Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, the Subsidiaries of the Company or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

SECTION 4.12 Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts and any documents or agreements with respect to the shareholder arrangements of Holdco, Parent or the Surviving Corporation (or any equity holder of Holdco), there are (a) no side letters or other contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of the Rollover Securityholders, Holdco, Parent, Merger Sub, Guarantor or any of their respective affiliates, and (b) no contracts (whether oral or written) (i) between Holdco, Parent, Merger Sub or any of their affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Holdco, Parent, Merger Sub or the Company to finance in whole or in part the Merger.

SECTION 4.13 Non-reliance on Company Estimates. The Company has made available to Holdco, Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and certain plan and budget information. Each of Holdco, Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Holdco, Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that each of Holdco, Parent and Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither of Holdco, Parent nor Merger Sub is replying on any estimates, projections, forecasts, plans or budgets furnished by the Company, the Subsidiaries of the Company or their respective affiliates and Representatives, and each of Holdco, Parent and Merger Sub shall not, and shall cause its affiliates and their respective Representatives not to, hold any such person liable with respect thereto. Nothing in this Section 4.13 shall be deemed to limit in any respect the representations and warranties of the Company contained in Article III.

SECTION 4.13 No Other Representations and Warranties. Except for the representations and warranties made by Holdco, Parent and Merger Sub in Article IV and Section 6.01(b), none of Holdco, Parent or Merger Sub nor any other person on behalf of Holdco, Parent or Merger Sub makes any other express or implied representation or warranty with respect to Holdco, Parent or Merger Sub or their respective business, operations, condition (financial or otherwise) or any information provided to the Company or any of its affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as required by applicable Law, unless Parent shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld):

(i) the businesses of the Group Companies shall be conducted only in, and no Group Company shall take any action except in, a lawfully permitted manner in the ordinary course of business consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Group Companies, maintain in effect all Material Company Permits, keep available the services of the current officers, key employees, and key consultants and contractors of the Group Companies and preserve the current material relationships and goodwill of the Group Companies with Governmental Authorities, key customers and suppliers, and any other persons with which any Group Company has relations.

(b) In furtherance and without limitation of Section 5.01(a), except as required by applicable Law, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company, or make any material amendments to the memorandum and articles of association or equivalent organizational documents of any other Group Company;

(ii) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (A) any shares of any class of any Group Company, or any options, warrants, convertible securities or other rights of any kind (including any Company Share Award) to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company (other than (x) in connection with the exercise or settlement of any Company Share Awards outstanding on the date hereof in accordance with the Share Incentive Plan and applicable award agreement or (y) in transactions solely among the Company’s wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries), or (B) any property or assets (whether real, personal or mixed, and including leasehold interests, intangible property and intellectual property) with a value in excess of RMB30 million of the Company or any Subsidiary (other than (x) sale of such property or assets (including inventory) in the ordinary course of business and consistent with past practice or (y) in transactions solely among the Company’s wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any Group Company to the Company or another Group Company which is wholly-owned by the Company;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its share capital, in each case other than in connection with the settlement of any Company Share Awards in accordance with the Share Incentive Plan and this Agreement;

(v) (A) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, recapitalization, restructuring, reorganization or similar transaction involving any Group Company (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), or (B) create any new Subsidiaries;

(vi) (A) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than a wholly-owned Subsidiary of the Company), or (B) acquire any assets (other than (x) in the ordinary course of business consistent with past practice or (y) assets of a wholly-owned Subsidiary of the Company);

(vii) (A) incur, assume, alter, amend or modify any Indebtedness, guarantee any Indebtedness, or issue any debt securities, in each case, in excess of RMB30 million individually or RMB30 million in the aggregate, or (B) make (x) any loans or advances to any director or executive officer of the Company or (y) any loans or advances in excess of RMB2 million individually or RMB10 million in the aggregate to any other person;

(viii) create or grant any Lien on any assets (including Company Intellectual Property) of any Subsidiaries of the Company other than in the ordinary course of business consistent with past practice;

(ix) (A) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of RMB10 million, unless specifically included in the Company’s current budget and operating plan approved by the Company Board, or (B) authorize or make any commitment with respect to capital expenditures which are, in the aggregate (including capital expenditures included in the Company’s budget and operating plan), in excess of RMB30 million for the Group Companies taken as a whole, in each case other than ordinary course expenditures necessary to maintain existing assets in good repair; or

(x) guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness as permitted by the foregoing clause (vii));

(xi) except as otherwise required by Law or pursuant to any Company Employee Plan in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment or service (including the renewal of any such agreements), or terminate or amend any such agreements, with any director or officer of any Group Company or any other employee or individual service provider of any Group Company who has an annual base salary in excess of RMB400,000, (B) grant or provide any material severance or termination payments or benefits to any director, officer, employee or individual service provider of any Group Company, (C) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or grant, issue or make any new equity awards to any director, officer, employee or individual service provider of any Group Company, except annual base salary increases to non-officer employees of any Group Company made in the ordinary course consistent with past practice, (D) establish, adopt, amend or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement or, except as otherwise expressly set forth in this Agreement, amend the terms of any outstanding Company Share Awards, (E) except as otherwise expressly set forth in this Agreement, with respect to Company Share Awards, take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already required in any such plan, or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS;

(xii) make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of any Group Companies except as required by changes in IFRS or applicable Law;

(xiii) enter into, or materially amend or modify, or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder, or fail to comply with or breach in any material respect any Material Contract;

(xiv) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xv) commence any material Action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any Action other than any settlement involving only the payment of monetary damages not in excess of RMB5 million not relating to this Agreement or the Transactions;

(xvi) engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

(xvii) permit any item of material Business Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to material Business Intellectual Property, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material Business Intellectual Property;

(xviii) fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xix) make or change any material Tax election, amend any material Tax Return, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment relating to the Group Companies, or change any method of Tax accounting;

(xx) do any other act which would reasonably cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at any time as of which it is given;

(xxi) take any action which would be reasonably likely to result in a Company Material Adverse Effect; or

(xxii) authorize or agree to take any of the foregoing actions, or enter into any letter of intent (binding or non-binding) or similar written agreement or arrangement with respect to any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement and Schedule 13E-3. (a) Promptly following the date hereof, the Company, with the assistance of Holdco, Parent and Merger Sub, shall prepare and cause to be filed with the SEC a proxy statement relating to the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company, including the Merger (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Subject to and without limiting the rights of the Special Committee and the Company Board to effect a Change in Company Recommendation pursuant to and in accordance with Section 6.04(d), the Proxy Statement shall include the Company Recommendation. Concurrently with the preparation of the Proxy Statement, the Company, Holdco, Parent and Merger Sub shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. Each of the Company, Holdco, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Holdco, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company, Holdco, Parent and Merger Sub shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, and (ii) shall consider in good faith and take into account those comments reasonably proposed by Parent and its counsel. Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 6.04, in connection with any disclosure regarding a Change in Company Recommendation, the Company shall not be required to provide Parent the opportunity to review or comment on (or include comments proposed by Parent in) the portion of the Schedule 13E-3 or the Proxy Statement, any amendment or supplement thereto, or any other filing by the Company with the SEC, solely with respect to such disclosure. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Holdco, Parent and Merger Sub or any of their respective affiliates, officers or directors, is discovered by the Company, Holdco, Parent and Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided that prior to such filing, the Company, Holdco, Parent and Merger Sub, as the case may be, shall consult with the other Parties with respect to such amendment or supplement and shall afford the other Parties and their Representatives reasonable opportunity to comment thereon.

(b) Holdco and Parent represent and covenant that the information supplied by them for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Holdco, Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

(c) The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Holdco, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The Company covenants that all documents that the Company is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by Holdco, Parent or Merger Sub.

SECTION 6.02 Company Shareholders’ Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company shall cause a definitive Proxy Statement, letter to shareholders, notice of meeting and form of proxy accompanying the definitive Proxy Statement that will be provided to the holders of Ordinary Shares in connection with the solicitation of proxies for use at the Shareholders’ Meeting, to be mailed to the holders of Ordinary Shares at the earliest reasonably practicable date after the date that the SEC confirms it has no further comments, and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(b) As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, subject to the right of the Company to terminate this Agreement pursuant to Section 6.04(d), the Company shall take, in accordance with applicable Law and its memorandum and articles of association, regardless of whether the Company Board or Special Committee has determined at any time that this Agreement is no longer advisable or effects a Change in in the Company Recommendation, all actions reasonably necessary to (i) call, give notice of, set a record date for, and convene the shareholders’ meeting for the purpose of obtaining the Requisite Company Vote (the “Shareholders’ Meeting”), (ii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Ordinary Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation and voting materials to all Record ADS Holders and (C) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Except with the prior written consent of Parent, the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders’ Meeting shall be approval of this Agreement, the Plan of Merger and the Merger.

(c) The Company may, and Parent may request that the Company, adjourn or postpone the Shareholders’ Meeting for up to thirty (30) days (but in any event no later than five (5) Business Days prior to the Termination Date) (x) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Ordinary Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Requisite Company Vote or (y) at the reasonable request of any party hereto, in order to allow reasonable additional time for the filing and, if necessary or desirable, mailing of any supplemental or amended disclosure to be reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned or postponed.

(d) Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law, the memorandum and articles of association of the Company, or failure to do so would violate the directors’ fiduciary duties under applicable Law. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law or the memorandum and articles of association of the Company, or if failure to do so would violate the directors’ fiduciary duties under applicable Law.

(e) Subject to Section 6.04(d), the Company Board shall recommend to holders of the Ordinary Shares that they approve and authorize this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement. Unless there has been a Change in Company Recommendation pursuant to Section 6.04(c), the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Plan of Merger and the Transactions and shall take all other actions reasonably necessary or advisable to secure the Requisite Company Vote.

(f) Subject to the Company’s right to effect a Change in Company Recommendation pursuant to and in accordance with Section 6.04(d), unless this Agreement has been validly terminated pursuant to Article VIII, the obligations of the Company under this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been validly terminated pursuant to Article VIII, the Company shall comply with all of its obligations under Section 6.01 and Section 6.02 to prepare, file and disseminate the Proxy Statement, establish a record date and meeting date for the Shareholders’ Meeting and call and hold the Shareholders’ Meeting.

SECTION 6.03 Access to Information. (a) From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of the Group Companies, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct the Representatives of the Group Companies to reasonably cooperate with Parent and its Representatives in its investigation; provided that the Company shall not be required to (A) furnish, or provide access to, any information to any person not a party to, or otherwise covered by, the Confidentiality Agreements with respect to such information, or (B) provide access to or furnish any information if doing so would (x) violate any Contract with any third party or any applicable Law, or (y) cause any Group Company, upon advice of outside legal counsel, to waive any privilege with respect to such information, provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive such Group Company’s privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

(b) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04 No Solicitation of Transactions. (a) The Company agrees that no Group Company and none of the directors or officers of any Group Company shall, and that it shall cause its and its Subsidiaries’ Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information in a manner designed to encourage), or take any other action to facilitate, any inquiries or the making of any Acquisition Proposal (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to any Group Company or the Transactions to, any person or entity in connection with, or in order to obtain, an Acquisition Proposal, or (iii) agree to, approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Acquisition Proposal, or enter into any Alternative Acquisition Agreement, or consummate, any Acquisition Proposal, or (iv) authorize or permit any of the officers, directors or Representatives of any Group Company to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.04 (in each case, other than to the extent expressly permitted pursuant to Section 6.04(b), 6.04(c) or 6.04(d)). The Company shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any request for information or other inquiry or request, that could reasonably be expected to lead to an Acquisition Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within twenty-four (24) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements. Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 6.04, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, may consider any Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party which prohibits the Company from providing such information to Parent, or release any Third Party from, or waive any provision of, any confidentiality or standstill agreement in connection with an Acquisition Proposal, other than as expressed permitted under this Section 6.04.

(b) Subject to compliance with the other provisions of this Section 6.04, prior to obtaining the Requisite Company Vote, the Company Board may directly or indirectly through the Company’s Representatives (i) contact any Third Party that has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal that was not initiated or solicited in breach of Section 6.04(a) solely in order to clarify the terms and conditions thereof so as to assess whether such proposal or offer constitutes or is reasonably expected to result in a Superior Proposal, and (ii) furnish information to, and enter into discussions with, such Third Party to the extent the Special Committee has (A) determined in good faith (after consultation with a financial advisor who shall be an independent internationally recognized investment banking firm and outside legal counsel) that such proposal or offer constitutes or is reasonably likely to result in a Superior Proposal, and that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions with such Third Party would be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and shall otherwise be on no less favorable terms to the Company than the Confidentiality Agreements); provided that the Company shall provide written notice to Parent at least two (2) Business Days prior to taking any action set forth in clauses (b)(i) or (b)(ii) of this Section 6.04 and shall concurrently make available to Parent any information concerning any Group Company that is provided to any such person and that was not previously made available to Parent or its Representatives.

(c) Except as set forth in Section 6.04(d) (and, for the avoidance of doubt, the proviso to this Section 6.04(c)), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, qualify, amend or modify in a manner adverse to Holdco, Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify, amend or modify in a manner adverse to Holdco, Parent or Merger Sub, the Company Recommendation, (B) take any action or make any other public statement in connection with the Shareholders’ Meeting inconsistent with the Company Recommendation, (C) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement (any of such actions described in the foregoing clauses (A), (B) or (C), a “Change in the Company Recommendation”) or (D) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any Acquisition Proposal, provided that a “stop, look and listen” communication by the Company Board or the Special Committee pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 6.04 shall not be deemed to be a Change in the Company Recommendation, nor (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding the foregoing but subject to compliance by the Company and the Company Board with this Section 6.04, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, the Company Board (upon the unanimous recommendation of the Special Committee) may (x) in response to an Intervening Event, effect a Change in the Company Recommendation and authorize the Company to terminate this Agreement or (y) if the Company has received an unsolicited, bona fide written Acquisition Proposal and the Special Committee determines, in its good faith judgment, upon advice by a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, effect a Change in the Company Recommendation with respect to such Superior Proposal and authorize the Company to terminate this Agreement to enter into any letter of intent, Contract, commitment or obligation with respect to such Superior Proposal, but only if:

(1) the Company shall have complied with its obligations under this Section 6.04;

(2) (A) with respect to a Change in the Company Recommendation in response to an Intervening Event, the Company Board (upon the unanimous recommendation of the Special Committee, after consultation with its financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel) determines in good faith that failure to do so would be inconsistent with its fiduciary duties under applicable Laws, or (B) with respect to a Change in the Company Recommendation or a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.04, the Company Board (upon the unanimous recommendation of the Special Committee, after consultation with its internationally recognized investment banking firm and outside legal counsel) determines in good faith that (x) failure to take such action would be inconsistent with its fiduciary duties under applicable Laws, (y) such Acquisition Proposal constitutes a Superior Proposal;

(3) prior to effecting a Change in the Company Recommendation in connection with, or a termination of this Agreement as a result of, an Intervening Event in accordance with Section 6.04(d)(x), or a Change in the Company Recommendation in connection with, or a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to, a bona fide written Acquisition Proposal in accordance with Section 6.04(d)(y), the Company shall have complied with the requirements of this Section 6.04 and shall (x) provide at least five (5) days’ prior written notice to Parent (the “Notice Period”) advising Parent (A) of the specific material circumstances of such Intervening Event or (B) that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing a copy of any written documentation with respect to such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that such notice or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, and (y) permit Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any proposed modifications or adjustments with respect thereto (to the extent Parent desires to make such presentation) and negotiate with and cause its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal or so that a failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, as applicable, and consider in good faith any modifications or adjustments regarding this Agreement proposed by Parent; provided that any material modifications to such Acquisition Proposal that the Special Committee previously determined to be a Superior Proposal shall be deemed a new Acquisition Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d); and

(4) following the end of the Notice Period (and any renewed period thereof), the Special Committee shall have unanimously determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) after considering the terms of any modifications or adjustments to this Agreement proposed by Parent, that (x) with respect to a Change in the Company Recommendation in accordance with Section 6.04(d)(x) or Section 6.04(d)(y), failure to effect a Change in the Company Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Laws, and shall have communicated its unanimous recommendation to the Company Board to effect a Change in the Company Recommendation with respect to such Intervening Event or such Superior Proposal and (y) with respect to a Change in the Company Recommendation in connection with, or a termination of this Agreement to enter into an Alternative Acquisition with respect to a bona fide written Acquisition Proposal in accordance with Section 6.04(d)(y), such Acquisition Proposal continues to constitute a Superior Proposal.

(e) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under applicable Laws, including U.S. federal Law, with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that any such disclosure (other than a statement that the Company Board or the Special Committee has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in the Company Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation within two (2) Business Days following any request by Parent.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance. (a) The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Law.

(b) The Surviving Company shall maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this Section 6.05(c) is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable Law and the Company’s and its Subsidiaries’ respective organizational and governing documents in effect as of the date hereof.

(d) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(e) The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

SECTION 6.06 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to this Section 6.06 shall not constitute a failure of a condition set forth in Article VII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

SECTION 6.07 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall as promptly as practicable make its respective filings, and thereafter make any other required submissions, with respect to the Transactions with or to each Governmental Authority with jurisdiction over enforcement of the antitrust or competition Laws, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith. In addition, each of the parties hereto shall (i) notify the other parties as promptly as practicable of any communication (whether oral or written) it or any of its affiliates receives from any Governmental Authority in connection with the Transactions, (ii) permit the other parties to review in advance, and consult with the other parties on (and obtain the prior written consent of Parent with respect to), any proposed filing, submission or communication (whether oral or written) by such party with or to any Governmental Authority in connection with the Transactions, and (iii) to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate at (and obtain the prior written consent of Parent with respect to agreeing to or scheduling) any meeting or conference with any Governmental Authority in connection with the Transactions.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Holdco, Parent, Merger Sub, the Company or any of their respective affiliates to any Governmental Authority in connection with the Merger and the Transactions.

(c) Subject to the other provisions of this Section 6.07, each party hereto shall use its reasonable best efforts to do and perform, or cause to be done and performed, all such further acts and things as may be necessary or desirable in order to consummate the Transactions, including, without limitation, employing such resources and taking all steps as are necessary to obtain the Requisite Regulatory Approvals; provided, that none of the Company, Parent, Merger Sub or any of their respective affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. The parties agree to cooperate in good faith to determine and direct the strategy and process by which the parties will seek the Requisite Regulatory Approvals. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Parent and the Merger Sub shall prepare and make all filings and submit all written materials, to the relevant PRC Governmental Entities, in each case, as promptly as practicable after the date of this Agreement and as may be reasonably necessary, proper or advisable for the obtaining of each of the Parent Requisite Regulatory Approvals.

SECTION 6.08 Participation in Litigation. Prior to the Effective Time, (a) each of Parent and the Company shall give prompt notice to the other of any Actions by shareholders of the Company commenced or, to the knowledge of Parent or the Company, as the case may be, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in and direct the defense or settlement of any such shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and, no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent.

SECTION 6.09 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, which shall include a waiver of any claims against the Group Companies in respect of such resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

SECTION 6.10 Public Announcements. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and shall not, without the prior written consent of the other party (such consent to not be unreasonably withheld), issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation; provided, however, that, in the event a party is required by applicable Law to make any press release, communication, other public statement, press conference or conference call, as the case may be, such party may do so without Parent’s (if the Company is the disclosing Party) or the Company’s (if Parent or Merger Sub is the disclosing party) prior written consent provided such party (i) individually notifies Parent (if the Company is the disclosing Party) or the Company (if Parent or Merger Sub is the disclosing party), in each case, in writing, of such press release, communication, other public statement, press conference or conference call to the extent legally permissible, (ii) only discloses information in respect of this Agreement and the Transactions to the extent required by applicable Law, upon the advice of outside counsel, and (iii) incorporates all reasonable comments of Parent (if the Company is the disclosing party) or the Company (if Parent or Merger Sub is the disclosing party), to the extent legally permissible. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement with respect to a Change in the Company Recommendation made or proposed to be made by the Company pursuant to and in accordance with Section 6.04(d).

SECTION 6.11 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Company from NYSE and the deregistration of the Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Merger and the other Transactions.

SECTION 6.13 SAFE Registration. The Company shall as soon as practicable after the date hereof, (a) assist in the preparation of applications to SAFE by management members of the Company who are PRC residents for the registration of their respective holdings of Ordinary Shares (whether directly or indirectly) in accordance with the requirements of the SAFE Rules and Regulations (or any successor PRC Law), including by promptly providing such management members with such information relating to any Group Company as is required for such application, and (b) cause its Onshore Subsidiaries (to the extent applicable) to comply with the requirements of the SAFE Rules and Regulations (or any successor PRC Law), including without limitation the required filings with SAFE in respect of the termination of the Share Incentive Plan, as applicable, at the Effective Time.

SECTION 6.14 Financing.

(a) Each of Holdco, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including by (i) maintaining in effect the Financing Commitments, (ii) satisfying on a timely basis all conditions applicable to Holdco, Parent and Merger Sub in the Financing Commitments that are within their control, including without limitation paying when due all commitment fees and other fees arising under the Financing Commitments as and when they become due and payable thereunder, and (iii) consummating the financing contemplated by the Financing Commitments at or prior to the Effective Time. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (x) Holdco, Parent and Merger Sub shall promptly notify the Company and (y) Holdco, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not less favorable in any material respect (as determined by Parent) than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the “Alternative Financing”). If any Parent Party becomes aware of the existence of any fact or event that would reasonably be expected to cause the Debt Financing to become unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Holdco, Parent and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain the Alternative Financing. The Parent Parties shall promptly provide a true and complete copy of each alternative financing agreement (together with a redacted copy of any related fee letter) to the Company.

(b) None of Holdco, Parent nor Merger Sub shall amend, alter or waive, or agree to amend, alter or waive, any term of the Financing Commitments without the prior written consent of the Company Board if such amendments, alterations or waivers would (i) reduce the aggregate amount of the Debt Financing, or (ii) impose new or additional conditions that would reasonably be expected to prevent or materially delay the ability of Holdco, Parent or Merger Sub to consummate the Merger; provided, that notwithstanding any other provision of this Agreement, Holdco, Parent and Merger Sub shall be entitled from time to time to (x) amend, restate, supplement, replace, substitute or otherwise modify, or waive any of its rights under, the Financing Commitments and/or replace or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, subject to clauses (i) and (ii) above, and (y) amend, restate, supplement, replace, substitute or otherwise modify the Debt Commitment Letter for the purposes of adding agents, co-agents, lenders, managers, co-managers, arrangers, bookrunners or other Persons that have not executed the Debt Commitment Letter as of the date hereof so long as such amendment, restatement, supplement, replacement substitution or modification is otherwise in compliance with this Section 6.14(b). The Parent Parties shall promptly notify the Company of (i) the expiration or termination of any Financing Commitment, (ii) any breach of any material provisions of any of the Financing Commitments by any party thereto or (iii) any refusal by the parties to the Financing Commitments to provide the full financing contemplated by the Financing Commitments.

(c) Holdco, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing (including any Alternative Financing) is not a condition to the Closing, and reaffirms its obligation to consummate the Merger and the other transactions contemplated hereby, irrespective and independent of the availability of the Financing, subject to the applicable conditions set forth in Article VII and the requirements of Section 1.02.

(d) Prior to the Effective Time, the Company agrees to use reasonable best efforts to provide, and shall cause each Subsidiary of the Company and each of their respective officers, employees and representatives to use reasonable best efforts to provide, to Holdco, Parent and Merger Sub (at Parent’s sole cost and expense), all reasonable cooperation as may be reasonably requested by the Parent Parties or their Representatives in connection with the Debt Financing and any Alternative Financing, including, without limitation, (i) participating in a reasonable number of meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company with representatives of the Parent Parties and their Debt Financing and/or Alternative Financing sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda (including a public side version which does not contain non-publicly available information), prospectuses, rating agency presentations and similar documents reasonably requested by the Parent Parties or their Representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) promptly furnishing the Parent Parties and their Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent Parties and their Debt Financing and/or Alternative Financing sources, including, without limitation, all financial statements and financial and non-financial information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent Parties and of the type and form customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by (or otherwise required as a condition to funding under) the Debt Commitment Letter (the information required to be delivered in this clause (iii), the “Required Information”), (iv) cooperating with advisors, consultants and accountants of the Parent Parties or their Debt Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any Subsidiary of the Company, including for the purpose of establishing collateral eligibility and values, (v) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as may be reasonably requested by the Parent Parties, (vi) executing and delivering any pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents conditioned upon Closing, or other ancillary documentation including certificates, legal opinions or documents as may be reasonably requested by the Parent Parties or their Representatives (including a certificate of the chief financial officer of the Company or any borrower Subsidiary of the Company with respect to solvency matters) or otherwise facilitate the pledging of collateral, the delivery of pay-off letters and other cooperation in connection with the pay-off of existing Indebtedness and release of all related Liens, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or any Alternative Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establishing bank and other accounts (including escrow accounts), blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time, (viii) entering into one or more credit or other agreements on terms satisfactory to the Parent Parties in connection with the Debt Financing and/or any Alternative Financing immediately prior to the Effective Time, provided that such agreements and arrangements shall not become active or take effect until the Effective Time, (ix) furnishing Holdco, Parent, Merger Sub and its Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations and (x) furnishing Holdco, Parent, Merger Sub and its Representatives promptly upon its request with a list of contractual arrangements existing as of a date specified by Holdco, Parent, Merger Sub or its Representative pursuant to which the Company has an obligation to sell, lease, license, surrender, transfer, lend or otherwise dispose of such assets, in reasonable details and furnishing Holdco, Parent, Merger Sub and its Representatives such supporting documents requested thereby.

(e) The Company will take all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or any Alternative Financing, including without limitations the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. The Company shall promptly notify Parent if any information furnished by the Company or any of its Subsidiaries pursuant to this Section 6.14(c) is or becomes inaccurate, incomplete or misleading in any material respect. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing or any Alternative Financing prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or any Alternative Financing. Parent shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14(d) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Alternative Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

(f) Nothing in this Section 6.14 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Holdco, Parent or Merger Sub be deemed or construed to require, Holdco, Parent or Merger Sub to (i) seek the Equity Financing from a source other than the Sponsors or in any amount in excess of that contemplated by the Equity Commitment Letter, (ii) waive any term or condition of this Agreement, or (iii) commence any legal action or proceeding against any financing source.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Holdco, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Shareholder Approval. The Requisite Company Vote shall have been obtained in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and be in full force and effect; and (ii) all other regulatory approvals shall have been obtained and be in full force and effect, except where the failure to obtain such other regulatory approvals would not, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent the consummation of any of the Transactions.

SECTION 7.02 Conditions to the Obligations of Holdco, Parent and Merger Sub. The obligations of Holdco, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03(a) (Capitalization), 3.04 (Authority Relative to this Agreement; Fairness), 3.05(a)(i) (No Conflict; Required Filings and Consents) and 3.21 (Brokers), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect” or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 3.03(a), 3.04, 3.05(a)(i) and 3.21 shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d).

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e) Dissenting Shareholders. The holders of no more than fifteen percent (15%) of the Ordinary Shares shall have validly served a notice of dissent under Section 238(2) of the CICL.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Holdco, Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the Transactions.

(b) Agreements and Covenants. Holdco, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. Holdco, Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of each of Holdco, Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

SECTION 7.04 Frustration of Closing Conditions. Prior to the Termination Date, none of the Company, Holdco, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (provided that, in the case of the Company, any such action must be authorized by a unanimous recommendation of the Special Committee), as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before February 2, 2017 (such date as may be extended in accordance with this Section 8.01(b)(i), the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the circumstances described in this Section 8.01(b)(i) are primarily caused by such party’s failure to comply with its obligations under this Agreement;

(ii) an Injunction shall have been issued; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party if the circumstances described in this Section 8.01(b)(ii) were primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(iii) if the Requisite Company Vote is not obtained at the Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(c) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Holdco, Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Holdco, Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;

(ii) if (A) all conditions to closing contained in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) and Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case may be (other than as a result of the failure of the Company to timely satisfy its obligations under Section 6.14 on or prior to the Closing Date) and fail to complete the Closing by the date on which the Closing should have occurred pursuant to Section 1.02, and (B) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions in Section 7.03 and (y) the Company stands ready, willing and able to consummate the Transactions; or

(iii) prior to obtaining the Requisite Company Vote, if (A) the Company Board, acting upon the unanimous recommendation of the Special Committee, has authorized the Company to enter into a definitive acquisition agreement with respect to such Superior Proposal and terminate this Agreement pursuant to and in accordance with Section 6.04(d), (B) immediately prior to, concurrently with or immediately following such termination of this Agreement, the Company enters into such definitive acquisition agreement with respect to such Superior Proposal and (C) immediately prior to or concurrently with such termination of this Agreement, the Company pays to Parent the Company Termination Fee required pursuant to Section 8.03(a); provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section unless the Company has complied with Section 6.04;

(iv) prior to obtaining the Requisite Company Vote, if (A) the Company Board, acting upon the unanimous recommendation of the Special Committee, has authorized the Company to terminate this Agreement as a result of an Intervening Event pursuant to and in accordance with Section 6.04(d) and (B) immediately prior to or concurrently with such termination of this Agreement, the Company pays to Parent the Company Termination Fee required pursuant to Section 8.03(a); provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section unless the Company has complied with Section 6.04; or

(d) by Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if any of Holdco, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

(ii) if (A) there shall have been a Change in the Company Recommendation, (B) the Company Board shall have adopted, approved, endorsed or recommended, or shall have proposed publicly to adopt, approve, endorse or recommend, an Acquisition Proposal, (C) the Company or any of its Subsidiaries shall have consummated any Acquisition Proposal or entered into any Alternative Acquisition Agreement, (D) the Company shall have failed to include the Company Recommendation in the Proxy Statement, or (E) a tender offer or exchange offer by a Third Party for any Ordinary Shares representing ten percent (10%) or more of the outstanding Ordinary Shares is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) Business Days after the public announcement of such tender offer or exchange offer.

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives of any party hereto); provided, however, that the terms of Section 6.10, this Article VIII and Article IX shall survive any termination of this Agreement.

SECTION 8.03 Fees and Expenses. Except as expressly provided in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, financing sources and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing or other dissemination of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the consummation of the Transactions.

(a) Company Termination Fee. The Company agrees that:

(i) if the Company shall terminate this Agreement pursuant to Section 8.01(c)(iii) or Section 8.01(c)(iv); or

(ii) if Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) or Section 8.01(d)(ii); or

(iii) if (A) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), (B) at or prior to the time of termination of this Agreement, a Third Party shall have publicly disclosed or communicated to the Company Board or Special Committee an Acquisition Proposal, and (C) at any time prior to the date that is twelve (12) months after the date of such termination, the Company consummates or enters into a definitive agreement with respect to an Acquisition Proposal; provided, that for purposes of this Section 8.03(a)(ii), all references to “ten percent (10%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”;

then the Company shall pay or cause to be paid to Parent a fee of US$6,000,000 (six million United States dollars) (the “Company Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by Parent, (A) in the case of clause (i) above, prior to or concurrently with, and as a condition to the effectiveness of, such termination, (B) in the case of clause (ii) above, within two (2) Business Days after such termination and (C) in the case of clause (iii) above, within two (2) Business Days after the earlier of the date on which the Company consummates or enters into a definitive agreement with respect to any Acquisition Proposal (whether or not the same as of the Acquisition Proposal which was previously disclosed or communicated prior to termination of this Agreement).

(b) Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by the Company pursuant to Section 8.01(c)(iii) in connection with an Acquisition Proposal that is received by the Company or otherwise made to the Company’s shareholders within 30 days of the date of this Agreement, then the Company Termination Fee shall mean a fee in the amount of US$3,750,000 (three million seven hundred and fifty thousand United States dollars).

(c) Parent Termination Fee. In the event that this Agreement is validly terminated (i) (A) by the Company or by Parent in accordance with Section 8.01(b)(i), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that the condition to Closing set forth in Section 7.01(c) would not be satisfied, and (C) all conditions to Closing (other than the condition to Closing set forth in Section 7.01(c) and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for the condition set forth in Section 7.01(c), or (ii) (A) by the Company or by Parent in accordance with Section 8.01(b)(ii), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that the closing condition set forth in Section 7.01(b) would not be satisfied, and (C) all conditions to Closing (other than the condition to Closing set forth in Section 7.01(b) and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived , or (iii) if the Company validly terminates this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(c)(ii); then Parent shall pay or cause to be paid to the Company promptly (but in any event no later than five (5) Business Days after the date of such termination) a fee of US$12,000,000 (twelve million United States dollars) (the “Parent Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by the Company. In addition, in the event that (x) this Agreement is validly terminated by either the Company or Parent in accordance with 8.01(b)(i), (y) the condition set forth in Section 7.02(e) has not been satisfied or waived by Parent on or prior to the Termination Date and (z) all other conditions to Closing (other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived, Parent will pay, or cause to be paid, to the Company an amount equal to 33.3% of the Parent Termination Fee, such payment to be made promptly (but in any event no later than five (5) Business Days) following such termination.

(d) In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 2%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e) Each party acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.03(a) or Section 8.03(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.03, the parties hereto would not have entered into this Agreement.

SECTION 8.04 Limitations on Liabilities. (a) In no event shall any party or any of such party’s affiliates be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while the Company or Parent may pursue both a grant of specific performance as permitted by Section 9.07 and the payment of the Parent Termination Fee pursuant to Section 8.03(c) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) or the Company Termination Fee pursuant to Section 8.03(a), as applicable, any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall the Company or Parent be permitted or entitled to receive both such grant of specific performance and the payment of the Parent Termination Fee, in the case of the Company, or the Company Termination Fee, in the case of Parent. If Parent pays the Parent Termination Fee pursuant to Section 8.03(c), then such payment shall be the sole and exclusive remedy of the Company, its Subsidiaries, its direct and indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, partners, assignees or successors (collectively, the “Company Related Parties”) against (i) Holdco, Parent, Merger Sub and the Guarantors, (ii) any of their respective former, current or future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, partners, shareholder assignees or successors, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Holdco, Parent or Merger Sub, or (iv) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, partners, stockholders, assignees or successors of any of the foregoing (all persons described in (i) to (iv), collectively, the “Parent Related Parties”) and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise. For the avoidance of doubt, none of Holdco, Parent, Merger Sub or any Parent Related Party shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), and in no event shall any of the Company, its Subsidiaries, or any other Company Related Party seek, or permit to be sought, on behalf of any Company Related Party, any monetary damages from any Parent Related Party in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters), other than from Parent to the extent provided in Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), or the Guarantors to the extent provided in the relevant Limited Guarantees, in each case without duplication. In no event shall any of the Company, the Subsidiaries or any Company Related Party be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07.

(b) Notwithstanding anything to the contrary in this Agreement, if the Company pays the Company Termination Fee pursuant to Section 8.03(a), then any such payment shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties and none of the members of Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated. Parent agrees to cause any Action (whether such Action is being prosecuted by Parent or any other member of the Parent Related Parties) pending against the Company or any member of the Company Related Parties to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby, the Company pays the Company Termination Fee pursuant to Section 8.03(a). The provisions of this Section 8.04(b) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Related Parties.

SECTION 8.05 Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and the Company in writing (provided that, in the case of the Company, such action must be taken or authorized by the unanimous approval of the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Ordinary Share (including Ordinary Shares represented by ADSs) shall be converted upon consummation of the Merger.

SECTION 8.06 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II, Section 6.05, Section 6.10 and this Article IX shall survive the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Holdco, Parent or Merger Sub, to:

Unit 201, 2/F, Malaysia Building

50 Gloucester Road

Wanchai

Hong Kong

Attention:	Ms. Nana Wong
Facsimile:	+ (852) 2866-7997
Email:	sec@twhchiucpa.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett

35/F ICBC Tower

3 Garden Road

Central, Hong Kong

Attention:	Leiming Chen, Esq.
Facsimile:	+ (852) 2869-7694
Email:	lchen@stblaw.com

if to the Company:

China Ming Yang Wind Power Group Limited

Ming Yang Industrial Park

22 Torch Road

Torch Development Zone

Zhongshan, Guangdong, China 528437

Attention: Ricky Ng

Facsimile: +86 760 28138698

email: ricky.ng@mywind.com.cn

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang, Esq.

Facsimile: +86 10 6535 5577

e-mail: peter.huang@skadden.com

SECTION 9.03 Certain Definitions and Interpretations. (a) For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer relating to any of the following (other than the Transactions): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company or to which ten percent (10%) or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries or to which ten percent (10%) or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of ten percent (10%) or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning ten percent (10%) or more of any class of equity securities of the Company, (v) any public solicitation of proxies in opposition to approval and adoption of this Agreement and approval of the Merger by the Company’s shareholders or (vi) any other transaction proposed in writing to the Special Committee by any Third Party the consummation of which may prevent, impede or materially delay the Transactions.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the avoidance of doubt, prior to the Closing, the Company and its Subsidiaries, officers and directors are not affiliates of Holdco, Parent, Merger Sub or the Sponsors.

“Agreement” has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all annexes and schedules hereto.

“Alternative Acquisition Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or obligation relating to any Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.04(b)).

“Applicable Anti-Bribery Law” means any anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Law Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable, and all other anti-bribery and anticorruption laws to which a Group Company is subject.

“beneficial owner”, “beneficially owned” or “beneficially owning”, with respect to any Ordinary Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, the PRC or Hong Kong.

“Buyer Group Contract” means each of this Agreement, the Rollover Agreement, the Support Agreements, the Equity Commitment Letters, the Limited Guarantees and the Consortium Agreement.

“Chairman Parties” means Mr. Chuanwei Zhang (the “Chairman”), Ms. Ling, Wu (“Ms. Wu”), First Windy Investment Corp., a British Virgin Islands company controlled by the Chairman, and Rich Wind Energy Three Corp., a British Virgin Islands company controlled by Ms. Wu.

“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, fringe benefits, perquisites, superannuation funds, retirement benefits, pension schemes or other employee benefits, that is or has been maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of the Group Companies, taken as a whole, or (b) prevent or materially delay the consummation of the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether there has been a “Company Material Adverse Effect” under clause (a): (A) changes after the date hereof affecting general economic conditions in the PRC or the United States; (B) changes in IFRS or applicable Laws after the date hereof; (C) changes after the date hereof generally affecting the industry in which the Company and its Subsidiaries operate; (D) changes after the date hereof affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of the Transactions (other than for purposes of any representation or warranty contained in Section 3.05) or (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof; provided, further that events, circumstances, changes or effects set forth in clauses (A), (B), (C), (D) and (F) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent any such events, circumstances, changes or effects, individually or in the aggregate, have a disproportionate impact on any of the Group Companies relative to the other participants in the industry or geographic markets in which the Company and its Subsidiaries conduct their businesses.

“Company Option” means each outstanding option award issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase one (1) Ordinary Share upon the vesting of such award.

“Company Restricted Share Award” means each outstanding restricted share unit issued by the Company pursuant to the Share Incentive Plan that entitles the holder thereof to be issued one (1) Ordinary Share upon the vesting of such award.

“Company Share Award” means each Company Option and each Company Restricted Share Award.

“Confidentiality Agreements” means the confidentiality agreement, dated as of January 11, 2016, between the Company and each of the Chairman Parties, the confidentiality agreement, dated as of December 15, 2015, between the Company and Guangzhou Huifu Kaile Investment (L.P.) and the confidentiality agreement, dated as of December 28, 2015, between the Company and Shanghai Dajun Guangcheng Capital Fund.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including, without limitation, contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

“Environmental Law” means any applicable local, provincial or national Laws relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Exercise Price” means, with respect to any Company Option, the exercise price per Ordinary Share underlying such Company Option.

“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Governmental Entity” means (i) any national, federal, state, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iii) any company, business, enterprise or other entity owned or controlled by any government, entity, organization described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Official” means any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses; departments or agencies of public international organizations; and individuals who are members of political parties or hold positions in political parties, as well as candidates for political office.

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Injunction” means, as of any date, any final, non-appealable judgment, restraining order or permanent injunction, which is in effect as of such date that prohibits the consummation of the Transactions and has been issued by any Governmental Authority in any jurisdiction that is material to the business of Holdco, Parent or the Company.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all U.S., PRC, and other foreign intellectual property and rights therein, including (a) patents, patent applications, patent disclosures, provisionals, inventions (whether or not patentable and whether or not reduced to practice), and any reissues, continuations, continuations in part, counterparts, divisions, extensions or reexaminations thereof, and any statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, moral rights, and registrations and applications for registration thereof, (d) Internet domain names, social and mobile media identifiers, (e) confidential and proprietary information, including Trade Secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), drawings, specifications, designs, techniques, technical information, algorithms, processes, methods net lists, and code modules, (f) Software, (g) all other intellectual property rights, and (h) all income, royalties, damages and payments due or payable, the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Intervening Event” shall mean an event, occurrence or development with respect to the Company or its Subsidiaries or the business, assets or operations of the Company or its Subsidiaries that (a) is material to the Group Companies, taken as a whole, (b) occurs after the date of this Agreement and becomes known to the Company Board and the Special Committee before receipt of the Requisite Company Vote and (c) the underlying facts of which were not known to the Company Board or the Special Committee on the date of this Agreement; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal constitute or be taken into account in determining an Intervening Event.

“IT Assets” means computers, hardware, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned by the Group Companies or licensed or leased by the Group Companies pursuant to written agreement.

“knowledge” means, with respect to the Company, the actual knowledge of Chairman Parties, Ricky Ng and Zhongmin Shen, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry and investigation.

“Law” means any statute, law, ordinance, code or Order;

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Onshore Subsidiary” means any Subsidiary incorporated within the PRC.

“Order” means any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

“Permitted Encumbrances” means (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not due and payable, or which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens for labor, materials or supplies incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith by appropriate proceedings; (iii) leases, licenses and subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (vi) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof; (ix) Liens securing Indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof or (B) have otherwise been disclosed to Parent; (x) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon; and (xi) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representatives” means, with respect to any party, such party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

“Rollover Agreements” means the rollover agreements, dated as of the date hereof, between Holdco, Parent and each of the Rollover Securityholders.

“Rollover Securityholders” means the Chairman Parties and the other shareholders party to the Rollover Agreement.

“SAFE Circular 7” means the SAFE Circular on Certain Issues on Foreign Exchange Registration on Domestic Individuals Participation in Equity Incentive Plan of Foreign Listed Companies issued by SAFE on March 16, 2012.

“SAFE Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Control of Domestic Residents’ Overseas Investment and Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles issued by SAFE on July 4, 2014, and any implementation, successor rule or regulation related thereto under the PRC law.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005, and any implementation, successor rule or regulation related thereto under the PRC law.

“Share Incentive Plan” means the Company’s 2010 Equity Incentive Plan (as amended on September 1, 2013).

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means any and all (i) computer programs and software code, including any and all software implementations of algorithms, applications, application programming interfaces, architecture, utilities, models and methodologies, whether in object code, interpreted code or source code, (ii) databases and compilations, including any and all data and collections of data (including geospatial or mobile related data and rights thereto), whether machine readable or otherwise, and (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including any and all screens, user interfaces, report formats, firmware, middleware, software applications, development tools, templates, menus, diagnostics, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors, buttons and icons.

“Sponsors” means Shanghai Dajun Guangcheng Capital Fund and Guangzhou Huifu Kaile Investment (L.P.).

“Subsidiary” of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person controls through contractual arrangements.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (each reference to “ten percent (10%) or more” in the definition of “Acquisition Proposal” shall be replaced with “more than fifty percent (50%)”) on terms that the Special Committee shall have determined in good faith (after receiving the advice of its financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including conditionality) and the person making the proposal and (ii) if consummated, would result in a transaction more favorable to the holders of the Ordinary Shares and holders of ADSs (other than holders of the Rollover Securities) from a financial point of view than the Merger, after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(d)); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer, (B) the consummation of the transactions contemplated by such offer is conditioned upon receipt of financing or (C) the consummation of the transactions contemplated by such offer is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger (after giving effect to all modifications or adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(d)).

“Taxes” means any and all taxes of any kind or any other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, environmental, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth, excise, withholding, alternative or add-on minimum, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, customers’ duties, tariffs and other like assessment or charge of any kind whatsoever, in each case, whether disputed or not.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or the Company or any of their respective affiliates or Representatives.

“Trade Secrets” means any personally identifiable information, material confidential or proprietary information and trade secrets, in each case, developed or collected by any Group Company that, in accordance with written Contracts or by operation of applicable Law, belong to their customers, clients, or other persons and regarding which any Group Company owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option or pursuant to this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	§ 3.09
ADSs	§ 2.01(a)
Agreement	Preamble
Alternative Financing	§ 6.14(a)
Applicable Date	§ 3.07(a)
Bankruptcy and Equity Exception	§ 3.04(a)
Business Intellectual Property	§ 3.12(b)
Certifying Officers	§ 3.07(d)
Change in the Company Recommendation	§ 6.04(c)
CICL	Recitals
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Recommendation	§ 3.04(b)
Company Related Parties	§ 8.04
Company Requisite Regulatory Approvals	§ 3.05(b)
Company SEC Reports	§ 3.07(a)
Company Termination Fee	§ 8.03(a)
Control Agreements	§ 3.15(a)
Debt Commitment Letter	§ 4.04(a)
Debt Financing	§ 4.04(a)
Deposit Agreement	§ 2.06
Depositary	§ 2.06
dissenter’s rights	§ 2.03(a)
Dissenting Shareholders	§ 2.03(a)
Dissenting Shares	§ 2.03(a)
Effective Time	§ 1.03
Environmental Permits	§ 3.16
Equity Commitment Letter	§ 4.04(a)
Equity Financing	§ 4.04(a)
Evaluation Date	§ 3.07(d)
Exchange Act	§ 3.05(b)
Exchange Fund	§ 2.04(a)
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
Financial Advisor	§ 3.04(c)

Defined Term	Location of Definition

Financing	§ 4.04(a)
Financing Commitments	§ 4.04(a)
Guarantors	Recitals
Holdco	Preamble
IFRS	§ 3.07(b)
Indemnified Parties	§ 6.05(b)
Interest	§ 2.02(c)
IP Contracts	§ 3.12(b)
Leased Real Property	§ 3.11(b)
Limited Guarantee	§ Recitals
Major Customers	§ 3.19(a)
Major Suppliers	§ 3.19(b)
Material Company Permits	§ 3.06(a)
Material Contracts	§ 3.15(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Notice Period	§ 6.04(c)
NYSE	§ 3.05(b)
Ordinary Shares	§ 2.01(a)
Owned Business IP	§ 3.12(a)
Owned Real Property	§ 3.11(a)
Parent	Preamble
Parent Related Parties	§ 8.04
Parent Requisite Regulatory Approvals	§ 4.03(b)
Parent Termination Fee	§ 8.03(b)
Paying Agent	§ 2.04(a)
Per ADS Merger Consideration	§ 2.01(a)
Per Share Merger Consideration	§ 2.01(a)
Plan of Merger	§ 1.03
PRC	§ 3.06(d)
Proxy Statement	§ 6.01(a)
Record ADS Holders	§ 6.02(b)
Registered Intellectual Property	§ 3.12(a)
Required Information	§ 6.14(c)
Requisite Company Vote	§ 3.04(a)
Requisite Regulatory Approvals	§ 4.03(b)
Rollover Securities	Recitals
SAFE	§ 3.06(d)
SAFE Rules and Regulations	§ 3.06(e)
Sanctions	§ 3.06(i)
SEC	§ 3.05(b)
Securities Act	§ 3.07(a)
Share Certificates	§ 2.04(b)
Shareholders’ Meeting	§ 6.02(b)
Special Committee	Recitals

Defined Term	Location of Definition

Support Agreement	Recitals
Surviving Company	§ 1.01
Takeover Statute	§ 3.23
Termination Date	§ 8.01(b)
Transactions	Recitals
Uncertificated Shares	§ 2.04(b)

(c) When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons). For the avoidance of doubt, in no event shall any holders of Ordinary Shares (including Ordinary Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.07 Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 8.04 and Section 9.07(b), each party shall be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement, including Section 8.04 and Section 9.07(b)), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Subject to Section 8.04 and Section 9.07(b), each party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If Parent or Merger Sub brings any Action to enforce specifically the obligations of the Company, or if the Company brings any Action to enforce specifically the obligations of Parent and Merger Sub, in each case in accordance with the terms herein, to consummate the Transactions, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) if longer, such time period established by the court presiding over the Action.

(b) Notwithstanding anything herein to the contrary, the Company shall not be entitled to seek or be awarded any injunction, specific performance or other equitable relief to enforce Holdco’s, Parent’s and Merger Sub’s obligations to consummate the Transactions, except that the Company shall have the right to see specific performance against Holdco, Parent and Merger Sub to cause the Equity Financing to be funded and to complete the Closing only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), and Holdco, Parent and Merger Sub fail to cause the Equity Financing to be funded and complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (ii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed by written notice delivered to Parent and the providers of Parent’s Debt Financing (or, if applicable, Alternative Financing) that (x) all conditions set forth in Section 7.03 have been satisfied (other than (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof)or that the Company is willing to waive any unsatisfied conditions in Section 7.03 and (y) if the Financing is funded, the Company stands ready, willing and able to consummate the Transactions. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to consummate the Merger if the Debt Financing has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing)

SECTION 9.08 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in the Company, the cancellation of the Ordinary Shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Holdco, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZHONGSHAN RUISHENG ANTAI INVESTMENT CO., LTD

By	/s/ Chuanwei Zhang
Name:	Chuanwei Zhang
Title:	Authorized Signatory

REGAL CONCORD LIMITED, a British Virgin Islands Company

By	/s/ Chuanwei Zhang
Name:	Chuanwei Zhang
Title:	Authorized Signatory

REGAL ALLY LIMITED, a Cayman Islands Company

By	/s/ Chuanwei Zhang
Name:	Chuanwei Zhang
Title:	Authorized Signatory

[SIGNATURE PAGE – MERGER AGREEMENT]

CHINA MING YANG WIND POWER GROUP LIMITED

By:	/s/ Stephen Markscheid
Name:	Stephen Markscheid
Title:	Director

[SIGNATURE PAGE – MERGER AGREEMENT]

ANNEX A

FORM OF PLAN OF MERGER

ANNEX B

The Companies Law (2013 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] 2016

BETWEEN

(1)	China Ming Yang Wind Power Group Limited, an exempted company incorporated under the laws of the Cayman Islands with its registered office at [●], Cayman Islands (the “Company” or the “Surviving Company”); and

(2)	Regal Ally Limited, an exempted company incorporated under the laws of the Cayman Islands with its registered office at Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman, KY1-1112, Cayman Islands (“Merger Sub”).

WHEREAS

(A)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated February 2, 2016 among Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands, the Merger Sub and the Company, a copy of which is attached as Annexure 1 to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2013 Revision) (the “Companies Law”), pursuant to which (i) Merger Sub will merge with and into the Company and cease to exist, (ii) the Surviving Company will continue as the surviving company in the Merger, and (iii) the undertaking, property and liabilities of Merger Sub will vest in the Surviving Company.

(B)	Merger Sub and the Company are entering into this Plan of Merger pursuant to the provisions of section 233 of the Companies Law.

(C)	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Companies Law) to the Merger are the Company and Merger Sub.

2	The name of the surviving company (as defined in the Companies Law) shall be [Hurricane].

3	The registered office of the Surviving Company will be at [●], Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Company was US$1,000,000 divided into 1,000,000,000 ordinary shares with a par value of US$0.001 each (the “Ordinary Shares”), of which [160,534,813] Ordinary Shares have been issued.

5	Immediately prior to the Effective Date (as defined below), the authorised share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which 1 ordinary share has been issued.

6	The authorized share capital of the Surviving Company shall be US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each.

7	The date on which it is intended that the Merger is to take effect is [●] 2016 (the “Effective Date”).

8	The terms and conditions of the Merger are such that, on the Effective Date:

8.1	Each Ordinary Share issued and outstanding immediately prior to the Effective Date, other than Excluded Shares, shall be cancelled and cease to exist and shall thereafter represent the right to receive the Per Share Merger Consideration, being US$2.51 in cash per Ordinary Share without interest.

8.2	Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist, without payment of any consideration or distribution therefor.

8.3	Each Dissenting Share issued and outstanding immediately prior to the Effective Date and that is held by a shareholder who shall have validly exercised and not effectively withdrawn or lost its right to dissent from the Merger in accordance with Section 238 of the Companies Law shall be cancelled and cease to exist in accordance with Section 238 of the Companies Law, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by it in accordance with the provisions of Section 238 of the Companies Law. Each Dissenting Share held by a shareholder who fails to exercise or withdraw its rights to dissent from the Merger in accordance with Section 238 of the Companies Law shall (i) not be deemed to be a Dissenting Share and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Date, and shall thereafter represent the right to receive the Per Share Merger Consideration, being US$2.51 in cash per Ordinary Share without interest.

8.4	Each ordinary share of a par value of US$1.00 each of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one (1) validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company.

9	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 to this Plan of Merger.

10	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form annexed at Annexure 2 to this Plan of Merger on the Effective Date.

11	There are no amounts or benefits payable to the directors of the constituent companies on the Merger becoming effective.

12	Merger Sub has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The names and addresses of each director of the Surviving Company are:

14.1	[●] of [●]

14.2	[●] of [●]

15	This Plan of Merger has been approved by the board of directors of each of the Company and Merger Sub pursuant to section 233(3) of the Companies Law.

16	This Plan of Merger has been authorised by the shareholders of each of the Company and Merger Sub pursuant to section 233(6) of the Companies Law.

17	At any time prior to the Effective Date, this Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement and in accordance with Section 235(1) of the Companies Law.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

20	This Plan of Merger may be executed by fascimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

[Signature pages to follow.]

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
China Ming Yang Wind Power	)
Group Limited	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Regal Ally Limited	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

ANNEX C

Confidential	February 2, 2016

Special Committee of Independent Directors China Ming Yang Wind Power Group Limited Ming Yang Industrial Park 22 Torch Road Torch Development Zone, Guangdong, China

Dear Members of the Special Committee:

China Ming Yang Wind Power Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in its capacity as the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.001 per share, of the Company (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS” and collectively, “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Regal Concord Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated February 1, 2016. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving company, and in connection with such merger, (a) each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $2.51 in cash per Share without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $2.51 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”). The above is collectively referred to as the “Proposed Transaction.” The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com

Special Committee of Independent Directors

China Ming Yang Wind Power Group Limited

February 2, 2016

For purposes of this Opinion, “Excluded Shares” shall mean, collectively, (i) any Rollover Securities (as defined in the Merger Agreement), (ii) any Dissenting Shares (as defined in the Merger Agreement), (iii) any Shares owned by any Group Company (as defined in the Merger Agreement) (if any), and (iv) any Shares (including Shares held by Citibank, N.A. in respect of ADSs) reserved (but not yet allocated) by the Company, immediately prior to the Effective Time (as defined in the Merger Agreement), for issuance and allocation upon exercise of any Company Share Awards (as defined in the Merger Agreement).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended December 31, 2013 and December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015 included in the Company’s Form 6-K filed with the SEC;

b.	A detailed financial projection model for the fiscal years ending December 31, 2015 through 2019, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

c.	Other internal documents relating to the past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

d.	A letter dated January 25, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

e.	Documents related to the Proposed Transaction, including the Merger Agreement, the latest draft of which Duff & Phelps has reviewed is dated February 1, 2016;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Special Committee of Independent Directors

China Ming Yang Wind Power Group Limited

February 2, 2016

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Special Committee’s consent and without independent verification:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such estimates, evaluations, forecasts and projections in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

4.	Assumed that (i) the Management Projections are the Company’s most current financial projections available and are considered by the management of the Company to be its best estimates of the Company’s future financial performance and financial results, subject to the uncertainty, assumptions and approximation inherent in any projections, (ii) the assumptions supporting the Management Projections are both reasonable and achievable as of the date hereof and have been reviewed and approved by management of the Company, and (iii) Company management does not know of any facts that have occurred since the date the Management Projections were prepared that would lead them to believe that the Management Projections, taken as a whole, are misleading or inaccurate in any material respect;

5.	Assumed that information, data, opinions and other materials relating to the Company and the Proposed Transaction (the “Information”) provided to Duff & Phelps and representations made by the management of the Company, either orally or in writing, are substantially accurate, did not and do not contain any untrue statement of material fact in respect of the Company and the Proposed Transaction, and did not and do not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was provided. Items are considered material, regardless of size, if they involve an omission or misstatement of financial, accounting or other information that would reasonably be expected to change or influence the conclusions of a reasonable person relying thereon;

6.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;

7.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

8.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

Special Committee of Independent Directors

China Ming Yang Wind Power Group Limited

February 2, 2016

9.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws;

10.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction; and

11.	Assumed any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or this Opinion.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

Special Committee of Independent Directors

China Ming Yang Wind Power Group Limited

February 2, 2016

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares) and ADSs (other than ADSs representing the Excluded Shares).

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated November 25, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

DPS has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Letter, and a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ rendering of its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps provided a fairness opinion to the audit committee of the Board of Directors of the Company and received customary fees, indemnification, and expense reimbursement.

Special Committee of Independent Directors

China Ming Yang Wind Power Group Limited

February 2, 2016

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX D

ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED

AND REVISED) – SECTION 238

238.	Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

D-1

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a company incorporated under the laws of the Cayman Islands with its principal business address at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number of the Company’s principal executive office is +86-760-2813-8666. Set forth below for the name, telephone number, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, the five-year employment history of each such director and executive officer:

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Chuanwei Zhang	*	**	Chairman of the Board of Directors and Chief Executive Officer of the Company(1)	People’s Republic of China
Jianren Wen	*	**	Director and President of the Company (2)	People’s Republic of China
Zhongmin Shen	*	**	Vice Chairman of the Board of Directors of the Company(3)	Hong Kong Special Administrative Region
Jinfa Wang	*	**	Director and Senior Vice President in charge of General Administration, Human Resources and Government Resources (4)	People’s Republic of China
Longgen Zhang	*	**	Independent Director of the Company; Independent Director of China Fordoo Holdings Limited (and a director of JinkoSolar Holding Co., Ltd. (5)	United States of America
Dabing Zhou	*	**	Independent Director of the Company; Partner at Wilton Partners; Non-Executive Director of CNinsure Inc., JinkoSolar Holding Co., Ltd., and ChinaCast Education Corporation; Trustee of Princeton-in-Asia(6)	People’s Republic of China
Stephen Markscheid	*	**	Independent Director of the Company(7)	United States of America
Ng Kwok Yin, Ricky	*	**	Chief Financial Officer of the Company(8)	Hong Kong Special Administrative Region
Qiying Zhang	*	**	Chief Technology Officer of the Company (9)	People’s Republic of China
Jiawan Cheng	*	**	Chief Operation Officer of the Company(10)	People’s Republic of China
Yunshan Jin	*	**	Vice President in charge of Domestic Sales and Marketing of the Company(11)	People’s Republic of China
Pu Yang	*	**	Vice President in charge of Marketing and Marketing Director of the Company(12)	People’s Republic of China
Yuanfeng Fan	*	**	Vice President in charge of Investment, Financing, Cost and Capital Control of the Company (13)	People’s Republic of China
Limin Wang	*	**	Vice President in charge of Engineering, Procurement and Construction of the Company(14)	People’s Republic of China
Ronghua Zhu	*	**	Vice President in charge of Offshore Engineering of the Company(15)	People’s Republic of China

*	+86-760-2813-8666
**	Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China
(1)	Mr. Chuanwei Zhang founded our company in June 2006 and has served as our chairman and our executive officer since then. Mr. Zhang founded Mingyang Electrical Appliances in 1993 and served as its general manager. He founded Mingyang Electrical in 1995 and served as its general manager until October 2007. Prior to founding Mingyang Electrical, Mr. Zhang served as a general manager in charge of the overall strategy, management and administration of the company at Zhuhai Fengze Electrical Appliance Co., Ltd., a Sino-foreign joint venture that develops and sells high voltage switch cabinets, from 1990 to 1993. From 1988 to 1990, Mr. Zhang served as an assistant factory manager and office manager in charge of general operation at the General Factory of High Voltage Switches located in Xinyang City, Henan Province, China. Mr. Zhang has also served as the chairman of the board of directors of several related companies, including Mingyang Longyuan, a company that manufactures renewable energy equipment, since 2004, Mingyang Energy Investment since 2007, Mingyang New Energy since 2008 and REnergy since 2008. In addition, Mr. Zhang currently serves as a representative of the National People’s Congress, a member of the standing committee of the Guangdong Province Zhongshan City People’s Congress, the vice chairman of Guangdong Federation Chamber of Industry & Commerce, the chairman of Guangdong Electric Industry Association, and a member of Tianjin Binhai New Area People’s Political Consultative Conference.
(2)	Mr. Jianren Wen has served as our president since February 2015 and became a director of us since April 2015. He has over 20-year experience in electricity and electrical equipment industry and is familiar with our operation and management. He served as a senior engineer and vice president of Zhongshan Mingyang Electric Co. Ltd., or Mingyang Electric, a company controlled by Mr. Chuanwei Zhang, our chairman and chief executive officer, from 1995 to 2005, and has served as the president of Mingyang Electric since 2007.
(3)	Mr. Zhongmin Shen has served as the Company’s vice chairman since July 2015. Mr. Zhongmin Shen has abundant experience in management and investment both in independent power and clean energy sectors. Prior to joining the Company, he served as a managing director of Olympus Capital’s Asia Environment Partners (“Olympus”) from November 2014 to June 2015. He was a partner of Hudson Clean Energy Partners (“Hudson”), a global private equity fund focusing on clean energy and technologies, from June 2011 to November 2014. Mr. Shen served as the chief executive officer of Huaneng Invesco WLR Investment Consulting Company Limited, a joint venture between Huaneng Capital Services and Invesco WLR, from September 2008 to June 2011. He served as a managing director of CLP Holdings Limited from August 2006 to August 2008. He was an executive director and chief operating officer of China Resources Power Holdings Company Limited from March 2003 to July 2006.
(4)	Mr. Jinfa Wang joined the Company in 2008 and has served as the Company’s senior vice president in charge of general administration, human resource and government resources since February 2012 and was in charge of SCD industrialization and government resources from January 2011 to February 2012. Mr. Wang has served as the Company’s director since October 2014. He was the Company’s senior vice president in charge of general administration and human resources from 2008 to January 2011. Prior to joining the Company, Mr. Wang served as a deputy general manager of Mingyang Electrical from 2000 to 2008. From 1998 to 1999, Mr. Wang served as a deputy general manager in charge of technology development, quality control and manufacturing at Henan Xinkai Electrical Appliance Co., Ltd., a company that manufactures mid to low voltage electricity transmission system. From 1986 to 1997, Mr. Wang served as a factory manager in charge of general operation at the vacuum switch branch of General Factory of High Voltage Switches.

(5)	Mr. Longgen Zhang has served as our independent director since November 2014. He is also currently an independent director of China Fordoo Holdings Limited (HK: 02399) and a director of JinkoSolar Holding Co., Ltd. (NYSE: JKS), or JinkoSolar, a global leader in the solar industry listed on the NYSE. He was the chief financial officer of JinkoSolar Prior to that, he served as a director and the chief financial officer of Xinyuan Real Estate Co. Ltd. (NYSE: XIN), a company listed on the NYSE, from 2006 to 2008. Mr. Zhang has extensive experience in accounting, financial management and corporate operations and was involved in various private placements, mergers and evaluations, as well as initial public offering projects.
(6)	Mr. Dabing Zhou has served as our independent director since August 2010. Mr. Zhou was the deputy chairman of board of directors of China Gezhouba (Group) Corporation from 1994 to 1996 and the general manager of Sinahydro Corporation, formerly known as China National Water and Hydropower Engineering Corporation, in 1996. From 1997 to 1999, Mr. Zhou was the general manager of China Anneng Construction Corporation, the deputy general manager of National Power Corporation of China, the predecessor of China Guodian Corporation, from 1999 to 2002, and the deputy manager of China Guodian Corporation from 2002 to 2008. Mr. Zhou is also currently the president of China Society for Hydropower Engineering and the vice president of National Committee on Large Dams of China.
(7)	Mr. Stephen Markscheid has served as our independent director since June 2011 and chairman of our audit committee since February 2013. Mr. Markscheid serves a partner at Wilton Partners, a Shanghai-based boutique investment bank, since January 2014. He also has served as a non-executive director of CNinsure Inc., since 2007, JinkoSolar Holding Co., Ltd., since 2009, and ChinaCast Education Corporation, since October 2011, and has served as a trustee of Princeton-in-Asia, since May 2012. Mr. Markscheid was previously a representative of the US-China Business Council from 1978 to 1983, a vice president of Chase Manhattan Bank from 1984 to 1988, a vice president of First Chicago Bank from 1988 to 1993, a case leader of Boston Consulting Group from 1994 to 1997, a director of business development of GE Capital (Asia Pacific) from 1998 to 2001, a senior vice president of GE Healthcare Financial Services from 2003 to 2006, and the chief executive officer of HuaMei Capital Company, Inc. from 2006 to 2007.
(8)	Mr. Ng Kwok Yin, Ricky has served as the Company’s chief financial officer since November 2014. He served as a vice president of Xing Shi Hui Company Limited, or XSH, from 2013 to 2014 and was responsible for investment and leasing business of investment properties. Mr. Ng has extensive working experience in finance and audit. Prior to joining XSH, he served as the senior audit manager of KPMG, participating in various corporate auditing and initial public offering projects from 1999 to 2012.
(9)	Mr. Qiying Zhang joined the Company in February 2014 and has served as the Company’s chief technology officer since June 2014. He was our vice president of engineering and research and development since February 2014 to May 2014. Prior to joining the Company, he served as the chief technology director of Guodian United Power Technology Co., Ltd. Mr. Zhang was a project manager and the technology assistant to the president of aerodyne Enegiesysteme GmbH Shanghai Representative from 2006 to 2011. Mr. Zhang has extensive working experience in wind turbine design and development.
(10)	Mr. Jiawan Cheng joined the Company in 2008 and has been the Company’s chief operation officer since March 2013. Prior to that, he was the Company’s vice president in charge of new business model development since February 2012. He served as the vice president of Mingyang Blade from June 2008 to September 2008 and was concurrently the Company’s vice president in charge of procurement and production from September 2008 to December 2009. Prior to joining the Company, Mr. Cheng served as the general manager in charge of wind turbine commissioning and installation and technology development at Nantong Kailian Wind Power Company, a wind turbine manufacturer, from 2004 to 2008. From 1998 to 2004, Mr. Cheng served as a deputy general manager in charge of equipment procurement at Huaxin Cement Retail Company. From 1993 to 1998, Mr. Cheng served as a manager in charge of equipment procurement and commissioning at Huaxin Cement Company Limited

(11)	Mr. Yunshan Jin has served as the Company’s vice president in charge of domestic sales and marketing since 2008. Prior to joining the Company, Mr. Jin served as a vice president in charge of marketing at Mingyang Electrical from 1997 to 2008. From 1993 to 1997, he was the vice president in charge of quality control and marketing at Mingyang Electrical Appliances. From 1990 to 1993, Mr. Jin was a deputy factory director in charge of marketing at Henan Xinyang Machinery and Equipment Factory.
(12)	Mr. Pu Yang joined the Company in October 2001 and has served as the Company’s vice president of marketing and marketing director since November 2013. He had worked as the marketing director, marketing associate director and president assistant of Mingyang Wind Power from 2008 to 2013. Prior to that, he served as the vice president of marketing, the manager of customer service, the manager assistant of human resource and the supervisor of warehouse of Mingyang Electrical Appliance between 2002 and 2008.
(13)	Mr. Yuanfeng Fan joined the Company in December 2010 and has served as the Company’s vice president, in charge of investment, financing, cost and capital control since August 2013. He had worked as the president assistant and capital management director of Mingyang Electrical Appliance from 2012 to 2013. Prior to that, he served as the director of Zhongshan, Dongfeng Sub-branch of China Construction Bank between 2009 to 2010.
(14)	Mr. Limin Wang joined the Company in September 2013 and has served as the Company’s vice president, in charge of engineering, procurement and construction since then. Prior to joining the Company, he served as the general manager of Heilongjiang Branch of CGN Wind Power Co., Ltd. from 2009 to 2011 and was promoted to the general manager of engineering business department and planning and operation department as well as the board secretary in 2011. Mr. Wang served as the general manager and vice general manager of Guohua Electric Power (Qiqihaer) Wind Power Co., Ltd. and Guohua Electric Power Heilongjiang Jubao Industrial Co., Ltd. from 1999 to 2009. Prior to that, he worked at Heilongjiang Province Local Coal Industrial (Group) Company from 1994 to 1998.
(15)	Mr. Ronghua Zhu joined the Company in 2011 and has served as the Company’s vice president in charge of offshore engineering since then. Prior to joining the Company, he was the manager of Great China Offshore Technology Center in China in American Bureau of Shipping from 2010 to 2011, and worked as the offshore engineer in the United States in the same company from 2007 to 2008. During 2005 and 2006, he served as the engineering manager in Trianorglass & Doralco in the United States.

2.	Directors and Executive Officers of Holdco

Holdco is a is a limited liability company incorporated in the People’s Republic of China, with its principal business address at Room 101, Ming Yang Electrical Office Building, 25 Jiang Ling West Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is +86-760-2813-8666.

The sole director of Holdco is Mr. Zhang, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, Holdco does not have any executive officers.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Chuanwei Zhang	*	**	Chairman of the Board of Directors and Chief Executive Officer of the Company	People’s Republic of China

3.	Directors and Executive Officers of Parent

Parent is a business company with limited liability incorporated under the laws of the British Virgin Islands, with its principal business address at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China. The telephone number at this address is 86-760-2813-8666.

The sole director of Parent is Mr. Zhang, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Chuanwei Zhang	*	**	Chairman of the Board of Directors and Chief Executive Officer of the Company	People’s Republic of China

4.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its principal business address at Unit 201, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong. The telephone number at this address is +852-2527-5497.

The sole director of Merger Sub is Mr. Zhang, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

5.	Directors and Executive Officers of First Windy

First Windy is a business company with limited liability incorporated under the laws of the British Virgin Islands, with its principal business address at Unit 201, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong. The telephone number at this address is +852-25275497.

The sole director of First Windy is Mr. Zhang, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, First Windy does not have any executive officers.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Chuanwei Zhang	*	**	Chairman of the Board of Directors and Chief Executive Officer of the Company	People’s Republic of China

6.	Directors and Executive Officers of Rich Wind

Rich Wind is a business company with limited liability incorporated under the laws of the British Virgin Islands, with its principal business address at Unit 201, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong. The telephone number at this address is +852-25275497.

The sole director of First Windy is Ms. Wu, whose name, business address, present principal employment and citizenship are set forth in the table below. As of the date of this proxy statement, Rich Wind does not have any executive officers.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Ling Wu	*	**	n/a	Saint Christopher and Nevis

Ms. Wu currently does not have any employment relationship.

7.	Directors and Executive Officers of Anhui Zhongan Xinzhao Private Equity Investment LLP

Anhui Zhongan Xinzhao Private Equity Investment LLP is a limited partnership formed under the laws of the People’s Republic of China. Anhui Zhongan Xinzhao Private Equity Investment LLP is primarily engaged in the business of making equity investments and is managed by China Merchants Kunlun Capital Co., Ltd. The principal business address and telephone number of Anhui Zhongan Xinzhao Private Equity Investment LLP is 20F Tower B, East Pacific International Center, No.7888 Shennan Avenue, Futian District, Shenzhen 518040, People’s Republic of China, +86-755-8891 7931.

The general partner of Anhui Zhongan Xinzhao Private Equity Investment LLP is China Merchants Kunlun Capital Co., Ltd, which is a limited liability company incorporated under the laws of the Peoples’ Republic of China and is principally engaged in the business of making equity investments.

The name, business address, present principal employment and citizenship of each executive officer of Anhui Zhongan Xinzhao Private Equity Investment LLP are set forth below. As of the date of this proxy statement, Anhui Zhongan Xinzhao Private Equity Investment LLP does not have any directors.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Guang Yang	+86-755-8891 7931	20F Tower B, East Pacific International Center, No.7888 Shennan Avenue, Futian District, Shenzhen 518040, People’s Republic of China	Executive partner delegate of Anhui Zhongan Xinzhao Private Equity Investment LLP and managing director of China Merchants Kunlun Capital	People’s Republic of China

Mr. Yang has served as the managing director of China Merchants Kunlun Capital since March 2012. Prior to this, Mr. Yang was a director of the corporate and investment bank division of the Hong Kong branch of Deutsche Bank from August 2010 to March 2012. From April 2007 to July 2010, Mr. Yang was a vice president of the investment banking department of Credit Suisse (Hong Kong) Limited. From June 2006 to April 2007, Mr. Yang was a vice president of the principal trading department of the Hong Kong branch of Standard Bank Asia Limited. From September 2005 to May 2006, Mr. Yang worked at the international corporate finance division of Chinatrust Commercial Bank Ltd. In June 2004, Mr. Yang joined JP Morgan Asia Consulting (Beijing) Limited and served as a senior asset manager and in-house legal counsel until August 2005. From November 1999 to September 2001, Mr. Yang worked for the legal department of China Huarong Asset Management Corporation. From June 1997 to November 1999, Mr. Yang worked for the legal department of Industry and Commerce Bank of China. Mr. Yang graduated from Nankai University with a bachelor’s degree in economic law in June 1997. Mr. Yang obtained a master’s degree in business administration from Ohio State University in March 2004.

8.	Directors and Executive Officers of Shanghai Dajun Guancheng Capital Fund

Shanghai Dajun Guancheng Capital Fund is a limited partnership formed under the laws of the People’s Republic of China managed by Shanghai Dajun Asset Management Fund. Shanghai Dajun Guancheng Capital Fund is principally engaged in the business of making equity investments. The principal business address and telephone number of Shanghai Dajun Guancheng Capital Fund is Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China, +86-010-5608 6973.

The general partner of Shanghai Dajun Guancheng Capital Fund is Shanghai Dajun Asset Management Fund, which is a limited partnership formed under the laws of the Peoples’ Republic of China and is principally engaged in the business of making equity investments. The general partner of Shanghai Dajun Asset Management Fund is Mr. Xiang Hu.

The name, business address, present principal employment and citizenship of each executive officer of Shanghai Dajun Guancheng Capital Fund are set forth below. As of the date of this proxy statement, Shanghai Dajun Guancheng Capital Fund does not have any directors.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Xiang Hu	+86-010-5608 6967	Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China	Executive partner delegate of Shanghai Dajun Guancheng Capital Fund, executive partner delegate of Shanghai Dajun Asset Management Fund and general manager of Zhejiang Dajun Asset Management Company Limited	People’s Republic of China

Mr. Hu has served as the executive partner delegate of Shanghai Dajun Guancheng Capital Fund and Shanghai Dajun Asset Management Fund since December 2015. He has also been the general manager of Zhejiang Dajun Asset Management Company Limited since October 2015. Prior to this, he served as a director of domestic investment department of The National Council for social security fund from May 2001 to April 2008, and served as Deputy General Manager of Penghua Fund Management Co., Ltd. from May 2008 to October 2015.

9.	Directors and Executive Officers of Shanghai Dajun Asset Management Fund

Shanghai Dajun Asset Management Fund is a limited partnership formed under the laws of the People’s Republic of China managed by Shanghai Dajun Asset Management Company Limited. Shanghai Dajun Asset Management Fund is principally engaged in the business of making equity investments. The principal business address and telephone number of Shanghai Dajun Asset Management Fund is Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China, +86-010-5608 6973.

The general partner of Shanghai Dajun Asset Management Fund is Mr. Xiang Hu. The name, business address, present principal employment and citizenship of each executive officer of Shanghai Dajun Asset Management Fund are set forth below. As of the date of this proxy statement, Shanghai Dajun Asset Management Fund does not have any director.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Xiang Hu	+86-010-5608 6967	Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China	Executive partner delegate of Shanghai Dajun Guancheng Capital Fund, executive partner delegate of Shanghai Dajun Asset Management Fund and general manager of Zhejiang Dajun Asset Management Company Limited	People’s Republic of China

Mr. Hu has served as the executive partner delegate of Shanghai Dajun Guancheng Capital Fund and Shanghai Dajun Asset Management Fund since December 2015. He has also been the general manager of Zhejiang Dajun Asset Management Company Limited since May 2015. Prior to this, he served as a director of domestic investment department of The National Council for social security fund from May 2001 to April 2008, and served as Deputy General Manager of Penghua Fund Management Co., Ltd. from May 2008 to October 2015.

10.	Directors and Executive Officers of Zhejiang Dajun Asset Management Company Limited

Zhejiang Dajun Asset Management Company Limited is a limited liability company incorporated under the laws of the People’s Republic of China, which is principally engaged in the business of making equity investments. The principal business address and telephone number of Zhejiang Dajun Asset Management Company Limited is Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China, +86-010-5608 6973.

The name, business address, present principal employment and citizenship of each executive officer of Zhejiang Dajun Asset Management Company Limited are set forth below. As of the date of this proxy statement, Shanghai Dajun Asset Management Fund does not have any director.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Xiang Hu	+86-010-5608 6973	Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China	Executive partner delegate of Shanghai Dajun Guancheng Capital Fund, executive partner delegate of Shanghai Dajun Asset Management Fund and general manager of Zhejiang Dajun Asset Management Company Limited	People’s Republic of China
Chunyu Liu	+86-010-5608 6970	Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China	Portfolio manager of Dajun Shengshi Selection Investment Fund and partner and portfolio manager of Zhejiang Dajun Asset Management Company Limited	People’s Republic of China
Qiaoning Chen	+86-010-5608 6961	Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China	Partner and portfolio manager of Zhejiang Dajun Asset Management Company Limited	People’s Republic of China

Mr. Hu has served as the executive partner delegate of Shanghai Dajun Guancheng Capital Fund and Shanghai Dajun Asset Management Fund since December 2015. He has also been the general manager of Zhejiang Dajun Asset Management Company Limited since October 2015. Prior to that, from May 2001 to April 2008, he served as a director of domestic investment department of The National Council for social security fund, and served as Deputy General Manager of Penghua Fund Management Co., Ltd. from May 2008 to October 2015.

Ms. Liu has served as a partner and portfolio manager of Zhejiang Dajun Asset Management Company Limited since May 2015. Prior to this, from October 2010 to March 2015, she served as a portfolio manager of Yin Hua Fund Management Co., Ltd.

Mr. Chen has served as a partner and portfolio manager of Zhejiang Dajun Asset Management Company Limited since April 2015. Prior to this, from May 2007 to November 2014, she served as a portfolio manager of Manulife TEDA Fund Management Co., Ltd.

11.	Directors and Executive Officers of Dajun Shengshi Selection Investment Fund

Dajun Shengshi Selection Investment Fund is a private investment fund raised under the laws of the People’s Republic of China managed by Zhejiang Dajun Asset Management Company Limited. The principal business address and telephone number of Zhejiang Dajun Asset Management Company Limited is Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China, +86-010-5608 6973.

The name, business address, present principal employment and citizenship of each executive officer of Dajun Shengshi Selection Investment Fund are set forth below. As of the date of this proxy statement, Dajun Shengshi Selection Investment Fund does not have any director.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Chunyu Liu	+86-010-5608 6970	Room 1601 Taikang International Building, No.2 Wudinghou Street, Xicheng District, Beijing, People’s Republic of China	Portfolio manager of Dajun Shengshi Selection Investment Fund and partner and portfolio manager of Zhejiang Dajun Asset Management Company Limited	People’s Republic of China

Ms. Liu has served as a portfolio manager of Dajun Shengshi Selection Investment Fund since July 2015. She has also been a partner and portfolio manager of Zhejiang Dajun Asset Management Company Limited since May 2015. Prior to this, from October 2010 to March 2015, she served as a portfolio manager of Yin Hua Fund Management Co., Ltd.

12.	Directors and Executive Officers of Guangzhou HYAF Fund Management Ltd. Company

Guangzhou HYAF Fund Management Ltd. Company is a limited liability company incorporated under the laws of the People’s Republic of China, which principally operates as a private equity investment company. The business address of Guangzhou HYAF is J20, Section 1, 1101, Nansha Finance Building, No. 171, Haibin Road, Nansha, Guangzhou 510000, People’s Republic of China. The telephone number at this address is +86 (020) 2338-8666.

The name, business address, present principal employment and citizenship of each directors and executive officers of Guangzhou HYAF Fund Management Ltd. Company are set forth below.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Xiangmin Li	+86 (020) 2338-8666	Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China	General manager of Guangzhou HYAF Fund Management Ltd. Company and director of Huawen Media Investment Corporation (000793.SZ)	People’s Republic of China
Jing Luo	+86 (020) 2338-8666	Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China	Chairman of Guangzhou HYAF Fund Management Ltd. Company and chairman of Sichuan Huiyuan Optical Communications Co., Ltd. (000586.SZ)	People’s Republic of China
Jianqing Wang	+86 (020) 2338-8666	18F, Jincheng Mansion, No.850, Dongfeng East Rd., Yuexiu Dist., Guangzhou 510000, People’s Republic of China	Director of Guangzhou HYAF Fund Management Ltd. Company and chairman of Yuan Heng Gas Holdings Ltd. (0332.HK)	People’s Republic of China
Jingxiang Ji	+86 (020) 2338-8666	Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China	Director of Guangzhou HYAF Fund Management Ltd. Company	People’s Republic of China

Mr. Li has served as the general manager of Guangzhou HYAF Fund Management Ltd. Company since Jun 2015. He is also currently a director of Huawen Media Investment Corporation (000793. SZ) since September 2015. Prior to that, he was an assistant to Chairman of Guangzhou HYTY Fund Management Ltd. Company, the parent company of Guangzhou HYAF Fund Management Ltd. Company, mainly responsible for private equity investments in China, from November 2014 to June 2015. Prior to this, Mr. Li was an employee of Guangzhou SVA Rael Estate Group.

Mr. Luo has served as the chairman of Guangzhou HYAF Fund Management Ltd. Company since September 2015. He has been also currently the chairman of Sichuan Huiyuan Optical Communications Co., Ltd. (000586.SZ) since January 2016. Prior to this, he was the deputy general manager of Guangzhou HYTY Fund Management Ltd. Company, the parent company of Guangzhou HYAF Fund Management Ltd. Company, from July 2014 to September 2015. Prior to that, Mr. Luo served as the deputy general manager of Guangzhou Rural Commercial Bank from 2012 to 2014. Prior to that, Mr. Luo worked with Industrial Commercial Bank of China from 2006 to 2012.

Mr. Wang served as a director of Guangzhou HYAF Fund Management Ltd. Company since December 2014. He is also currently the chairman of Yuan Heng Gas Holdings Ltd. from January 2011.

Mr. Ji has served as a director of Guangzhou HYAF Fund Management Ltd. Company since June 2014. Prior to that, he was the general manager of Shanghai Huiyu Investment Co., Ltd. from 2010 to mid-2014.

13.	Directors and Executive Officers of Guangzhou Huifu Kaile Investment (L.P.)

Guangzhou Huifu Kaile Investments (L.P.) is a limited partnership formed under the laws of the People’s Republic of China, which is beneficially owned and managed by Guangzhou HYAF Fund Management Ltd. Company. Guangzhou Huifu Kaile Investments (L.P.) principally engages in the business of private equity investments in China. The business address of Guangzhou Huifu Kaile Investments (L.P.) is Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China. The telephone number at this address is +86 (020) 2338-8666.

The general partner of Guangzhou Huifu Kaile Investments (L.P.) is Guangzhou HYAF Fund Management Ltd. Company, which is a limited liability company incorporated under the laws of the Peoples’ Republic of China and is principally engaged in the business of making equity investments.

The name, business address, present principal employment and citizenship of each executive officer of Guangzhou Huifu Kaile Investments (L.P.) are set forth below. As of the date of this proxy statement, Guangzhou Huifu Kaile Investments (L.P.) does not have any director.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Xiangmin Li	+86 (020) 2338-8666	Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China	General manager of Guangzhou HYAF Fund Management Ltd. Company and director of Huawen Media Investment Corporation (000793.SZ)	People’s Republic of China

Mr. Li has served as the general manager of Guangzhou HYAF Fund Management Ltd. Company since Jun 2015. He is also currently a director of Huawen Media Investment Corporation (000793. SZ) since September 2015. Prior to that, he was an assistant to Chairman of Guangzhou HYTY Fund Management Ltd. Company, the parent company of Guangzhou HYAF Fund Management Ltd. Company, mainly responsible for private equity investments in China, from November 2014 to June 2015. Prior to this, Mr. Li was an employee of Guangzhou SVA Rael Estate Group.

14.	Directors and Executive Officers of Guangzhou Huiyin Bosen Investment (L.P.)

Guangzhou Huiyin Bosen Investments (L.P.) is a limited partnership formed under the laws of the People’s Republic of China, which is beneficially owned and managed by Guangzhou HYAF Fund Management Ltd. Company. Guangzhou Huiyin Bosen Investments (L.P.) principally engages in the business of private equity investments in China. The business address of Guangzhou Huiyin Bosen Investments (L.P.) is Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China. The telephone number at this address is +86 (020) 2338-8666.

The general partner of Guangzhou Huiyin Bosen Investments (L.P.) is Guangzhou HYAF Fund Management Ltd. Company, which is a limited liability company incorporated under the laws of the Peoples’ Republic of China and is principally engaged in the business of making equity investments.

The name, business address, present principal employment and citizenship of each executive officer of Guangzhou Huiyin Bosen Investments (L.P.) are set forth below. As of the date of this proxy statement, Guangzhou Huiyin Bosen Investments (L.P.) does not have any director.

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Xiangmin Li	+86 (020) 2338-8666	Room 5205, International Finance Centre, Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623, People’s Republic of China	General manager of Guangzhou HYAF Fund Management Ltd. Company and director of Huawen Media Investment Corporation (000793.SZ)	People’s Republic of China

Mr. Li has served as the general manager of Guangzhou HYAF Fund Management Ltd. Company since Jun 2015. He is also currently a director of Huawen Media Investment Corporation (000793. SZ) since September 2015. Prior to that, he was an assistant to Chairman of Guangzhou HYTY Fund Management Ltd. Company, the parent company of Guangzhou HYAF Fund Management Ltd. Company, mainly responsible for private equity investments in China, from November 2014 to June 2015. Prior to this, Mr. Li was an employee of Guangzhou SVA Rael Estate Group.

During the last five years, none of the persons referred to above, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F

ANNEX F: FORM OF PROXY CARD

CHINA MING YANG WIND POWER GROUP LIMITED

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: MY)

Form of Proxy for Extraordinary General Meeting (or any adjournment thereof)

to be held at                                          on             , 2016 at              a.m. (Beijing time)

I/We,
Please Print Name(s)

of
Please Print Address(es)

the undersigned, being the registered holder(s) of                  ordinary shares (Note1), par value US$0.001 per share, of China Ming Yang Wind Power Group Limited (the “Company”), hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on             ,         at              a.m. (Beijing time) (the “Extraordinary General Meeting”) and the proxy statement, each dated             ,         , and (b) appoint the Chairman of the Extraordinary General Meeting (Note2) or                  of                  as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s)                     or postponement(s) thereof, and in the event of a poll voting, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	PROPOSALS	FOR (Note 3)	AGAINST (Note 3)	ABSTAIN (Note 3)
1.

As a special resolution:

THAT the Agreement and Plan of Merger, dated as of February 2, 2016 (the “Merger Agreement”), among Zhongshan Ruisheng Antai Investment Co., Ltd, a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”), Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”), Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved.

		☐	☐	☐

F-1

1	Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
2	If any proxy other than the Chairman is preferred, strike out the words “THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR” and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.
3	IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED “FOR.” IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED “AGAINST.” IF YOU WISH TO ABSTAIN FROM VOTING ON A PARTICULAR RESOLUTION, TICK THE APPROPRIATE BOX MARKED “ABSTAIN.” Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.

	PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)

2.

As a special resolution:

THAT each of the members of the special committee of the board of directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A.

3.

As an ordinary resolution:

THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

Dated , 2016	Signature(s) (Note 4)

This form of proxy must be completed, signed by the person registered in the register of members at the close of business in the Cayman Islands on             ,             (Cayman Islands time) and returned to the Company’s offices at Ming Yang Industry Park, 22 Torch Road, Torch Development Zone, Zhongshan, Guangdong 528437, People’s Republic of China, Attention: Investor Relations Department, no later than             ,         at         p.m. (Beijing time).

4	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be executed under the hand of an officer or attorney duly authorized to sign the same.

F-2

ANNEX G

Time Sensitive Materials

ANNEX G: DEPOSITARY’S NOTICE

Depositary’s Notice of

Extraordinary General Meeting of

China Ming Yang Wind Power Group Limited

ADSs:	American Depositary Shares (“ADSs”).

ADS CUSIP No.:	16951C108, 16951C199.

ADS Voting Record Date:	, (date at which you must be a Holder or Beneficial Owner of ADSs in order to be able to instruct the Depositary to cause the Ordinary Shares represented by your ADSs to be voted at the Extraordinary General Meeting of Shareholders).

Meeting Specifics:	Extraordinary General Meeting to be held on , at a.m. (Beijing time), at (the “Meeting”).

Meeting Agenda:	Please refer to the Notice of Meeting of the Company enclosed herewith.

ADS Voting Instruction Due Date:	10:00 a.m. (New York City time) on , (latest time for receipt by the Depositary of Voting Instructions from ADS Holders).

Deposited Securities:	Ordinary Shares, par value $0.001 per Share, of China Ming Yang Wind Power Group Limited, an exempted company with limited liability organized under the laws of the Cayman Islands.

ADS Ratio:	1 Ordinary Share to 1 ADS.

Depositary:	Citibank, N.A.

Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong Branch.

Deposit Agreement:	Deposit Agreement, dated as of October 6, 2010, by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder, as supplemented as of April, 2011, as further supplemented by Letter Agreement, dated as of July 12, 2011.

To be counted, your Voting Instructions need to be received by the Depositary by

10:00 a.m. (New York City time) on             ,         .

G-1

The Company has announced that the Meeting of the Company will be held at the date, time and location identified above. The Company’s Notice of the Meeting (which contains the agenda for the Meeting) is enclosed herewith.

ADS Holders wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions in the enclosed pre-addressed envelope prior to the ADS Voting Instruction Due Date.*

The Depositary has been advised by the Company that under the Company’s Articles of Association, voting at any meeting of shareholders of the Company is by a poll conducted by the chairman of the meeting, and that voting by show of hands in lieu of a poll is not permitted under the Company’s Articles of Association.

Upon timely receipt of voting instructions, the Depositary will instruct the Custodian to vote, or cause to be voted, all Deposited Securities in accordance with the voting instructions received from the Holders of ADSs.

Holders of ADSs for which no timely voting instructions have been received shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities unless the Company informs the Depositary that it does not wish to be given such proxy, substantial opposition exists or the rights of Holders of ADSs or holders of Ordinary Shares would be materially and adversely affected. All Deposited Securities will, if so requested by the Company, be represented at the meeting for quorum purposes whether or not voting instructions have been received from Holders of ADSs.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the American Depositary Receipts evidencing the ADSs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

G-2

ANNEX H

ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD

*	As set forth in the Deposit Agreement, Holders of record of ADSs as of the close of business on the ADS Voting Record Date, will be entitled, subject to applicable provisions of the laws of the Cayman Islands and the Articles of Association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights pertaining to the Deposited Securities represented by such Holders’ ADSs.

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to 10:00 a.m. (New York City time) on             ,          for action to be taken

2016 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

China Ming Yang Wind Power Group Limited (the “Company”)

ADS CUSIP No.:	16951C108, 16951C199.

ADS Voting Record Date:	, .

Meeting Specifics:	Extraordinary General Meeting to be held on , at a.m. (Beijing time), at (the “Meeting”).

Meeting Agenda:	Please refer to the Notice of Meeting of the Company enclosed herewith.

Depositary:	Citibank, N.A.

Deposit Agreement:	Deposit Agreement, dated as of October 6, 2010, as supplemented as of April, 2011, as further supplemented by Letter Agreement, dated as of July 12, 2011.

Deposited Securities:	Ordinary Shares of the Company.

Custodian:	Citibank, N.A. - Hong Kong Branch.

The undersigned holder, as of the ADS Voting Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”) hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs as noted on the reverse hereof.

The Depositary has been advised by the Company that under its Articles of Association, voting at any meeting of shareholders of the Company is by a poll conducted by the chairman of the meeting, and that voting by show of hands in lieu of a poll is not permitted under the Company’s Articles of Association. As a result, upon timely receipt of voting instructions, the Depositary will instruct the Custodian to vote, or cause to be voted, all Deposited Securities in accordance with the voting instructions received from the Holders of ADSs.

Holders of ADSs for which no timely voting instructions have been received shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities unless the Company informs the Depositary that it does not wish to be given such proxy, substantial opposition exists or the rights of Holders of ADSs or holders of the Company’s Ordinary Shares would be materially and adversely affected. All Deposited Securities will, if so requested by the Company, be represented at the meeting for quorum purposes whether or not voting instructions have been received from Holders of ADSs.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

SPECIAL RESOLUTIONS

1.	THAT the Agreement and Plan of Merger, dated as of February 2, 2016 (the “Merger Agreement”), among Zhongshan Ruisheng Antai Investment Co., Ltd, a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”), Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”), Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved;

2.	THAT each of the members of the special committee of the board of directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger and (ii) the Adoption of Amended M&A; and

ORDINARY RESOLUTION

3.	THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

A	Issues	For	Against	Abstain

Resolution 1		☐	☐	☐

Resolution 2		☐	☐	☐

Resolution 3		☐	☐	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

If these voting instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date these Voting Instructions.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one holder as beneficial owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

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